      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 FLASHCOM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           4813                          33-0839193
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                               5312 BOLSA AVENUE
                       HUNTINGTON BEACH, CALIFORNIA 92649
                                 (714) 799-2300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

             RICHARD RASMUS, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                 FLASHCOM, INC.
                               5312 BOLSA AVENUE
                       HUNTINGTON BEACH, CALIFORNIA 92649
                                 (714) 799-2300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               K.C. SCHAAF, ESQ.                               LEIGH P. RYAN, ESQ.
             JEFFREY B. COYNE, ESQ.                        SIOBHAN MCBREEN BURKE, ESQ.
             NUMAN J. SIDDIQI, ESQ.                             RAJNISH PURI, ESQ.
     STRADLING YOCCA CARLSON & RAUTH, P.C.            PAUL, HASTINGS, JANOFSKY & WALKER LLP
      660 NEWPORT CENTER DRIVE, SUITE 1600                 399 PARK AVENUE, 31ST FLOOR
        NEWPORT BEACH, CALIFORNIA 92660                   NEW YORK, NEW YORK 10022-6000
                 (949) 725-4000                                   (212) 318-6000

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                       TITLE OF EACH                            AGGREGATE OFFERING    AMOUNT OF REGISTRATION
            CLASS OF SECURITIES TO BE REGISTERED                     PRICE(1)                  FEE
------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value per share)...................       $125,000,000              $33,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 12, 2000

PROSPECTUS

                                [FLASHCOM LOGO]

                                                  SHARES

                                 FLASHCOM, INC.

                                  COMMON STOCK
                          $                  PER SHARE

                               ------------------

     We are selling                shares of our common stock. The underwriters
named in this prospectus may purchase up to                additional shares of
common stock from us under certain circumstances.

     This is our initial public offering and no public market currently exists for our common stock. We anticipate that the initial public offering price will
be between $               and $               per share. We have applied to
have our common stock included for quotation on the Nasdaq Stock Market's National Market under the symbol "FLCM."

                               ------------------

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                              PER SHARE   TOTAL
                                                              ---------   ------
Public offering price.......................................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds to Flashcom (before expenses)......................   $          $

     The underwriters are offering the shares subject to various conditions. The underwriters expect to deliver the shares to purchasers on or about
            , 2000.

                               ------------------

SALOMON SMITH BARNEY                                  THOMAS WEISEL PARTNERS LLC

                                  ING BARINGS

                    , 2000.

                       [INSIDE FRONT COVER OF PROSPECTUS]
                            [ARTWORK TO BE INSERTED]

     The artwork will consist of a map depicting our current geographic coverage and our proposed network expansion, together with our "Flashcom" logo.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Information Regarding Forward-Looking Statements............   15
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   20
Selected Financial and Operating Data.......................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   28
Management..................................................   47
Certain Relationships and Related Transactions..............   55
Security Ownership of Certain Beneficial Owners and
  Management................................................   58
Description of Capital Stock................................   60
Shares Eligible for Future Sale.............................   64
Underwriting................................................   66
Legal Matters...............................................   68
Experts.....................................................   68
How to Get Additional Information About Flashcom............   68
Index to Financial Statements...............................  F-1

     UNTIL             , 2000, ALL DEALERS THAT BUY, SELL OR TRADE SHARES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before buying shares in this offering. To understand this offering fully, we urge you to read the entire prospectus carefully.

                                    FLASHCOM

     We provide high-speed, or broadband, communications services to small and medium-sized enterprises and residential customers nationwide. We began offering these services in June 1998. As of March 31, 2000, we had more than 30,000 lines in service in 82 metropolitan statistical areas, and had orders for more than 14,000 additional lines. We intend to aggressively expand our presence within our current markets and into new markets, and we expect to offer service in a total of approximately 130 metropolitan statistical areas by the end of 2000 and over 200 metropolitan statistical areas by the end of 2001. We currently deliver broadband services to our customers using digital subscriber line, or DSL, technology and have designed our network to accommodate additional broadband technologies.

     We seek to "own" the relationship with our customers by being the primary point of contact for all of their broadband communications needs. We believe that building strong customer relationships and brand awareness will best position us to benefit from the migration from dial-up Internet access and secure our position as a market leader in the emerging age of broadband communications.

     We employ a capital efficient "smart-build" strategy in designing and deploying our network. This means we currently own and operate key network elements, including our service delivery points and our integrated operations support system, and lease other readily available network elements, such as copper loops and the equipment that connect our customers' telephone lines to our network. Our suppliers are a diverse group of local exchange carriers including Covad Communications Group, Inc., NorthPoint Communications Group, Inc., Rhythms NetConnections, Inc., Bell Atlantic Corporation, BellSouth Corporation, GTE Corporation and SBC Communications, Inc. We believe our smart-build strategy enables us to accelerate our entry into new markets, lowers our initial capital costs and allows us to focus resources on customer acquisition and retention while preserving our ability to control the applications and services we offer through our service delivery points. Our service delivery points enable us to deliver broadband applications and content from the edge of our network directly to our customers and ensure a high level of service. In the future, we expect to own and install additional network elements to better control our network and generate stronger operating results.

     We believe that the demand for broadband Internet access and related services from small and medium-sized enterprises and residential customers will continue to increase. The advent of new broadband technologies allows us to offer our customers affordable alternatives to slow, inexpensive dial-up access and high-cost broadband access. We believe that as affordable broadband solutions proliferate, the market for broadband access and related value-added services will grow rapidly.

                               BUSINESS STRATEGY

     In pursuing our goal of being a leading nationwide provider of broadband communications services for small and medium-sized enterprises and residential customers, we plan to:

     - EXPLOIT OUR EARLY MOVER ADVANTAGE AND NATIONWIDE PRESENCE -- We will continue to grow our nationwide presence by expanding our coverage and customer base in existing markets and penetrating new markets that show a significant demand for cost-effective, broadband communications services. We believe that our nationwide presence better positions us to partner with content providers, applications developers and others to deliver broadband content and value-added services.

     - "OWN" THE CUSTOMER RELATIONSHIP -- We seek to establish ourselves as the primary point of contact for our customers through all aspects of the customer relationship, thereby building our brand identity and establishing ourselves as a single source for the provision of additional broadband content and value-added services.

     - EXPAND DELIVERY OF BROADBAND APPLICATIONS AND CONTENT ACROSS OUR
       PLATFORM -- We have developed a network platform that utilizes service delivery points to deliver content, applications and services to our customers from the edge of our network. In addition, we will continue to partner with a variety of independent developers to deliver an attractive suite of value-added services to our customers.

     - PURSUE CAPITAL EFFICIENT NETWORK STRATEGY -- We will continue to employ a "smart-build" network strategy in which we own and operate key network elements and lease certain other readily available network elements, enabling us to focus resources on acquiring and retaining customers and expanding our nationwide presence.

     - PROVIDE SUPERIOR CUSTOMER SERVICE -- We will continue to devote significant resources to improving our provisioning and installation processes, our state-of-the-art operations support systems and other areas of ongoing technical support and customer service.

     - CONTINUE AGGRESSIVE SALES AND MARKETING EFFORTS -- We will continue our customer acquisition efforts through aggressive marketing and branding campaigns. We will expand our marketing, sales and distribution channels as we build our brand awareness.

                             CORPORATE INFORMATION

     We were incorporated in Nevada in May 1998 and reincorporated in Delaware in January 1999. Our executive offices are located at 5312 Bolsa Avenue, Huntington Beach, California 92649. Our telephone number is (714) 799-2300. Our web site address is www.flashcom.com. Information contained in our web site does not constitute part of this prospectus.

     Flashcom, Solosurfer(TM), Multisurfer(TM), HomeSurfer(TM) and BizSurfer(TM) and our logo are trademarks of Flashcom. This prospectus also contains product names, trade names and trademarks that belong to other companies.

                                  THE OFFERING

COMMON STOCK OFFERED BY FLASHCOM....               shares

COMMON STOCK TO BE OUTSTANDING AFTER
THIS OFFERING.......................               shares

USE OF PROCEEDS.....................     We intend to use the net proceeds from
                                         this offering to:

                                         - expand our sales and marketing
                                           activities and our network and
                                           systems infrastructure; and

                                         - fund working capital needs and for
                                           general corporate purposes.

NASDAQ STOCK MARKET'S NATIONAL
MARKET
  SYMBOL............................     FLCM

RISK FACTORS........................     Investing in shares of our common stock
                                         involves risks. See "Risk Factors" for
                                         a discussion of matters you should
                                         consider before investing in shares of
                                         our common stock.

     The total number of shares of common stock to be outstanding after this offering is based on the actual number of shares of common stock outstanding as of March 31, 2000 and reflects the issuance of 30,139,388 shares of common stock upon the automatic conversion of all outstanding shares of redeemable convertible preferred stock upon the closing of this offering. The total number of shares to be outstanding after this offering excludes the following securities:

     - 4,531,000 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000, at a weighted average exercise price of $1.65 per share, under our stock option plan;

     - 4,243,367 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock at a weighted average exercise price of $0.90 per share as of March 31, 2000;

     - 169,827 shares of common stock issuable upon exercise of an outstanding warrant to purchase Series B Preferred Stock at an exercise price of $6.57 per share, which will automatically convert into a warrant to purchase common stock upon the closing of this offering;

     - up to 2,138,477 shares of common stock issuable under certain circumstances upon exercise of outstanding warrants to purchase common stock at an exercise price equal to the initial public offering price;

     - 4,026,428 additional shares of common stock reserved for future issuance under our stock option plan; and

     - 1,500,000 shares of common stock reserved for issuance under our employee stock purchase plan.

     Unless otherwise specifically stated, all information in this prospectus:

     - reflects the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 30,139,388 shares of common stock;

     - assumes outstanding options and warrants to purchase shares of common stock have not been exercised; and

     - assumes the underwriters have not exercised their over-allotment option.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following summary statement of operations data for the periods ended December 31, 1998 and 1999 and the balance sheet data at December 31, 1999 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included in this prospectus. The following table summarizes our financial results and should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Financial Statements and Notes. For an explanation of the determination of the number of shares used in computing per share data, refer to Note 2 of Notes to Financial Statements.

                                                               PERIOD FROM
                                                              MAY 18, 1998
                                                             (INCEPTION) TO        YEAR ENDED
                                                            DECEMBER 31, 1998   DECEMBER 31, 1999
              STATEMENT OF OPERATIONS DATA:                 -----------------   -----------------
Revenue...................................................     $   299,000        $  8,402,000
Total operating expenses..................................         964,000          38,357,000
                                                               -----------        ------------
Operating loss............................................        (665,000)        (29,555,000)
Interest and other, net...................................              --          (2,817,000)
Net loss..................................................        (666,000)        (32,773,000)

Basic and diluted net loss per share......................     $     (0.03)       $      (1.21)
Shares used in computing net loss per share...............      22,821,000          27,018,000

Pro forma basic and diluted net loss per share
  (unaudited).............................................                        $      (0.89)
Shares used in computing pro forma net loss per share
  (unaudited).............................................                          36,829,000

                                                                     AS OF DECEMBER 31,
                                                            -------------------------------------
                                                                  1998                1999
                     OPERATING DATA:                        -----------------   -----------------
Lines in service..........................................         405               17,453
Lines ordered, not in service.............................         144               17,014
Metropolitan statistical areas served.....................          12                   52
Service delivery points...................................           6                   22

                                                              AS OF DECEMBER 31, 1999
                                                    -------------------------------------------
                                                                                     PRO FORMA
                                                       ACTUAL        PRO FORMA      AS ADJUSTED
               BALANCE SHEET DATA:                  ------------    ------------    -----------
Cash and cash equivalents.........................  $  2,419,000    $ 74,803,000     $
Working capital (deficiency)......................   (27,843,000)     44,541,000
Property and equipment, net.......................    14,834,000      14,834,000
Total assets......................................    28,640,000     101,024,000
Capital lease obligations, net of current
  portion.........................................     3,558,000       3,558,000
Redeemable convertible preferred stock............    16,335,000              --
Total stockholders' equity (deficit)..............   (25,491,000)     60,342,000

     The above table summarizes our balance sheet data as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect:

      - the receipt of net proceeds of $81,370,000 from the sale of 12,824,351 shares of Series B Preferred Stock subsequent to December 31, 1999;

      - the retirement of 1,612,903 shares of common stock repurchased by us in February 2000 for $9,000,000;

      - the issuance of 3,276,129 shares of common stock issued subsequent to December 31, 1999 under our stock option plan, which shares are subject to repurchase by us upon certain events. This includes $5,506,000 of deferred compensation representing the difference between the purchase price and the estimated fair market value of our common stock on the date of purchase;

      - the issuance of 30,000 shares of common stock in January 2000 to a former employee for $13,300;

      - the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 30,139,388 shares of common stock upon the closing of this offering; and

     - on a pro forma as adjusted basis to reflect the sale of shares of our common stock in this offering at an assumed initial public offering price
       of $     per share, less underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

     An investment in our common stock involves risks and uncertainties. Please carefully consider the following risk factors and the other information in this prospectus before deciding to purchase shares of our common stock. If any of the following risks actually occurs, it is likely that our business could be seriously harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

             RISKS RELATED TO OUR OPERATIONS AND FINANCIAL RESULTS

WE CANNOT PREDICT OUR SUCCESS BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND OUR BUSINESS MODEL REMAINS UNPROVEN.

     Because we commenced operations in June 1998, you have limited information about us with which to evaluate our business, strategies, operating performance and an investment in our common stock. To date, we have not validated our business model and strategy in the market. The rapidly evolving market in which we compete makes it difficult to predict the extent to which our services will attract widespread consumer demand or achieve market acceptance. To be successful, we must rapidly expand our nationwide presence, deploy additional local service delivery points, and convince our target customers to utilize our broadband communications services. We may never be able to deploy our network as planned or achieve significant market acceptance, favorable operating results or profitability.

WE HAVE INCURRED NET LOSSES SINCE OUR INCEPTION AND EXPECT LOSSES FOR THE FORESEEABLE FUTURE. IF WE CONTINUE TO INCUR LOSSES, THE VALUE OF OUR STOCK COULD DECLINE.

     We had cash flow from operating activities of $105,000 in 1998 and used cash of $12,939,000 in operating activities in 1999, and expect to incur net losses for the foreseeable future as we continue to expand our business. If these losses continue, they could cause the value of our stock to decline, and you could lose a substantial portion of your investment. As we expand our customer acquisition and retention efforts, we intend to increase our expenditures and operating expenses, particularly in the areas of sales, marketing, order fulfillment, installation, customer care and the development of additional value-added services. We may never become cash flow positive or profitable.

WE ARE DEPENDENT ON EFFECTIVE BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS AND WE MAY HAVE DIFFICULTIES IN DEVELOPING THESE SYSTEMS.

     Sophisticated back office information and processing systems are vital to our growth and our ability to monitor costs, bill customers, initiate, implement and track customer orders and achieve operating efficiencies. We cannot assure you that these systems will be successfully implemented on a timely basis, or at all, or that they will perform as expected because:

     - we may fail to adequately identify all of our information and processing needs;

     - our processing or information systems may fail or be inadequate;

     - we may not be able to effectively integrate our services into our systems or into our suppliers' systems;

     - our suppliers' systems may fail or be inadequate; and

     - we may fail to upgrade our systems as necessary.

     Furthermore, as our suppliers revise and upgrade their hardware, software and equipment technology, we could encounter difficulties in integrating this new technology into our business or the new systems may not be appropriate for our business. In addition, our right to use these systems depends on license agreements with third party vendors. Vendors may cancel or elect not to renew some of these agreements, which may adversely affect us.

OUR FAILURE TO MANAGE OUR RAPID GROWTH COULD STRAIN THE CAPABILITIES OF OUR MANAGERS, OPERATIONS AND FACILITIES.

     We may not be able to upgrade or expand our network, operational support, financial and reporting systems, managerial controls and procedures in an efficient and timely manner. In addition, our current or planned management, financial controls, operations, personnel and other resources may not be adequate to support our proposed rollout of broadband communications and value-added services to increasing numbers of customers in a significant number of new, geographically dispersed areas. As of March 31, 2000, we had deployed our network in 82 metropolitan statistical areas nationwide. Most of this deployment took place during 1999. By the end of 2000, we expect that we will offer services in approximately 130 of the nation's 329 metropolitan statistical areas. Our failure to effectively manage our rapid growth in these geographically dispersed locations could harm the quality of our services and our ability to integrate expanding operations, grow and retain our customer base and expand our service offerings, any of which would harm our business.

     Our expansion to date has strained our management, financial and operating systems, personnel and other resources. Any future expansion will increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with customer expectations. Furthermore, we may make mistakes in operating our business. We may make inaccurate sales forecasts or devote insufficient resources for new markets, operational planning and financial reporting. To manage the expected growth of our operations, we must:

     - improve existing, and implement new, operating, financial and management information controls, reporting systems and procedures;

     - hire, train and manage additional qualified personnel;

     - expand and upgrade our core technologies; and

     - effectively manage multiple relationships with our customers, suppliers and other third-parties.

IF WE ARE UNABLE TO PROVIDE SERVICE TO OUR NEW CUSTOMERS IN A TIMELY MANNER, OUR BUSINESS COULD BE SERIOUSLY HARMED.

     In order to provide DSL service to our customers, we must work with third parties to obtain and qualify the lines we lease to our customers and to install the necessary equipment at our customers' premises. Historically, we have in some cases experienced delays in this process. These delays may result in cancellation of our service by new customers, damage to our reputation and possibly even lawsuits by customers. If we experience significant delays with respect to the commencement of service to our customers, our business could be seriously harmed.

OUR FAILURE TO ACHIEVE OR SUSTAIN MARKET PENETRATION AT DESIRED PRICING LEVELS COULD PREVENT US FROM BECOMING PROFITABLE.

     Prices for DSL services have fallen recently, and we expect this trend to continue. Recently, some companies have begun offering free DSL services. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, achieve or sustain market acceptance, achieve the predicted level of market penetration or obtain the desired level of pricing of our broadband communications services for sustained periods, our ability to achieve profitability or positive cash flow could be impaired, which would harm our business.

IF WE FAIL TO MAKE SIGNIFICANT SALES OF OUR VALUE-ADDED SERVICES TO OUR CUSTOMERS, OUR OPERATING MARGINS AND OUR PROFITABILITY MAY SUFFER.

     We have based our business model upon our customers purchasing not only our basic connectivity services but also value-added services, such as streaming video and audio applications, software-on-demand services and voice communications. We expect to begin offering certain of these value-added services to our customers during 2000. We expect sales of these value-added services will allow us to generate greater financial margins from each customer. If our customers only pay for our basic service package and choose not to receive additional services, or if we cannot make these value-added services available to our customers, our ability to achieve profitability or positive cash flow could be impaired.

IF OUR CUSTOMERS FAIL TO RENEW THEIR SERVICE CONTRACTS WITH US, OUR BUSINESS MAY SUFFER.

     Our long-term success depends largely on our ability to retain our existing customers beyond their one, two, or three-year service contract periods, while continuing to attract new customers. We continue to invest significant resources in our network infrastructure and customer and technical support capabilities and plan to devote substantial resources to developing additional value-added services. We cannot be certain that these investments will encourage our customers to renew their subscriptions with us. We may encounter operational problems, which may cause customers to terminate their service. Also, we believe that intense competition in our industry may cause some of our customers to switch to our competitors' services. If our customers fail to renew their subscriptions with us or otherwise terminate their relationships with us, our business may be harmed and our long-term success may be compromised.

OUR MANAGEMENT TEAM IS NEW, AND IF THEY ARE UNABLE TO WORK TOGETHER EFFECTIVELY, OUR BUSINESS COULD BE SERIOUSLY HARMED.

     Our productivity and the quality of our broadband communications services depend on a small number of executive officers and other members of senior management working effectively as a team in executing our business strategy and business plan. Members of our senior management team have only worked together at Flashcom for a short period of time. In particular, Richard Rasmus, our President and Chief Executive Officer, joined us in November 1999, Michael Jones, our Chief Technology Officer, joined us in January 1999, and Wayne Boylston, our Chief Financial Officer, joined us in April 2000. These individuals have not previously worked together as a management team.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR SENIOR MANAGEMENT AND KEY EMPLOYEES.

     The loss of the services of any of our senior management team or key employees could harm the continued development, marketing and deployment of our services. Our industry is characterized by intense competition for, and aggressive recruiting of, skilled personnel, as well as a high level of employee mobility. All our executive officers are at-will employees and we do not have non-competition agreements with any of them. As such, any of these individuals may terminate his or her employment at any time.

OUR GROWTH DEPENDS ON OUR ABILITY TO HIRE AND RETAIN OTHER HIGHLY QUALIFIED EMPLOYEES AND SENIOR EXECUTIVES.

     Our future growth, and our ability to sustain growth, depends on our ability to attract and retain additional key engineering, sales, operations, marketing and support personnel. Competition for qualified personnel in our industry and in certain of the new geographical markets in which we intend to recruit is extremely intense and characterized by rapidly increasing salaries and equity positions, which may increase our operating expenses or hinder our ability to recruit qualified candidates. Furthermore, we must compete with companies in earlier stages of their development that can offer substantially greater equity positions. For these reasons, we may be unable to recruit or retain qualified candidates.

WE MAY BE UNABLE TO RAISE ADDITIONAL CAPITAL IN THE FUTURE TO SUPPORT OUR
GROWTH.

     We will continue to depend on sources other than our internal operations, including subsidies from our suppliers and additional external capital and debt financing, to fund the growth of our operations. If we are unable to maintain these subsidies or raise additional capital, or are able to raise capital only on unfavorable terms, we may not be able to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any or all of which could hurt our ability to support our growth. We expect that our existing capital resources coupled with the proceeds of this initial public offering will be sufficient to meet our cash requirements for the next 12 months. However, we have a limited operating history on which to base these estimates and, as a result, these estimates may not be accurate.

     If we raise additional capital through the issuance of equity or other convertible securities, the percentage ownership of our existing stockholders will be reduced and those stockholders may experience dilution in net book value per share. Any debt financing, if available, may involve covenants limiting or restricting our operations or future opportunities or pledging our assets as security for borrowings.

                         RISKS RELATED TO OUR INDUSTRY

IF OUR SERVICES DO NOT GAIN BROAD MARKET ACCEPTANCE, WE WILL NOT BE ABLE TO BUILD OUR BUSINESS AS ANTICIPATED.

     Broadband Internet access and the related services we support through our platform are new and emerging businesses, and we cannot guarantee that our services will continue to attract widespread demand or market acceptance. If this market fails to develop or develops more slowly than anticipated, we will not be able to increase our revenues and build our business as anticipated.

THE COMMUNICATIONS SERVICES INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGE, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO TECHNOLOGIES WE USE.

     The market for high-speed data communications services using telephone lines is in the early stages of development and is subject to rapid and significant technological change. Many providers of high-speed data communication services are testing products from numerous suppliers for various applications, and these suppliers have not broadly adopted an industry standard. If an industry standard is adopted that is incompatible with our technology and we are unable to adapt our network to the standard, or if new technologies cause our services to become less competitive or obsolete, our business would be harmed.

INTENSE COMPETITION IN THE HIGH-SPEED DATA COMMUNICATION SERVICES MARKET MAY NEGATIVELY AFFECT THE NUMBER OF OUR CUSTOMERS AND THE PRICING OF OUR SERVICES.

     The high-speed data communication services market is intensely competitive. We expect the level of competition to intensify in the future, due, in part, to future consolidation in our industry. Our competitors use various high-speed communications technologies for local access connections such as integrated services digital network, or ISDN, frame relay, T-1 or DSL. In addition, we face competition from wireless broadband, satellite-based, fiber optic and cable networks. We expect significant competition from:

     - Internet service providers which have begun to develop high-speed access capabilities to leverage their existing products and services;

     - competitive local exchange carriers and other providers of DSL-based services, some of which offer reduced-rate or free services, and companies reselling such services, including some of our suppliers;

     - incumbent local exchange carriers, some of which have begun deploying DSL-based and other high-speed data communications services;

     - national long distance carriers which are beginning to offer competitive DSL-based services;

     - cable modem service providers which are offering high-speed Internet access over cable networks for residential use and have positioned themselves to do the same for businesses; and

     - providers utilizing alternative technologies, such as fiber optic, wireless and satellite-based data service providers.

     Many of our current and potential competitors have longer operating histories, greater brand name recognition, larger customer bases and substantially greater financial, technical, marketing, management, service support and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. If we are unable to compete effectively, our business would be harmed.

WE DEPEND ON THE SUCCESSFUL INTEGRATION OF OUR SYSTEMS WITH THE SYSTEMS OF OUR PARTNERS AND SUPPLIERS.

     Our network infrastructure involves integration with products and systems of our partners and suppliers, including data-focused competitive local exchange carriers, or Data-CLECs, such as Covad, NorthPoint and Rhythms, as well as certain incumbent local exchange carriers, such as Bell Atlantic, BellSouth, GTE and SBC. We currently depend on these partners and suppliers to:

     - sell us the lines and ports we supply to our customers;

     - provide and maintain the network hardware required to supply these services;

     - test and maintain the quality of the DSL connections that we use;

     - install and maintain the necessary hardware at our customers' sites; and

     - integrate our systems with their systems.

     We enter into service agreements with DSL providers with respect to these services. These agreements govern, among other things, the price and other terms on which we purchase DSL service and installation and customer support services. Our service agreements generally have terms of one to two years. If we are unable to maintain and renew our existing agreements or enter into new agreements on satisfactory terms, we may not be able to obtain adequate and timely access to DSL connections on acceptable terms and conditions and our business would be harmed.

     Since we currently depend on Data-CLECs, we are also subject to a number of risks inherent in their businesses, including:

     - their dependence on interconnection agreements with incumbent local exchange carriers;

     - their competition with these incumbent local exchange carriers, which may create incentives for the incumbent local exchange carriers to delay entering into interconnection agreements and/or delay providing access to their local telephone networks; and

     - potential changes in governmental regulations, which could increase the costs of providing DSL service or restrict the ability of the Data-CLECs to provide DSL service.

     Any of these factors could limit the market acceptance of DSL service, increase our cost of providing DSL service, or impair our ability to provide services to our customers or expand our business into additional areas, any of which would harm our business.

OUR SERVICES MAY NOT BE DELIVERED EFFECTIVELY, OR AT ALL, BECAUSE OF DISTANCE SENSITIVITY OF DSL TECHNOLOGY, THE PHYSICAL LIMITATIONS OF OUR CUSTOMERS' TELEPHONE LINES, OR BECAUSE THE TELEPHONE LINES WE RELY UPON MAY BE UNAVAILABLE OR IN POOR CONDITION.

     Our ability to provide services to existing and potential customers using DSL connections through the telephone network over which DSL must operate is distance sensitive and depends on the quality, physical condition, availability and maintenance of existing telephone lines, all of which are within the control of incumbent local exchange carriers. Currently, many U.S. homes and small and medium-sized enterprises are not DSL-capable because they are located outside the maximum distance from a telephone company central office, or do not have voice-grade copper telephone lines that are in the physical condition necessary for the proper function of the DSL technologies we currently use.

     Customers who are DSL-capable may experience slow digital data transmission speeds due to these factors and other factors beyond our control, such as the configuration of the telecommunications line being used and the limitations of the customer's computer. These customers may become dissatisfied with our services and ultimately terminate their use of our DSL service. If our DSL providers fail to expand their equipment in new locations, or if the copper telephone lines that we rely upon to provide service are not of sufficient quality for proper DSL functionality, we will be unsuccessful in deploying broadband services and additional value-added services to our existing and potential customers, and our business will be harmed.

     Although we work with our DSL access providers to identify in advance of accepting orders those customers who are close enough to a telephone company central office, we sometimes find that the information given to us is inaccurate. In some instances, we may take a potential customer's order, only to later find out from the installation technician that the potential customer's telephone line cannot be DSL enabled, or will not be enabled at peak digital data transmission speeds, due to the customer's location or quality of the customer's telephone lines. These false positive customer identifications may harm our operating results. In addition, our reputation as a leading broadband service provider may be harmed if customers and potential customers are disappointed with their inability to receive our services at peak transmission speeds or at all.

ALWAYS-CONNECTED INTERNET SERVICES, SUCH AS OURS, MAY BE SUBJECT TO ADDITIONAL SECURITY RISKS WHICH COULD CAUSE US TO LOSE EXISTING CUSTOMERS, DETER POTENTIAL CUSTOMERS AND HARM OUR REPUTATION.

     Since our services allow customers to be connected to the Internet at all times, unauthorized users may have a greater ability to access information stored in our customers' computer systems. Always-connected Internet services may give unauthorized users, or hackers, more and longer opportunities to break into a customer's computer or access, misappropriate, destroy or otherwise alter data accessed through the Internet. We are currently working to implement data security systems that are designed to protect a customer's computer from unauthorized access through the Internet, but we cannot ensure that the security risks will be eliminated.

A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS AND COULD RESULT IN LIABILITY, DAMAGE OUR BRAND IMAGE, LEAD TO A LOSS OF CUSTOMERS AND RESULT IN A SIGNIFICANT DECREASE OF REVENUES.

     Our operations depend on our ability to avoid damage from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at our network operations center, our operational support system, our managed network of leased communication lines or any metropolitan hubs or co-location facilities could cause interruptions in the services provided by us and these interruptions could result in the loss of customers and a reduction in revenue. Additionally, if an incumbent local exchange carrier, competitive local exchange carrier or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services.

     Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Providers of Internet services, including us, have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. For example, we have experienced unintentional down time as a result of upgrading our services and equipment. Other technologies similar to our own have been subject to service outages. The consequence of these interruptions in service may be that some customers terminate our service and that some potential customers reject our service. Moreover, we may be required to give discounts to customers who experience service interruption. Interruptions of service may therefore result in decreased revenues and customer base. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause our customers to bring liability claims against us and also might deter potential customers from using our services. Eliminating computer viruses and alleviating other security problems, including problems created by our or a vendor's employee, may require interruptions, delays or cessation of service to our customers.

                      OTHER RISKS RELATED TO OUR BUSINESS

A GENERAL ECONOMIC DOWNTURN COULD RESULT IN CUSTOMERS CANCELING OUR SERVICES AND CONTENT OR THE DECISION BY PROSPECTIVE CUSTOMERS NOT TO USE OUR SERVICE.

     To the extent the general economic health of the United States or of certain regions in which many of our customers are located declines from recent historically high levels, or to the extent customers fear a decline is imminent, these customers may reduce expenditures for services such as ours. Any decline or concern about an imminent decline could also delay decisions among certain of our customers to renew our services or to add our value-added services or could delay decisions by prospective customers to make initial evaluations of our services. Any reduction of or delays in expenditures for our services would harm our business.

WE FACE POTENTIAL LIABILITY FOR MATERIAL TRANSMITTED THROUGH OUR NETWORK OR RETRIEVED THROUGH OUR SERVICES.

     The law governing the liability of online service providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently remains unsettled. Under the Telecommunications Act of 1996, courts can impose civil and criminal penalties for the use of interactive computer services for the transmission of certain indecent or obscene communications. The United States Supreme Court in 1997 held this provision unconstitutional as it relates to indecent, but not obscene, communications. Also, some states have adopted or may adopt in the future similar requirements. The constitutionality of such state requirements remains unsettled at this time. In addition, several private parties have filed lawsuits seeking to hold Internet access or service providers accountable for information that they transmit, such as libelous material and copyrighted material. While some providers have prevailed by utilizing, among other things, a defense in the Telecommunications Act of 1996, we cannot predict the outcome of any such litigation or the potential for the imposition of liability on Internet access providers for information that they host, distribute or transport. These suits and other regulations could materially change the way we and other Internet access and service providers must conduct our businesses and could impact our determination to expand or continue this business. To the extent that we become parties to future litigation, such litigation could harm our business.

     In addition, because materials may be downloaded by users of our services and subsequently distributed to others, persons may make claims against us for defamation, negligence, copyright or trademark infringement, personal injury or other causes of action based on the nature, content, publication and distribution of such materials. We also could be exposed to liability with respect to the offering of third party content that may be accessible through our services, including links to web sites maintained by our customers or other third parties, or posted directly to our web site, and subsequently retrieved by a third party through our services. It is also possible that if any third party content provided through our services contains errors, third parties who access such material could make claims against us for losses incurred in reliance on such information. We also offer e-mail services, which expose us to other potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Such claims, with or without merit, likely would divert management's time and attention and result in significant costs to investigate and defend.

CHANGES IN LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS.

     Many of the facilities and services we need to provide our services are subject to regulation at the federal, state and local levels. Consequently, changes in applicable laws or regulations could have an adverse impact on our business. For example, the Federal Communications Commission, or FCC, and state telecommunications regulators oversee the terms under which we gain access to an incumbent local exchange carrier's copper telephone lines that we need to provide our services. Regulatory policies may also affect the terms under which incumbent local exchange carriers provide us with the operational support and management of telephone line usage that are important to the success of our services. Future federal or state regulations and legislation may have an adverse impact on our business. In addition, we may choose to expend significant resources to participate in regulatory proceedings at the federal or state level without achieving favorable results. We expect incumbent local exchange carriers to pursue litigation in courts, institute administrative proceedings with the FCC and state telecommunications regulators and lobby the U.S. Congress in an effort to affect the applicable laws and regulations in a manner that would be more favorable to them and against the interest of us and other competitors. Changes in the regulatory environment could create greater competitive advantages for all or some of our competitors or could make it easier for additional parties to provide DSL services.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS.

     We rely on trade secrets and know-how to maintain our competitive position. Our inability to protect these trade secrets and know-how could have a material adverse effect on our business and prospects. We protect our proprietary information by entering into confidentiality agreements with employees and consultants and potential business partners. These agreements may be breached or terminated. In addition, third-parties, including our competitors, may assert infringement claims against us. For example, Flashnet Communications, Inc. has filed suit against us, asserting that our use of the Flashcom mark infringes its trademark rights. Any such claims could result in costly litigation, divert management's attention and resources, require us to pay damages and/or to enter into license or similar agreements under which we would be required to pay license fees or royalties, or potentially cause us to cease use of our name.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

     We may acquire other companies, products or technologies. Our failure to successfully manage any future acquisitions could harm our operating results. In the event of any future acquisitions, we will face additional financial and operational risks, including:

     - difficulty in assimilating the operations, technology and personnel of acquired companies or businesses;

     - disruption in our business because of the allocation of resources to consummate these transactions and the diversion of management's attention from our existing business;

     - difficulty in retaining key technical and managerial personnel from acquired companies or businesses;

     - dilution of our stockholders, if we issue equity to fund these transactions;

     - assumption of operating losses, increased expenses and liabilities; and

     - our relationships with existing employees, customers and business partners may be weakened or terminated as a result of these transactions.

                         RISKS RELATED TO THIS OFFERING

OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWN A SIGNIFICANT PERCENTAGE OF OUR COMPANY AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY.

     Our executive officers and directors and principal stockholders together beneficially own 78.7% of the common stock on an as-converted basis, and after completion of this offering will continue to own a substantial majority of the common stock. Accordingly, these stockholders will be able to exert significant influence over the composition of our Board of Directors and all other matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, thus preventing our stockholders from realizing an attractive return on their investment. See "Principal Stockholders" for information about the ownership of preferred and common stock by our executive officers, directors and principal stockholders.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY MAKE TAKEOVER ATTEMPTS DIFFICULT, WHICH COULD DEPRESS THE PRICE OF OUR STOCK AND INHIBIT YOUR ABILITY TO RECEIVE A PREMIUM PRICE FOR YOUR SHARES.

     Our Board of Directors has the authority, without any action by the stockholders, to issue up to 20 million shares of preferred stock and to fix the rights and preferences of such shares. In addition, our certificate of incorporation and bylaws contain provisions that eliminate cumulative voting in the election of directors and the ability of stockholders to act by written consent, create a classified Board of Directors, and require stockholders to give advance notice if they wish to nominate directors or submit proposals for stockholder approval. These provisions may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price and may adversely affect the market price, and the voting and other rights of the holders, of our common stock.

OUR MANAGEMENT AND BOARD OF DIRECTORS WILL HAVE BROAD DISCRETION TO ALLOCATE THE PROCEEDS OF THIS OFFERING AND MAY DO SO INEFFECTIVELY.

     Management and the Board of Directors will have broad discretion to allocate the proceeds of this offering and no stockholder approval will be required for such allocations. There is no assurance that the proceeds will be allocated in a manner acceptable to our stockholders or advantageous to our business. See "Use of Proceeds."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET ASSET VALUE OF THE SHARES YOU PURCHASE IN THIS OFFERING.

     Investors who purchase shares in this offering will:

     - pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

     - contribute    % of the total amount invested in Flashcom but will own
       only    % of the shares outstanding.

     Additional dilution in your shares will occur upon exercise of outstanding stock options and warrants.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. This initial public offering price may vary from the market price of our common stock after the offering. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price.

     If an active public market for our common stock does not develop, the liquidity of your investment may be limited, and our stock price may fluctuate or decline below our initial public offering price. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

     - actual or anticipated fluctuations in our operating results;

     - changes in market valuations of other broadband communications and technology companies;

     - announcements by us or our competitors of significant technical innovations, contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - additions or departures of key personnel;

     - adverse legislative or regulatory changes;

     - future sales of common stock;

     - any deviations in net revenues or in losses from levels expected by securities analysts; and

     - trading volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE AND MAKE IT DIFFICULT FOR YOU TO RECOVER THE FULL VALUE OF YOUR INVESTMENT IN OUR SHARES.

     Upon completion of this offering, our current stockholders will hold 62,209,993 of our shares. Of this amount, 50,780,429 shares will be available for sale in the public market commencing 180 days after the date of this prospectus. The sale of substantial numbers of these shares or the market's perception that such sales may occur after this offering could cause our stock price to decline. In addition, the sales of these shares could impair our ability to raise capital through the sale of additional stock.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties that address:

     - our network expansion plans and strategies;

     - development and management of our business;

     - our ability to attract, retain and motivate qualified personnel;

     - success of our strategic partnerships;

     - our ability to attract and retain customers;

     - the market opportunity and trends in the markets for our services;

     - our ability to upgrade our technologies;

     - prices of communication services;

     - the nature of regulatory requirements that apply to us, our suppliers and competitors;

     - our ability to obtain and maintain any required governmental authorizations;

     - our future capital expenditures and needs;

     - our ability to obtain financing on commercially reasonable terms;

     - our ability to compete; and

     - the extent and nature of competition.

     The above list is not exhaustive.

     You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof (including their use in the negative), or by discussions of strategies, opportunities, plans or intentions. These forward-looking statements may be found under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as captions elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors" and "Business."

     These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in the forward-looking statements are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

                                USE OF PROCEEDS

     We expect to receive approximately $               from this offering, or
$               if the underwriters exercise their over-allotment option in
full, assuming an offering price of $     per share and after deducting the
underwriting discounts and commissions and estimated offering expenses payable by us.

     We intend to use the net proceeds of this offering to continue building our customer base through increased sales and marketing activities, to expand our network and systems infrastructure and for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business although we have no definitive agreements to do so at this time. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including revenue growth, if any, and planned geographic expansion into targeted markets.

     Pending the use of such net proceeds for the above purposes, we intend to invest such funds in marketable, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. Government.

                                DIVIDEND POLICY

     We have never declared or paid dividends on our capital stock. Any future decision to pay dividends remains within the discretion of the Board of Directors. We currently intend to retain any future earnings to support our operations and to finance the growth and development of our business. We do not anticipate paying dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect:

      - the receipt of net proceeds of $81,370,000 from the sale of 12,824,351 shares of Series B Preferred Stock subsequent to December 31, 1999;

      - the retirement of 1,612,903 shares of common stock repurchased by us in February 2000 for $9,000,000;

      - the issuance of 3,276,129 shares of common stock issued subsequent to December 1999 under our stock option plan, which shares are subject to repurchase by us upon certain events. This includes $5,506,000 of deferred compensation representing the difference between the purchase price and the estimated fair market value of our common stock on the date of purchase;

      - the issuance of 30,000 shares of common stock in January 2000 to a former employee for $13,300;

      - the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 30,139,388 shares of common stock upon the closing of this offering; and

     - on a pro forma as adjusted basis to reflect the sale of shares of our common stock in this offering at an initial public offering price of
       $     per share, less underwriting discounts and commissions and estimated offering expenses payable by us, as if the sale had occurred on December 31, 1999.

                                                                    DECEMBER 31, 1999
                                                        -----------------------------------------
                                                                                       PRO FORMA
                                                           ACTUAL       PRO FORMA     AS ADJUSTED
                                                        ------------   ------------   -----------
Cash and cash equivalents.............................  $  2,419,000   $ 74,803,000   $
                                                        ============   ============   ===========
Capital lease obligations, net of current portion.....  $  3,558,000   $  3,558,000
                                                        ------------   ------------   -----------
Redeemable convertible preferred stock:
  designated Series A, $.001 par value, 5,800,000
  shares authorized, 5,771,679 issued and outstanding,
  actual; $.0001 par value, no shares authorized,
  issued or outstanding, pro forma and pro forma as
  adjusted............................................    16,335,000             --
                                                        ------------   ------------   -----------
Stockholders' equity (deficit):
Preferred stock, $.001 par value, 44,200,000 shares
  authorized, no shares issued and outstanding,
  actual; $.0001 par value, 20,000,000 shares
  authorized, no shares issued and outstanding, pro
  forma and pro forma as adjusted.....................            --             --
Common stock, $.001 par value, 100,000,000 shares
  authorized, 30,377,379 issued and outstanding,
  actual; $.0001 par value, 400,000,000 shares
  authorized, 62,209,993 issued and outstanding, pro
  forma; 400,000,000 shares authorized,
                 shares issued and outstanding, pro
  forma as adjusted...................................        30,000         62,000
Additional paid-in capital............................    19,004,000    120,816,000
Notes receivable from stockholders....................    (2,961,000)   (13,466,000)
Deferred stock compensation...........................    (8,110,000)   (13,616,000)
Accumulated deficit...................................   (33,454,000)   (33,454,000)
                                                        ------------   ------------   -----------
     Total stockholders' equity (deficit).............   (25,491,000)    60,342,000
                                                        ------------   ------------   -----------
          Total capitalization........................  $ (5,598,000)  $ 63,900,000   $
                                                        ============   ============   ===========

     The above table excludes the following:

     - 4,531,000 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000, at a weighted average exercise price of $1.65 per share, under our stock option plan;

     - 4,243,367 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock at a weighted average exercise price of $0.90 per share as of March 31, 2000;

     - 169,827 shares of common stock issuable upon exercise of an outstanding warrant to purchase Series B Preferred Stock at an exercise price of $6.57 per share, which will automatically convert into a warrant to purchase common stock upon the closing of this offering;

     - up to 2,138,477 shares of common stock issuable under certain circumstances upon exercise of outstanding warrants to purchase common stock at an exercise price equal to the initial public offering price;

     - 3,815,492 additional shares of common stock reserved for future issuance under our stock option plan; and

     - 1,500,000 shares of common stock reserved for issuance under our employee stock purchase plan.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of common stock after this offering.

     Pro forma net tangible book value per share, after giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock and warrants to purchase shares of preferred stock, is equal to our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding on March 31, 2000. Our pro forma net tangible
book value as of March 31, 2000 was $          or $     per share of common
stock. Assuming the sale by us of                shares of common stock in this
offering at an assumed initial public offering price of $     per share and
after deducting the underwriting discounts and the estimated offering expenses payable by us, our pro forma net tangible book value at March 31, 2000 would
have been $          , or $     per share of common stock. This represents an
immediate increase in pro forma net tangible book value of $     per share to
existing stockholders and an immediate dilution of $     per share to new
investors purchasing shares in this offering. That is, after this offering, the excess of our tangible assets over our liabilities on a per share basis will be less than the purchase price paid for those shares by investors in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of March
     31, 2000...............................................  $
  Increase in pro forma net tangible book value attributable to this offering.......................................
                                                              --------
Pro forma net tangible book value per share as of March 31,
  2000, after giving effect to this offering................
                                                                          --------
Immediate dilution per share to new investors...............              $
                                                                          ========

     The following table summarizes, on a pro forma basis, as of March 31, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering and includes the effect of the conversion of all outstanding shares of redeemable convertible preferred stock and warrants to purchase shares of preferred stock.

                                   SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                  -------------------    --------------------      PRICE
                                   NUMBER     PERCENT     AMOUNT     PERCENT     PER SHARE
                                  --------    -------    --------    --------    ---------
Existing stockholders...........                   %     $                %        $
New investors...................
                                  --------      ---      -------       ---
          Total.................                100%                   100%
                                  ========      ===      =======       ===

     The foregoing table and calculations are based on shares outstanding on
March 31, 2000 and exclude                shares of common stock issuable upon
exercise of options outstanding as of March 31, 2000, at a weighted average
exercise price of $     per share, and                shares of common stock
issuable upon exercise of warrants to purchase common stock outstanding as of
March 31, 2000 at a weighted average exercise price of $     per share. To the
extent any shares are issued upon exercise of outstanding options or warrants or the underwriters' over-allotment, you will experience further dilution. See "Management -- 1999 Stock Option Plan" and Note 8 of Notes to Financial Statements. In addition, the foregoing excludes up to 2,138,477 shares of common stock issuable under certain circumstances upon exercise of outstanding warrants at an exercise price equal to the initial public offering price.

                     SELECTED FINANCIAL AND OPERATING DATA

     The financial and operating data set forth below should be read together with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and our Financial Statements and Notes. Presented below is our selected financial and other data for and at the period from May 18, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999. These data have been derived from our financial statements audited by Ernst & Young LLP, independent auditors, which are included in this prospectus. You should not assume that the results of operations below are indicative of the financial results we can achieve in the future. For an explanation of the determination of the number of shares used in computing per share data, refer to Note 2 of Notes to Financial Statements.

                                                                 PERIOD FROM
                                                                MAY 18, 1998
                                                               (INCEPTION) TO
                                                                DECEMBER 31,          YEAR ENDED
                                                                    1998           DECEMBER 31, 1999
                                                              -----------------    -----------------
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................     $   299,000         $  8,402,000
Operating expenses:
  Network and operations....................................         376,000           12,393,000
  Sales and marketing.......................................         217,000           17,392,000
  General and administrative................................         371,000            7,656,000
  Non-cash stock compensation...............................              --              916,000
                                                                 -----------         ------------
         Total operating expenses...........................         964,000           38,357,000
                                                                 -----------         ------------
Operating loss..............................................        (665,000)         (29,955,000)
                                                                 -----------         ------------
Interest, including amortization of deferred financing
  costs.....................................................              --           (2,767,000)
Other.......................................................              --              (50,000)
                                                                 -----------         ------------
Loss before provision for income taxes......................        (665,000)         (32,772,000)
Provision for income taxes..................................           1,000                1,000
                                                                 -----------         ------------
Net loss....................................................     $  (666,000)        $(32,773,000)
                                                                 ===========         ============
Basic and diluted net loss per share........................     $     (0.03)        $      (1.21)
                                                                 ===========         ============
Shares used in computing net loss per share.................      22,821,000           27,018,000
                                                                 ===========         ============
Pro forma basic and diluted net loss per share
  (unaudited)...............................................                         $      (0.89)
                                                                                     ============
Shares used in computing pro forma net loss per share
  (unaudited)...............................................                           36,829,000
                                                                                     ============
CASH FLOW DATA:
Net cash flows provided by (used in):
Operating activities........................................     $   105,000         $(12,939,000)
Investing activities........................................        (455,000)         (10,687,000)
Financing activities........................................       1,225,000           25,170,000

                                                                        AS OF DECEMBER 31,
                                                              --------------------------------------
                                                                    1998                 1999
                                                              -----------------    -----------------
OPERATING DATA:
Lines in service............................................            405                17,453
Lines ordered, not in service...............................            144                17,014
Metropolitan statistical areas served.......................             12                    52
Service delivery points.....................................              6                    22
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $  875,000          $  2,419,000
Working capital (deficiency)................................        (85,000)          (27,843,000)
Property and equipment, net.................................        419,000            14,834,000
Total assets................................................      1,356,000            28,640,000
Capital lease obligations, net of current portion...........             --             3,558,000
Redeemable convertible preferred stock......................             --            16,335,000
Total stockholders' equity (deficit)........................        334,000           (25,491,000)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements and Notes included elsewhere in this prospectus. This discussion contains forward-looking statements the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in "Risk Factors" and "Information Regarding Forward-Looking Statements" and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

OVERVIEW

     We provide high-speed, or broadband, communications services to small and medium-sized enterprises and residential customers nationwide, currently using digital subscriber line, or DSL, technology. Our core service offering is currently broadband Internet access, which we offer at several speeds and prices. In addition, we offer or plan to offer our customers a number of value-added services, including web hosting, virtual private networks, firewalls, software-on-demand and streaming audio and video content. We intend to continue expanding our suite of value-added services as broadband technology proliferates and additional services become viable.

     We have designed and deployed our network using a capital efficient "smart-build" strategy in which we lease certain elements, such as the copper loop and the equipment that connects a customer's home or office to our network. We believe this strategy allows us to focus our capital resources initially on sales and marketing, enabling us to more rapidly increase the size of our customer base and build our brand identity. As the size of our customer base grows, we expect to install additional network elements to better control our network and generate stronger operating results.

     As we expand into new markets, we incur capital expenditures, network and operating costs and sales and marketing expenses. Once we have deployed our network in a new market, we incur incremental costs as we connect each new customer. These incremental expenditures include interconnection fees and DSL access to our customers.

  Revenue

     We currently derive the majority of our revenue from recurring monthly access fees charged to our customers for DSL services. We also derive revenue from nonrecurring installation fees and equipment sales at the time of installation for those customers that do not receive free installation or equipment under a variety of promotional campaigns. The recurring monthly fee charged to our customers covers all DSL access charges, Internet access, e-mail accounts and a limited amount of web hosting. The recurring monthly fee varies based on the customer's selection of speed and other services. For the year ended December 31, 1999, recurring monthly fees represented approximately 75% of our revenue. We expect monthly recurring revenue to increase in future periods as we increase our customer base and our service offerings.

     During the past several years, market prices for many telecommunications services have been declining. We expect that, as a result of competition, prices for broadband access will decline over time. We intend to counteract this decline in revenue per customer by expanding our service offerings and receiving incremental revenue from additional value-added services. These services may include web hosting, multimedia streaming, software rental and purchase, voice applications and security applications. Revenue from these services is expected to be derived primarily from revenue sharing agreements and referral fees.

     Our future financial performance and our ability to achieve positive operating cash flow will depend on a number of factors, some of which we cannot control. We believe that improvements in our financial performance depend largely on our ability to:

     - deploy our network and services rapidly and cost-effectively;

     - provide high quality services at competitive prices;

     - offer and sell additional value-added services and applications;

     - acquire customers in a cost-effective manner;

     - minimize customer turnover;

     - manage increased sales and marketing and general and administrative expenses; and

     - implement sales and operations support systems to manage our growth effectively.

  Network and Operations Expenses

     Our network expenses consist of monthly recurring and nonrecurring fees related to our DSL service. Our monthly recurring network expenses include loop and transport fees charged by our suppliers to provide our customers with DSL service. Our nonrecurring network expenses consist of customer premise equipment costs and loop installation fees charged by our suppliers. Our operations expenses consist of personnel costs for our customer care, technical support and provisioning departments, depreciation of our network equipment and allocated overhead expenses. As we expand our customer base and enter new markets, we will incur additional expenses for loop and transport fees and increased personnel costs in our customer care, technical support and provisioning departments.

  Sales and Marketing Expenses

     Sales and marketing expenses consist primarily of advertising, branding of the Flashcom name, amortization of customer acquisition costs, promotional materials, sales commissions and personnel costs for our sales and marketing department and allocated overhead costs. We expect our sales and marketing expenses to increase as we enter new markets, implement sales and promotional campaigns to attract additional customers and form strategic partnerships to cross-promote our services.

     We capitalize installation and equipment costs that are in excess of the amount charged to our customers. These amounts are amortized over the term of the customer's contract.

  General and Administrative Expenses

     General and administrative expenses consist primarily of personnel costs for our executive and administrative staff, overhead expenses including rent, utilities, insurance, depreciation of non-network equipment and legal services. We expect our general and administrative expenses to increase as we expand our operations.

  Non-cash Stock Compensation Expense

     Non-cash stock compensation expense represents the aggregate difference, at the date of grant or sale, between the exercise price of employee stock options or the purchase price of restricted stock and the estimated fair value for financial statement presentation purposes of the underlying stock. Deferred compensation is amortized over the vesting period of the underlying options or restricted stock.

  Provision for Income Taxes

     Income taxes consist of federal, state, and local taxes where applicable. We expect to incur significant net losses for the foreseeable future which should generate net operating loss carryforwards. However, our ability to utilize these carryforwards may be subject to annual limitations. In addition, some income taxes may become payable due to our operating income in certain tax jurisdictions. In the future, if we achieve operating income, we may be able to utilize our net operating loss carryforwards. If we exhaust our net operating losses or they have expired, we may incur significant tax expense.

     As of December 31, 1999, we had approximately $31,000,000 of federal and state net operating loss carryforwards, which expire in various amounts beginning in 2006. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset. See Note 5 of Notes to Financial Statements.

RESULTS OF OPERATIONS

  PERIOD FROM MAY 18, 1998 (INCEPTION) TO DECEMBER 31, 1998 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

  Revenue

     We first introduced our services in June 1998. Revenue in 1998 was $299,000 and increased to $8,402,000 for 1999. The increase was primarily due to the growing number of customers for our services. At December 31, 1999, the number of lines in service increased to 17,453 as compared to 405 lines in service at December 31, 1998.

  Network and Operations Expenses

     Network and operations expenses in 1998 were $376,000 and increased to $12,393,000 in 1999. The increase was primarily due to additional connectivity and transport fees as a result of the increased number of customers subscribing to our DSL services, and other increased costs resulting from additional personnel, installation and equipment costs and the continued expansion of our operations.

  Sales and Marketing Expenses

     Sales and marketing expenses in 1998 were $217,000 and increased to $17,392,000 in 1999. The increase resulted from expanding our print and radio advertising campaigns to obtain additional customers and a higher number of new lines installed, which led to greater amortization of customer acquisition costs, increased personnel costs and additional sales commissions.

  General and Administrative Expenses

     General and administrative expenses in 1998 were $371,000 and increased to $7,656,000 in 1999. The increase resulted from growth in the number of general and administrative personnel, and depreciation of non-network equipment associated with our continued expansion.

  Non-cash Stock Compensation Expenses

     Non-cash stock compensation expense in 1998 was $0 and increased to $916,000 in 1999. The increase in stock compensation expense resulted from amortization of the underlying deferred compensation as well as the accelerated vesting of stock held by a former employee.

     As of December 31, 1999, deferred compensation totaled approximately $8,100,000 and will result in non-cash stock compensation expense of approximately $2,200,000 per year through 2002 and $1,600,000 in 2003.

  Interest Expense

     Interest expense in 1998 was $0 and increased to $2,767,000 in 1999. Substantially all of the interest expense in 1999 was non-cash interest expense related to the amortization of common stock warrants issued in connection with certain promissory notes and equipment financing agreements.

     As of December 31, 1999, unamortized deferred financing costs related to the promissory notes was approximately $3,200,000 and will be fully amortized in the quarter ended March 31, 2000.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents our unaudited quarterly results of operations for the period from inception to September 30, 1998 and the five quarters in the period from October 1, 1998 to December 31, 1999. You should read the following table in conjunction with our Financial Statements and Notes included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusion about our future results from the results of operations for any quarter.

                                                                                 THREE MONTHS ENDED
                                         INCEPTION TO    ------------------------------------------------------------------
                                         SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                             1998            1998         1999        1999         1999            1999
                                         -------------   ------------   ---------   --------   -------------   ------------
                                                                           (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenue................................      $  57          $ 242        $  557     $ 1,503       $ 2,587        $  3,755
Operating expenses:
  Network and operations...............        128            248           449       1,777         4,069           6,098
  Sales and marketing..................        109            108           601       4,059         5,780           6,952
  General and administrative...........        181            190           383       1,568         1,965           3,740
  Non-cash stock compensation..........         --             --            --          31           202             683
                                             -----          -----        ------     -------       -------        --------
Total operating expenses...............        418            546         1,433       7,435        12,016          17,473
                                             -----          -----        ------     -------       -------        --------
Operating income (loss)................       (361)          (304)         (876)     (5,932)       (9,429)        (13,718)
Other income (expense):
  Interest, including amortization of
    deferred financing costs...........         --             --            --        (244)            6          (2,529)
  Other, net...........................         --             --            --          --           (52)              2
                                             -----          -----        ------     -------       -------        --------
Loss before provision for income
  taxes................................       (361)          (304)         (876)     (6,176)       (9,475)        (16,245)
Provision for income taxes.............         --              1            --          --            --               1
                                             -----          -----        ------     -------       -------        --------
Net loss...............................      $(361)         $(305)       $ (876)    $(6,176)      $(9,475)       $(16,246)
                                             =====          =====        ======     =======       =======        ========

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations since inception primarily through the private placement of equity securities, through which we raised net proceeds of $98,665,000 through April 15, 2000. We have also financed our operations through borrowings from affiliated companies, equipment financing under a master lease agreement, issuances of convertible promissory notes and other short-term financing. In May 1999, we issued $2,000,000 of convertible promissory notes, together with warrants to purchase 899,500 shares of common stock at an exercise price of $0.222 per share, to certain of our stockholders in exchange for cash. In November and December 1999, we issued an aggregate of $9,000,000 of convertible promissory notes, together with warrants to purchase 2,657,145 shares of common stock at a weighted average exercise price of $0.68 per share, to certain of our stockholders in exchange for cash. In February 2000, we entered into a bridge loan agreement with one of our stockholders and issued a promissory note in the principal amount of $630,000, which note was converted into Series B Preferred Stock, and we issued a warrant to the stockholder to purchase up to 126,000 shares of common stock at an exercise price of $2.44 per share. This warrant expires in February 2010 and is immediately exercisable. As of December 31, 1999, we had $2,419,000 of cash and cash equivalents and outstanding borrowings under convertible promissory notes and equipment financing of $14,290,000.

     In February and April 2000, we completed a private placement of 12,824,351 shares of Series B Preferred Stock for total cash proceeds of $84,256,000 including the conversion of approximately

$9,800,000 of convertible promissory notes and accrued interest. Each share of Series B Preferred Stock automatically converts into one share of common stock upon an initial public offering meeting certain aggregate consideration and price per share criteria. In connection with the Series B Preferred Stock financing, we issued our placement agent, Thomas Weisel Partners LLC, a warrant to purchase 169,827 shares of Series B Preferred Stock at an exercise price of $6.57 per share. Upon the closing of this offering, this warrant automatically converts into a common stock purchase warrant for the same number of shares at the same exercise price.

     In August 1999, Comdisco Ventures provided us with a $7,000,000 lease facility, which was subsequently increased to $8,000,000, to finance the acquisition of capital equipment. Under this facility, we have leased from Comdisco items of equipment for terms of 36 months and items of software for terms of 30 months. As of April 30, 2000, we had $8,000,000 outstanding under this facility. The facility has a weighted average rate of 12.1%, is payable monthly over a term of three years and is secured by the underlying assets. In connection with this facility, we issued Comdisco warrants to purchase an aggregate of 381,621 shares of common stock at a weighted average exercise price of $1.295 per share.

     In 1999, net cash used in our operating activities was $12,939,000, as compared to $105,000 in net cash provided by operating activities in 1998. The increase in net cash used in operating activities in 1999 was due to funding net losses, increases in accounts receivable, customer acquisition costs and other current assets, offset by non-cash charges and increases in accounts payable, accrued expenses, deferred revenue and customer deposits.

     In 1999, net cash used in investing activities was $10,687,000, an increase from $455,000 in 1998. The net cash used in investing activities relates to the acquisition of equipment necessary to expand our network and facilities, information systems, computer hardware and furniture and fixtures.

     In 1999, net cash provided by financing activities was $25,170,000, an increase from $1,225,000 in 1998. Net cash provided by financing activities in 1999 resulted from issuances of preferred stock, advances from affiliated companies and issuances of convertible promissory notes. Net cash provided by financing activities in 1998 resulted from the sale of our common stock and advances from affiliated companies.

     In February 2000, we entered into a ten-year lease agreement for new corporate office facilities. Monthly payments from May 2000 through October 2000 are $50,000. Monthly payments from November 2000 through December 2010 range from $203,000 to $255,000. Our total obligations under this agreement are $27,430,000 over the ten-year term.

     We believe that the net proceeds from this offering, together with our existing cash balances, will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements for at least the next 12 months. We expect our operating losses and capital expenditures to increase substantially as we increase our sales and marketing activities and expand our network, and we expect to incur substantial losses for the foreseeable future. We expect that additional financing will be required in the future. We may attempt to finance our future capital needs through some combination of commercial bank borrowings, leasing, vendor financing and the sale of additional equity or debt securities.

     Our capital requirements will vary based upon the timing and success of implementation of our business plan and as a result of competitive, technological and regulatory developments, or if:

     - demand for our services or our cash flow from operations varies from projections;

     - our development plans or projections change or prove to be inaccurate;

     - we make any acquisitions; or

     - we accelerate deployment of our network or otherwise alter the schedule or targets of our business plan implementation.

     Although we expect our existing capital resources, coupled with the proceeds of this offering, will be sufficient to meet our cash requirements for the next 12 months, we may thereafter be required to raise additional capital to expand our network in order to provide services to the markets we have identified for our national expansion. Additional financing may not be available at all or on satisfactory terms. If future additional financing cannot be obtained, we may be required to scale back significantly our operations and delay the expansion of our network and the achievement of our business plan. This would have a material adverse effect on our business, financial condition and results of operations.

THE YEAR 2000

     Computer systems and software must accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many software and computer systems that accepted only two digit entries needed to be upgraded in order to accept dates beginning January 1, 2000. We did not experience any date related problems with our software or third party software and hardware we use for our internal systems. In addition, we have not been made aware of, nor have we experienced, date related problems with any third party software. We do not believe that we will incur material costs in the future because of date related problems.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1, or SOP 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We adopted SOP 98-1 during the year ended December 31, 1999.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. We do not currently hold derivative instruments or engage in hedging activities.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 or SAB 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the Commission. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe that the impact of SAB 101 will not have a material effect on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We provide our services to customers in the United States. As a result, it is unlikely that our financial results could be directly affected by factors such as changes in foreign currency exchange rates or volatile conditions in foreign markets. All of our sales are currently denominated in U.S. dollars.

     The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 1999, all of our cash and cash equivalents were in money market and checking accounts.

                                    BUSINESS

OVERVIEW

     We provide high-speed, or broadband, communications services to small and medium-sized enterprises and residential customers nationwide using digital subscriber line, or DSL, technology. We began offering broadband communications services in June 1998. As of March 31, 2000, we provided service over more than 30,000 lines in 82 metropolitan statistical areas, or MSAs, and had orders for more than 14,000 additional lines. We intend to aggressively expand our presence within our current markets and into new markets. We intend to offer service in a total of approximately 130 MSAs by the end of 2000 and over 200 MSAs by the end of 2001. Our nationwide presence better positions us to partner with content providers, applications developers and others to deliver a growing suite of value-added broadband services. We believe that these partners prefer to work with a single nationwide broadband provider rather than several regional companies. The following table demonstrates our growth in customer lines and MSAs served as of the dates shown.

                                    DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                        1998         1999        1999         1999            1999         2000
                                    ------------   ---------   --------   -------------   ------------   ---------
Lines in service..................      405          1,340      3,507         7,892          17,453       30,147
Metropolitan statistical areas
  served..........................       12             12         16            21              52           82

     We seek to "own" the customer relationship by being the primary point of contact for ordering, provisioning, billing, technical support, customer care and all other aspects of the customer experience. We believe that building strong customer relationships and brand awareness will best position us to benefit from the migration from dial-up Internet access and secure our position as a market leader in the emerging age of broadband communications. To support our customer focus, we recently implemented a comprehensive operations support system that integrates our operations with those of our suppliers in order to streamline the provisioning process and improve the overall customer experience.

     We employ a capital efficient "smart-build" strategy in designing and deploying our network. We currently own and operate key network elements, including our service delivery points and our integrated operations support system, and lease other network elements, such as copper loops and the equipment that connects our customers' telephone lines to our network. Our suppliers include a diverse group of local exchange carriers such as Covad Communications Group, Inc., NorthPoint Communications Group, Inc., Rhythms NetConnections, Inc., Bell Atlantic Corporation, BellSouth Corporation, GTE Corporation and SBC Communications, Inc. We believe our strategy enables us to accelerate our entry into new markets, lowers our initial capital costs and allows us to focus resources on customer acquisition and retention while preserving our ability to control the applications and services we offer through our service delivery points. As Internet technologies develop and the size and needs of our customer base evolve, we expect to own and install additional network elements to better control our network and generate stronger operating results.

     In our major markets, we have deployed service delivery points to deliver broadband applications and content from the edge of our network directly to our customers and ensure a high level of service. By deploying application servers in our local markets, rather than at remote data facilities, we are able to manage, store and deliver audio, video, software and other high-bandwidth content to our customers without incurring bandwidth costs for the retrieval of these data. In addition, this network platform reduces the congestion problems and data loss created at Internet gateways, and enables us to route our customers' Internet traffic directly to our local Internet gateways. We believe this network platform allows us to provide faster and more reliable broadband services and content than is possible for companies that must backhaul data between their customers and remote data facilities and the Internet, thereby enhancing our customers' experience.

     Our core service offering is currently broadband DSL connectivity and Internet access, which we offer at several speeds and prices. We also currently offer value-added services such as data security systems, or firewalls, e-mail accounts, and web hosting and authoring. In addition, we are conducting customer and

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technical trials for a number of additional value-added services, including virtual private networks, streaming audio and video content and software-on-demand. We intend to continue expanding our suite of value-added services as broadband technology proliferates and the additional services, such as voice over DSL, become viable. We currently use DSL technology to offer high-speed Internet access and value-added services to our customers over their existing copper telephone lines. Our network will also support the use of alternative broadband technologies where it is advantageous to do so.

MARKET OPPORTUNITY

     Our target market includes small to medium-sized enterprises with fewer than 500 employees and residential users, such as professionals working in home offices and telecommuters. Our target customers are becoming increasingly dependent upon high-speed connectivity to communicate more efficiently with their officers, employees, customers and suppliers, to facilitate e-commerce transactions, to access critical information and business applications and educational and entertainment content. The high data transfer speeds, low cost and widespread availability of new broadband technologies have created an opportunity to deliver high-speed connectivity and services to previously underserved markets. We believe the following factors are creating a substantial business opportunity:

     - growing market demand for broadband communications services, applications and content;

     - limitations of existing telecommunications networks to meet these demands;

     - emergence of DSL and other broadband technologies; and

     - regulatory changes contributing to the increase in cost-effective broadband access.

  Growing Market Demand for Broadband Communications Services

     High-speed connectivity has become important to small and medium-sized enterprises and consumers due to the dramatic increase in Internet usage. According to International Data Corporation, IDC, the number of Internet users in the United States reached approximately 82 million in 1999 and is forecasted to grow to approximately 179 million by 2003.

     A significant part of this user base is comprised of small and medium-sized enterprises and residential customers. Many of these users are frustrated with dial-up data transmission speeds, but have been deterred from seeking high-speed Internet access by its cost. As high-speed Internet access has become more affordable, an increasing number of these users have begun to seek broadband communications services.

     Work-at-home households, whether the work is driven by a home-based business, formal telecommuting, or after-hours work, are key drivers of the residential broadband communications services market. We believe that residential demand for high-speed access services will continue to increase as overall use of the Internet grows and the number of value-added broadband services, such as video and audio-rich applications, increases. IDC estimates that the number of DSL lines serving residential and business customers in the United States will increase from 510,000 at the end of 1999 to 12.5 million at the end of 2003.

     We believe that as more small and medium-sized enterprises build web sites, conduct e-commerce and rely on the web for a range of critical business processes, they will be increasingly driven to use broadband communications services. The adoption of broadband communications by small and medium-sized enterprises will be directly related to its availability, pricing and ease of use. IDC expects the number of small businesses using high-speed communications service to increase from 380,000 in 1998 to 3.3 million in 2003.

  Limitations of Existing Telecommunications Network

     The growing demand for broadband Internet access and data communications services is straining the capacity of the existing telecommunications network, particularly the local access portion. Unlike the long distance portion of the network, which typically consists of fiber optic cables and other equipment that
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

enable high-speed connections, the local access portion of the network typically consists of copper telephone wire that connects end users' locations to the nearest local telephone company central office. This "last mile" of copper telephone wire has historically been used for the transmission of low-speed, analog voice signals and was not originally designed for the transmission of high-speed digital signals. Most data transmission solutions to the last mile problem, including dial-up modems, frame relay, integrated services digital network, or ISDN, and T-1 lines, are relatively slow, hard to obtain or expensive.

  Emergence of DSL and Other Broadband Local Access Technologies

     DSL technology has emerged as a commercially-viable, cost-effective means of providing high-speed data transmission over existing copper telephone lines. DSL technology enables the transmission of packets of data over a telecommunications network. DSL equipment, when deployed at each end of a standard copper telephone line, can increase the data carrying capacity of the line to as high as 7 megabits per second or more, depending on the distance between the user and the local telephone company central office and the quality of the copper telephone line. Because DSL technology uses existing telephone lines, a broad network deployment can be implemented rapidly. In addition to DSL, alternative broadband local access technologies, such as wireless, fixed wireless, cable modem, fiber and satellite, are being deployed by a variety of access providers.

  Regulatory Changes Contributing to the Increase in Cost-Effective Broadband Local Access

     The Telecommunications Act of 1996 has fostered competition among the suppliers of broadband local access connections because, among other things, it requires the incumbent local exchange carriers to make telephone lines and facilities available to competitive local exchange carriers. Broadband companies, like us, can now lease these broadband connections to the home, from either incumbent local exchange carriers or one of a number of the competitive local exchange carriers.

     Certain FCC decisions implementing various portions of the Telecommunications Act continue to remove barriers to competition among our suppliers. For example, in December 1999 the FCC issued an order to implement "line sharing," which allows a competitive local exchange carrier to simultaneously provide DSL-based services over the same telephone line being used by the incumbent local exchange carrier for basic telephone service. Prior to the FCC's line sharing decision, only the incumbent local exchange carrier could provide broadband service on the existing line. As line sharing becomes generally available, it is expected to remove a significant barrier to competition among our suppliers, although the FCC's line sharing order is currently being appealed. By increasing competition, this decision should make the pricing, functionality and availability of local access broadband connections more favorable to us, but we cannot be certain that the FCC decision will have this result or will be upheld.

OUR STRATEGY

     Our goal is to become a leading nationwide provider of broadband communications services to small and medium-sized enterprises and residential customers. We believe our attractive combination of service, performance, quality and price effectively addresses many of the broadband communications needs of these markets. To enable us to penetrate our target markets, achieve higher revenue per customer and maximize customer retention, we are pursuing the following strategies:

  Exploit Early Mover Advantage and Nationwide Presence

     We believe that, by being one of the first providers of broadband applications and services in our target markets, we have a competitive advantage in capturing key customer relationships, important distribution channels and strategic partnering opportunities. Our suppliers are a diverse group of local exchange carriers including Covad, NorthPoint, Rhythms, Bell Atlantic, BellSouth, GTE and SBC. We plan to continue to rapidly penetrate markets throughout the United States that we believe have significant demand for cost-effective, broadband communications services. We believe that our nationwide presence and our status as a leading provider of broadband connectivity and associated applications and services in

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

our markets better positions us to partner with content providers, applications developers and other service providers to deliver a growing suite of value-added services. We believe that these partners prefer to work with a single nationwide broadband provider rather than several regional companies.

  "Own" the Customer Relationship

     Our goal is to "own" the customer relationship by establishing ourselves as a single source provider of access, broadband content and value-added services. To meet this goal, we intend to continue to:

     - manage all aspects of the customer relationship by being our customers' primary point of contact from ordering through installation, and for ongoing technical support and customer care;

     - offer a variety of high-speed access and value-added services which can enhance our customers' overall experience, and build loyalty; and

     - build our brand and logo, and the association of our brand with our comprehensive suite of services, through marketing, public relations campaigns and other initiatives;

     - offer incentives for customers to enter into long-term service agreements with us. As of March 31, 2000, approximately 88% of our customers had entered into our two-year service agreements.

     We believe that this strategy will place us in a strong competitive position with respect to the retention of customers and the sale of additional value-added broadband services.

  Expand Delivery of Broadband Applications and Content Across our Platform

     We believe we can enhance our customers' online experience and build lasting customer relationships by offering broadband content and other value-added services in conjunction with our "always on" high-speed connectivity and Internet access. We have partnered, and will continue to partner, with a variety of independent developers of broadband content and other value-added services, enabling us to deliver an attractive suite of services without the costs associated with developing them on our own. We have placed, or plan to place, application servers within our service delivery points in our major markets, enabling us to deliver broadband content directly to our customers without needing to backhaul the content from a remote location. Our broadband content and other value-added services include or will include:

     - business-oriented services, such as web hosting and e-commerce solutions, virtual private network solutions, online data back-up, voice services, video conferencing and other productivity enhancing services; and

     - residential-oriented services, such as software-on-demand, streaming audio and video, personal productivity enhancing services, voice services and a variety of entertainment content.

  Pursue Capital Efficient Network Strategy

     We employ a capital efficient "smart-build" strategy to design and deploy our network. We currently own and operate key network elements, including our service delivery points and our integrated operations support system, and lease other network elements, such as the copper loops and equipment that connect our customers' telephone lines to our network. This strategy allows us to launch our services in new markets more rapidly. We believe this strategy also reduces capital requirements and allows us to focus on sales and marketing and our integrated operations support system, allowing us to more rapidly build our customer base and brand identity and enhance our customer relationships. This focus should also allow us to generate a more rapid return on invested capital. As data communications and Internet technologies develop and the size and needs of our customer base evolve, we expect to own and install additional network elements to better control our network and generate stronger operating results.

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

  Provide Superior Customer Service

     We believe widescale customer adoption of our broadband communication services requires simple and speedy installation, reliable operation and responsive customer care and technical support. We have implemented a comprehensive operations support system that integrates our operations with those of our suppliers to streamline the provisioning process and improve the overall customer experience. As part of this system, we are developing a web-based interface that will enable customers to place an order, check the status of that order and continue to manage their service via the Internet. In addition, our customer care centers provide technical support 24 hours a day, seven days a week. We will continue to devote significant resources to expanding and further developing our customer service and technical support staff in order to provide our customers with a superior level of service. Our objective is to provide a high degree of customer satisfaction, which we believe will promote customer loyalty.

  Continue Aggressive Sales and Marketing Efforts

     We will continue to target our efforts at customer acquisition through aggressive marketing and branding campaigns and by extending our existing channels of distribution. By using a diverse mix of marketing channels, we intend to establish a national identification of our Flashcom brand and logo with DSL and value-added broadband services. In addition, through extensive market research we create campaigns focused on each of our target markets in order to maximize market share. We also intend to extend our existing distribution channels by partnering with equipment manufacturers to include our DSL service with their products.

OUR SERVICES

     We offer a comprehensive suite of broadband communications and Internet access services designed to meet the needs of both small and medium-sized enterprises and residential users.

  High-Speed Connectivity and Internet Access

     We offer customers high-speed DSL connectivity and broadband Internet access through "always on" network connectivity. This connectivity provides our customers with the ability to readily and continuously access the Internet rather than dialing into a network for access. "Always on" broadband access significantly enhances various customer-configured information services, such as instant messaging, e-mail and content-related services featuring information such as stock quotes, real time news, sports and weather. With the implementation of line sharing, as described in "Business -- Market Opportunity," we will be able to enhance the customer experience by enabling users to access the Internet while simultaneously using their existing telephone line for traditional voice telephone service. Thus, once line sharing becomes generally available our customers will not need a second telephone line for simultaneous voice and data communications, as do users of traditional dial-up access services. This feature will also eliminate many disadvantages of dial-up connections, including busy signals and the slow dial-up process.

     Our DSL connectivity services provide data transfer speeds ranging from 144 kilobits per second to 7 megabits per second. These data transfer speeds vary based on the service plan selected, the speed of connectivity we purchase or lease from our local access provider, the quality of the existing telephone lines and the customer's distance from the local telephone company's central office. Our customers receive unlimited Internet access with no per minute charge. Our service plans range from month-to-month to contracts of up to three years.

  Value-Added Services

     We intend to use our DSL connectivity and broadband Internet access services as a platform to provide value-added content and productivity-enhancing services to our small and medium-sized enterprises and residential customers. We plan to continue to expand our content offerings and network

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services by working closely with leading hardware, software and networking companies. Our broadband connectivity service solutions allow us to offer the following services:

     Current Offerings

     - Data security systems (Firewalls), a type of security technology located at a network gateway server or on a customer's personal computer, protect the resources of a private network from users of other networks. We currently provide firewall services through a third-party software developer to customers who request added security for their broadband connections. By the third quarter of 2000, we expect to provide network-based firewall services and residential, client-based firewall services directly.

     - E-mail accounts allow all customers to send, receive and manage electronic mail and allow business customers to eliminate the overhead typically associated with managing an in-house e-mail platform.

     - Web-hosting and authoring allow our customers to utilize a web site template to create a basic e-brochure web site or, for customers that require extended web site capabilities, fully customized web sites. We are currently engaged in technical trials that will allow for the mass deployment of this service.

     Future Offerings

     - Virtual private networks will allow our business customers to extend their corporate networks to remote employees and external organizations. These customers will have the benefits of a dedicated wide-area network, including high-speed access and security, at a fraction of the cost of a traditional network. We are currently engaged in customer trials of this service.

     - E-commerce solutions will provide customers desiring to sell their products and services over the Internet with a more elaborate web presence. These additional services include, among others, product cataloging, online shopping cart capability, credit card transaction processing, and order fulfillment notification.

     - Dial-up remote access and backup will allow a customer to access the Internet through dial-up connections while traveling away from the customer's installed DSL line, and will also provide as a back-up service in the event DSL access is temporarily unavailable. We are currently engaged in technical trials of this product.

     - Home Networking will enable communication with peripheral devices and products through in-house wiring and wireless technology. These devices will include additional personal computers, printers, telephones, and other network enabled devices. This offering will enable different users to simultaneously access the Internet from, and distribute information to, multiple locations within their homes. We are currently engaged in technical trials of this service.

     - Software-on-demand will provide access to a library of CD-ROM based educational, entertainment and productivity software titles which customers can lease for the duration of their choice with an option to purchase. We are currently engaged in technical and customer trials of these services.

     - Streaming video and audio applications will allow the customer to start displaying or listening to audio or video files before an entire file is transmitted. These applications are becoming increasingly available, but require broadband Internet access. We are currently engaged in technical trials of these services.

     - Online data backup services will permit the secure backup of data located on a customer's personal computing devices. This feature allows a customer to backup data automatically to a secure remote site. We believe remote backup is more cost-effective than other data storage solutions such as tape or disk drives, and has the additional advantage of being stored offsite.

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

     - Telecommuting services will connect home or remote offices with an employer's local area network over a secure virtual private network. Such connections will permit connectivity at speeds of up to 7 megabits per second and will have firewall protections.

     - Packet-based telecommunications services will exchange voice, fax, and other forms of information as discrete packets of information over shared networks rather than over the dedicated circuit-switched connections of the public switched telephone network. We intend to offer these services using voice over DSL or voice over IP technology once they are capable of delivering the voice, fax, or video packets in a dependable flow to the user.

     - Video conferencing will combine video and audio technology to facilitate the electronic meeting of people from two or more locations. In addition to audio-visual communication, videoconferencing will enable the sharing of different kinds of electronic information. This technology could reduce the costs of travel, produce gains in productivity and allow for a faster and smoother flow in business decisions.

     - Advanced online connectivity and content will allow the customer to access online video games, movies, digital photos, MP3, interactive shopping, chat facilities, enhanced voice messaging services and other content.

MARKETING

     We developed our marketing strategy on the basis of extensive market research in each of our target markets. We believe that our marketing strategy will accelerate the rate at which potential customers adopt our broadband communications services. We believe that our brand name, our "rocket turtle" logo and our nationwide presence will allow us to expand our customer base by capturing significant market share from existing providers of narrowband Internet services, dedicated data providers and new users to broadband in our target markets. In addition to strong brand recognition, the nationwide reach of our network provides us with access to customer acquisition channels not available to local and regional service providers.

     We primarily market our services to customers through an aggressive branding and marketing campaign designed to grow consumer awareness of DSL technology and, at least initially, associate Flashcom exclusively with DSL services. Our marketing team is focused on our branding, advertising/ direct response marketing, channel marketing, pricing and product bundling strategies.

     We are focusing our marketing efforts on three primary market segments:

     - current residential and home office Internet users;

     - small to medium-sized enterprises; and

     - corporate telecommuter accounts.

     For each segment, we are creating a specific marketing program which will include a service package, pricing plan and promotional strategy. We believe that targeted service offerings, as well as ongoing customer retention programs, will increase customer loyalty and satisfaction, thereby reducing customer turnover. The following are key components of our marketing strategy:

  Branding

     We believe that building our "Flashcom" brand and our "rocket turtle" logo attracts new customers and enhances our relationships with existing customers. We are building our brand and brand image through a variety of strategies, including direct marketing, focused advertising campaigns, public relations campaigns and customer marketing initiatives in both local and national mass market media. We believe that customers associate the Flashcom brand and our "rocket turtle" logo with high quality broadband communications services.

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

  Advertising/Direct Response Marketing

     We believe that the most successful and efficient marketing strategy is to focus our media, outside of a certain percentage of the budget dedicated to brand advertising, on direct response marketing for each of our target markets on a national and local basis. We use advertising agencies to support the creative development and placement of our brand and direct response campaigns. Direct response campaigns in progress or scheduled for testing include direct mail, radio, print, television, email, customer referral and outbound telemarketing. We use detailed demographic analysis of our current target customers and central office data to target our direct response marketing efforts to the potential customers that are most likely to purchase our services. All of our advertising materials use the Flashcom name and the "rocket turtle" logo.

     We also have implemented online customer marketing programs, such as our web site where customers can learn about broadband and DSL, how to use our service, whether they qualify for our services, and how to find information quickly. Additionally, we are generating Internet links to our web site from direct ad banner placements as well as from our relationships with partners such as MP3.com and 2Wire, Inc.

  Pricing

     Our pricing plans are designed to be competitive and straightforward. We offer pricing plans tailored for each of our market segments. We offer multiple price plans nationally and we design our plans to provide incentives for our customers to enter into long-term agreements. We believe this strategy has been successful because, as of March 31, 2000, approximately 88% of our customers had two-year contracts and approximately 11% of our customers had one-year contracts.

  Bundling and Affinity Marketing

     We will continue to bundle our broadband services with other Internet and value-added services, and consumer electronic products, through strategic alliances and resale agreements. Specifically, we believe that personal computer manufacturers, modem manufacturers and broadband content developers will make ideal channel distribution partners for our broadband communications services. For example, our broadband service is bundled with Hewlett Packard's Pavillion computers and will be bundled with PC-Tel's DSL-ready modems, which will enable the customer to sign up for our services during the initial computer setup process. We believe that this equipment and software bundling will simplify and accelerate installation of our service, allowing us to acquire customers more rapidly.

     In addition, we are seeking to partner with numerous content providers to develop value-added applications appropriate for download by our customers. We anticipate that these content partners will promote our services, and we in turn will provide a platform for transmitting their digital broadband applications. We believe the initial digital broadband applications will include video and audio streaming, software on demand, video game applications and distance learning. We also may offer service options in partnership with local business and affinity marketing groups, such as financial or banking institutions. These offerings will provide the customer broadband access to information and services including account status and transaction management.

SALES

     Our sales strategy is to use a balanced mix of distribution channels to maximize penetration within our target markets while minimizing customer acquisition costs. Our distribution channels include our telesales call centers, a direct sales force for corporate telecommuter accounts and business customers, national, regional and local mass merchandisers and retailers. We also have an indirect sales effort that is designed to expand our distribution capabilities through strategic relationships with authorized sales agents and other value-added resellers. In addition, we work with our suppliers to cooperatively exchange leads and develop new business. We are developing a web-based ordering system that will enable us to process a high-volume of customer orders without adding additional sales personnel.
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  Telesales

     Our marketing campaign generates a high-volume of inbound telephone phone calls over our toll-free number, 877-FLASHCOM, from small to medium-sized enterprises and residential users inquiring about our services. Our Southern California call center is responsible for sales in the Western half of the United States, while our Boston call center manages sales in the Eastern half of the United States. Both call centers can receive and execute sales orders for the other to accommodate heavy call volume patterns and time zone differences. We employ separate telesales groups to answer inbound calls and leads in the following ways:

     - our residential telesales group sells broadband connectivity, customer premise equipment and value-added services to the consumer market;

     - our channel sales group focuses on broadband connectivity for our channel partners, such as ePhones and 2Wire;

     - our enterprise sales group offers business solutions, including broadband connectivity, customer premise equipment and value-added services to small and medium-sized enterprises; and

     - in addition, an outbound group is dedicated to answering leads generated from various online programs, as well as managing upgrades and contract renewals for our customers.

  Direct Sales

     We are developing a direct sales distribution channel to focus on high-margin small and medium-sized enterprises and corporate customers with high-volume telecommuter connectivity needs and high-revenue. Our direct sales force consists of business account executives targeting the data communications decision makers within large corporations and small and medium-sized enterprises. Our direct sales force is supported by inside sales/account managers, project and program managers and sales engineers.

  E-Commerce

     We are in the process of developing an e-commerce web site where new and existing customers will be able to qualify themselves for service, order any of our rate plans, services and equipment, and upgrade their existing service online. This online store will provide a secure environment for transactions, and online customers will experience a similar business process to that of customers purchasing service through other channels or over the phone. We expect to add service status and electronic bill viewing and online bill payment capabilities to our web site by December 31, 2000.

  Retail Outlets

     We are currently exploring distribution arrangements with several national and regional mass merchandisers and consumer electronics retailers, including additional consumer electronics stores, music stores, video rental chains, bookstores and online retailers. We are targeting these distributors based upon their ability to reach our target customers in a particular market. We plan to support these relationships through the use of revenue sharing, cooperative advertising, joint promotional events and manufacturer development funds.

  Third Party Distribution

     We are positioned as a key broadband services provider for companies that bundle broadband access with their products or services. For example, our broadband service is bundled with Hewlett Packard's Pavillion computers and will be bundled with PC-Tel's DSL-ready modems.We believe that third party distribution is an attractive sales channel because it enables us to reach many more potential customers than we could reach through most other acquisition channels, and because the manufacturer generally bears the distribution cost.

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  Value-Added Resellers

     We have established sales channels and significant market coverage through value-added resellers without incurring the costs of a large direct sales force. These resellers are categorized into two groups, national and regional network integrators. In the small to medium-sized enterprise market, these resellers sell our broadband connectivity as part of a full service network/Internet solution, including design, installation and maintenance. We solicit systems integrators and resellers through a combination of online advertising and direct telesales, and we currently have more than 60 resellers in our markets.

NETWORK ARCHITECTURE AND DEPLOYMENT

     We have employed a capital efficient "smart-build" strategy in designing and deploying our network. Under this strategy we:

     - own certain key network elements, such as our service delivery points and our integrated operations support system;

     - lease more readily available network elements, such as the copper loops and the equipment that connects our customers' telephone lines to our network; and

     - install application servers and routers at our service delivery points which enable us to deliver broadband applications and content from the edge of our network directly to our customers.

We believe this DSL "smart-build" strategy enables us to accelerate our entry into new markets, lowers our initial capital costs, and allows us to focus resources on customer acquisition and retention while preserving our ability to control the applications and services we offer through our service delivery points. As our business grows, we expect to own and install additional network elements to better control our network and generate stronger operating results.

     We currently provision our customers' DSL connectivity both through the incumbent local exchange carriers and newer competitive local exchange carriers, or Data-CLECs. These suppliers currently include Covad, NorthPoint, Rhythms, Bell Atlantic, BellSouth, GTE and SBC Communications. Because we did not adopt a "build first, sell later" approach to our network strategy like many of the Data-CLECs, we have the flexibility to provision our customers' DSL lines using different carriers depending upon line costs, operating and provisioning performance and market development funds.

     In our major markets, we have deployed service delivery points that deliver broadband applications and content from the edge of our network directly to our customers and ensure a high level of service. By deploying application servers in our local markets, rather than at remote data facilities, we are able to manage, store and deliver audio, video, software and other high-bandwidth content to our customers without incurring bandwidth costs for the retrieval of these data. In addition, this network platform reduces the congestion problems and data loss created at Internet gateways, and enables us to route our customers' Internet traffic directly to our local Internet gateways. We believe this network platform allows us to provide faster and more reliable broadband services and content than is possible for companies that must backhaul data between their customers and remote data facilities and the Internet, thereby enhancing our customers' experience.

  Network Architecture

     The following diagram outlines the connection between our customer, the local telephone company's central office, our service delivery points and the Internet. Our customer's computer or local area network is linked to the DSL modem/router via Ethernet cables, and the DSL modem/router is linked to the phone outlet. Our customer's business or residence is connected to the local telephone company's central office via a DSL-ready copper wire. In the local telephone company's central office, the DSL Access Multiplexer, or DSLAM, aggregates the data from the customers served by the central office and then packages the data for high-speed transmission to our service delivery points. Through our equipment located

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

in one of our service delivery points, the customer may access other Flashcom customers served out of that service delivery point, our broadband applications, content and services, or the Internet.

                   [DIAGRAM DEPICTING OUR NETWORK STRUCTURE]

     - CUSTOMER PREMISE EQUIPMENT. Our DSL service requires a DSL modem, which we or our suppliers acquire, configure and install to work with our customer's computer, along with any required on-site wiring needed to connect the modem to the telephone line. We use a variety of DSL modems to connect with our suppliers' DSL equipment located in the local telephone company's central office.

     - LOCAL TRANSPORT. A twisted-pair copper wire, or local loop, leased on a monthly basis from the local telephone company provides the physical connection of our customer's premises equipment to our DSL suppliers' equipment co-located in the local telephone company's central office.

     - CENTRAL OFFICE CO-LOCATION FACILITIES & METROPOLITAN NETWORK. Our DSL suppliers secure co-location space within central offices of incumbent local exchange carriers. In their co-location space they install their DSL multiplexing equipment, which is then connected to our DSL-qualified copper lines. Each central office co-location facility is connected to a metropolitan network using asynchronous transfer mode, or ATM, or frame relay switched transport. This metropolitan network carries data from our DSL suppliers' central office co-location facilities to their metropolitan switching center, and to their other central office co-location facilities. We then extend that ATM or frame relay circuit out to our service delivery point, typically located within that metropolitan area.

     - SERVICE DELIVERY POINTS. A service delivery point typically consists of a customer management system, application servers, Internet backbone routers and a network management system. By deploying application servers in local markets, rather than at remote data facilities, we are able to manage, store and deliver audio, video, software and other high-bandwidth content to our customers without incurring bandwidth costs for the retrieval of these data. In addition, the service delivery points allow us to route our customers' Internet traffic directly onto our local Internet gateways which are located at each service delivery point. Internet traffic enters the Internet through managed Internet access ports at speeds ranging from 45 Mbps to 100 Mbps today, and over 1 gigabits per second in the future, through our co-located facilities at data centers owned by AT&T, Level 3 Communications and Exodus Communications.

  Network Operations Center

     We monitor and manage our network from our network operations center located at our corporate headquarters in Southern California. From this center, we monitor all aspects of our network, including equipment and circuits in each service delivery point. Our network monitoring system uses advanced network management tools and is staffed 24 hours a day, seven days a week. We are continuing to develop

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

and improve our network monitoring system, focusing on the design and development of new technologies and services to enhance network reliability and speed.

INFORMATION SYSTEMS AND ORDER PROVISIONING

     We have developed systems and processes that we believe will provide us with a competitive advantage by reducing costs and enabling us to process large order volumes, rapidly integrate new product offerings and provide superior customer service. Operations support systems enable a broadband service provider to enter, schedule and track a customer's order from the point of sale to the installation and testing of service. These systems also typically include or interface with trouble management, billing, and customer service systems.

     To achieve these goals, we are developing, acquiring and integrating information technology systems to support our operations, and we are establishing electronic bonding arrangements with our DSL suppliers. To address these critical issues, we have hired an experienced team of engineering and information technology professionals. This team is working to develop, with the assistance of key third party vendors, operations support systems that synchronize multiple tasks such as provisioning, customer service and billing and provide management with timely operating and financial data to most efficiently direct network, sales and customer service resources. In addition, we are establishing electronic bonding systems with our primary and secondary suppliers. This architecture provides for better customer care and operational efficiency by automating the flow of orders and status with our suppliers, providing management with key supplier performance measurements and providing customers with timely and accurate information about their service.

     We have implemented a state-of-the-art operations support system that automates and streamlines the provisioning, customer care and billing processes. The system is an integrated platform comprised of application packages from Oracle Corporation, Siebel Systems, Inc., Portal Software, Inc. and Vitria Technology, Inc. This system enables quicker access to customer service records, facilitates real-time account review and significantly improves salesperson productivity. This streamlined provisioning infrastructure is capable of scaling to process 1,500 to 2,000 new customers per day. We anticipate that the system will be able to initially handle more than 2,000,000 customer accounts.

     We are continuing to develop these customized operations support systems and procedures for operations support and other support systems that we believe will provide a significant competitive advantage in terms of reduced costs, increased order processing and superior customer service. We believe that the ability to successfully manage the process of converting broadband and DSL orders into installed customers is one of the key functions required to succeed as a broadband service provider. As a result, we have devoted significant resources to this aspect of our operations and we continue to develop our information systems to facilitate this function. These systems are required to enter, provision, and track a customer's order from the point of sale to the installation and testing of service and also include or interface with trouble management, billing and customer service systems. The existing systems currently employed by most incumbent local exchange carriers, competitive local exchange carriers, Internet service providers and other broadband service providers, which were developed prior to the dynamics of today's market, generally require multiple manual entries of customer information to accomplish order management, provisioning, customer administration and billing. This process is not only labor intensive, but also creates numerous opportunities for errors in provisioning service and billing, delays in installing orders, service interruptions, poor customer service, increased customer turnover, and significant added expenses due to duplicated efforts and decreased customer satisfaction.

     We believe that the practical problems and costs of upgrading existing systems are often prohibitive for companies whose existing systems support a large number of customers with ongoing service. Because we do not have systems designed prior to the development of broadband and DSL, our team of engineering and information technology professionals is free to develop operations support and other back office systems designed to facilitate a smooth, efficient broadband and DSL order management, provisioning, trouble management, billing and customer care process.

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

  Order Management

     We have used Siebel's order management software to develop processes that allow the sales team not only to enter customer orders onsite, via computer and/or over the Internet, but also to monitor the status of an order as it progresses through the service installation process.

  Provisioning Management

     The licensed order management software, together with the proprietary processes and application programming interfaces (a type of computer code) which we have developed to optimize the usefulness of this software, supports the design and management of the process by which we provision broadband and DSL services to our customers. The system has been designed to permit programming into the system of a standard schedule of tasks that must be accomplished to initiate service to a customer, as well as the standard time intervals during which each such task must be completed. When a standard order is selected in the system, each required task in the service initiation process can be efficiently managed to its assigned time interval.

  External Interfaces/Electronic Bonding

     Several external interfaces are required to initiate service for a customer. While some of these are automated via gateways from the order management software, the majority of our interfaces are accomplished via fax, e-mail, or web-based forms. In an effort to make this process more efficient, we began a comprehensive systems integration project in the second half of 1999 to implement electronic bonding of our systems and the operations support system of a DSL supplier. We expect electronic bonding to improve productivity by decreasing the period between the time of sale and the time a customer's line is installed. We are determined to achieve electronic bonding, the online and real-time connection of our operations support systems with those of our suppliers, by the end of 2000. We have already achieved such bonding with Covad. We are currently testing electronic bonding with NorthPoint and expect to begin sending production orders in May 2000. Electronic bonding with Rhythms should also be completed by the end of the second quarter of 2000. In all of these markets, we are also working towards the electronic bonding of that portion of the billing process in which we gather customer specific information, including their current service options, and the process of identifying and resolving customer service problems.

     Electronic bonding allows us to access data from our DSL suppliers, submit service requests electronically, and more quickly attend to errors in the broadband service request form because an order is bounced back immediately if the DSL supplier identifies a mistake. As a result, we expect to eventually reduce the time frame required to provision DSL services from approximately 35 business days to as few as three business days. Electronic bonding should also enable us to provide better customer care since we will more readily be able to pinpoint where any problems may have occurred with a customer's order.

  Network Element Administration

     We are in the process of automating each element of our service. We are continuing to develop an interface between our order management system and the network element manager to help ensure data integrity and eliminate redundant data entry.

  Customer Billing

     We have selected Portal as our billing platform. Customer information is electronically interfaced with this system from our order management system via a Vitria interface, thereby integrating all repositories of information. We are continuing to develop other enhancements to the billing interface.

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

ORDER PROCESSING

     We have a number of DSL suppliers, including three nationwide Data-CLECs (Covad, NorthPoint, and Rhythms) and several incumbent local exchange carriers (Bell Atlantic, BellSouth, GTE and SBC). In many markets, we have the ability to choose between several partners to provision and install new orders for a customer's DSL line. Installation times throughout the industry vary depending on the DSL supplier, geographical region served and the extent of work required to deliver a DSL-ready telephone line to the customer. Taking into consideration speed, quality, cost and other factors, we select a supplier to provision a new DSL order. In most cases, we can provide operational DSL service within 30 to 45 days after receipt of an order and successful line qualification.

     We currently receive orders routed through our call centers over our toll-free telephone number, 877-FLASHCOM. Our salespeople initially determine whether the customer's location is able to receive DSL service, based on several factors including the distance between the customer's location and the nearest central office and whether we have a provisioning agreement with a supplier covering the customer's area. Once we take the customer's order, we mail a confirmation of the contract terms and conditions to the customer along with our publication "Getting Started with DSL," which describes the provisioning steps and instructions to prepare for DSL service at their location. In the meantime, we coordinate with our suppliers to install DSL equipment at the customer's location and prepare the customer's copper telephone line for DSL service.

     We are working to automate most of the processes involved in providing a customer broadband connectivity. Our goals are to decrease the time between customer order and service installation, reduce overhead costs and improve customer service.

CUSTOMER INSTALLATION AND CARE

  Customer Installation

     Once confirmation is received from the local telephone company that the preliminary outside line work is complete, an inside installation date is scheduled with the customer. We work with selected installers to complete the inside installation and test the DSL line to ensure it is operational. The installer typically connects the DSL modem/router to the customer's telephone wall jack, but does not complete the installation process by configuring the customer's computer. We are evaluating solutions that would enable us to ensure the customer is "surfing the web" prior to the installer leaving the customer's location.

     We are also evaluating processes and technologies that will enable us to provision DSL service without requiring a technician to install the necessary equipment. For example, an increasing number of DSL equipment manufacturers are developing DSL equipment compatible with new industry standards, which is designed to enable DSL installation of customer premise equipment without the need for an on-site technician. While this is still an emerging technology, recent successes in the technology development and operating tests have shown the viability of shipping this DSL equipment separately or pre-installed in computer hardware. We are working with the manufacturers of this equipment to enable "touch-less" provisioning of customer lines, enabling us to more rapidly scale our customer base and reduce our installation costs and reliance on suppliers.

  Customer Care

     We achieve post-installation quality assurance through a proactive service assurance team that surveys a sample of our existing customer base, reports findings on general satisfaction levels and makes recommendations for corrective action or training opportunities. With our remote monitoring and troubleshooting capabilities, we continuously monitor our network and our customers' connections.

     We are committed to building strong customer relationships by providing customers with prompt and helpful service. We serve our customers from our facilities in Irvine, California and Boston, Massachusetts. The Sutherland Group, a leading provider of outsourced call center services, provides back-up call center

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

support from one facility in California. As of March 31, 2000, the two Flashcom centers employed 210 customer care representatives. The three center structure allows us to distribute customer service calls between the centers to promote cost effective customer service 24 hours a day, seven days a week.

     We are emphasizing proactive and responsive customer service, including welcome packages and follow up calls. We also are expanding web-based services to include online account information to allow customers to check service status, billing, modify service or otherwise manage their accounts.

     Our customer service programs are designed to improve customer satisfaction and retention, while controlling costs, by combining selective outsourcing with in-house and web-based services. We believe that our customer service programs will position us to provide customer support services that are efficient and scalable for future growth.

COMPETITION

     We face competition from many companies with significantly greater financial resources, well-established brand names and large, existing customer bases. In addition, we expect our industry to become increasingly competitive in the future. The competitive factors in our industry include:

     - connectivity speed

     - reliability

     - price

     - ease of access and use

     - operating experience

     - exclusive contracts with customers, including Internet service providers and businesses with multiple offices

     - service

     - customer support

     - breadth of product offering

     - network security

     - content bundling

     - brand recognition

     - capital availability

     We believe our services are competitive with other high-speed connectivity alternatives. We expect competition from:

     DSL Carriers. Data-CLECs offer DSL service primarily through indirect channels, although many of them also currently offer DSL services on a retail basis in selected markets. These companies have negotiated interconnection agreements with the incumbent local exchange carriers and are currently building out their networks, including obtaining co-location space in incumbent local exchange carriers' central offices to install their DSL equipment. Many of these companies have substantial financial resources and increasing brand recognition.

     Internet Service Providers (ISPs). Several national and regional Internet service providers have begun developing high-speed access capabilities to leverage their existing products, services and customer bases. These companies generally provide dial-up Internet access to residential and business customers over the incumbent local exchange carriers' networks. Several Internet service providers have begun offering DSL-based access by reselling DSL service or, in some cases, building their own DSL networks. Some Internet service providers are entering into strategic or commercial alliances with DSL-based competitive telecommunications companies on regional or national levels.

     Incumbent Local Exchange Carriers. Incumbent local exchange carriers have begun deploying DSL-based services as well as other high-speed data communications technologies. In addition, these carriers are also leasing wide area connections and have existing metropolitan area networks and circuit switched local area networks. These companies have established brand names, possess sufficient capital to deploy DSL services rapidly, own copper telephone lines and have large customer bases. These companies also may operate their own Internet service provider businesses. In addition, the FCC is considering establishing requirements for separate subsidiaries through which certain of these carriers could provide DSL service on a substantially deregulated basis, and bills introduced in Congress would allow the

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

Regional Bell Operating Companies to provide DSL and certain other services on a largely deregulated basis. In response to petitions by several incumbent local exchange companies requesting that the FCC substantially deregulate the retail price they charge for various types of telecommunications services, including high-speed data services, the FCC recently issued a decision that establishes a procedure pursuant to which such incumbent local exchange companies may apply for certain pricing flexibility. We cannot yet determine the extent to which these companies will use this procedure or the impact of any pricing flexibility that the FCC awards to any company under this procedure. The ultimate impact of the FCC's order is also uncertain because that order has been appealed. If the FCC were to substantially eliminate price regulation of the high-speed data services the incumbent local exchange companies provide in competition with us, our business could be adversely affected.

     Long Distance Carriers. Certain national long distance carriers have deployed or are in the process of deploying large-scale data networks to sell connectivity to businesses and residential customers. These long distance carriers have high brand recognition and large customer bases, as well as significant financial resources and organizational capabilities. Their networks are able to support high-speed, end-to-end network services which include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. These companies, which have interconnection agreements with the incumbent local exchange carriers as well as co-location space in many central offices, are beginning to offer competitive DSL services. Recently, some new national long distance carriers have begun to build and manage high-bandwidth, nationwide fiber optic networks and are partnering with Internet service providers to offer high-speed connectivity services directly to residential and business customers.

     Competitive Local Exchange Carriers (CLECs). Certain competitive local exchange carriers have extensive fiber-based networks in many metropolitan areas, primarily providing high-speed data and voice circuits to business users. Many of these carriers have begun offering DSL services to their customers.

     Cable Modem Service Providers. Cable modem service providers are offering or preparing to offer high-speed Internet access to consumers over cable networks. Where deployed, these networks provide high-speed local access services, in some cases at speeds greater than DSL service. They typically offer these services at lower prices, in part by sharing the capacity available on their cable networks among multiple end users. Many of these providers have large customer bases and significant financial resources.

     Wireless and Satellite Data Service Providers. Several new companies are emerging as wireless data service providers. In addition, other companies are emerging as satellite-based data service providers. These companies use a variety of wireless technologies to provide high-speed data services.

REGULATORY

     We are a high-speed Internet access provider and a provider of value-added broadband applications over traditional telephone lines. We do not believe we are currently subject to direct economic regulation by the FCC or any state regulatory body, other than the type and scope of regulation that is applicable to enterprises generally. In April 1998, the FCC reaffirmed that Internet access providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996. As a result, we believe that we are not currently subject to federal regulations applicable to telephone companies and similar carriers, such as Data-CLECs.

     In the future we could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services. For example, the FCC has expressed an intention to consider whether to regulate providers of voice and fax services that employ the Internet or Internet protocol switching as "telecommunications providers" even though Internet access itself would not be regulated. The FCC is also considering whether providers of Internet-based telephone services should be required to contribute to the Universal Service Fund, which subsidizes telephone service for rural and low income consumers, or should pay carrier access charges on the same basis as applicable to regulated telecommunications providers. To the extent that we engage in the provision of Internet or Internet

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

protocol based telephony services, we may become subject to the Communications Act of 1934, as amended, regulations promulgated by the FCC or state laws or regulations with respect to these activities.

     We may apply for certificates of authority to become a competitive local exchange carrier in selected states. Regulators reviewing applications for these certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services consistent with the public interest. While we believe we will be able to obtain these certificates on a timely basis, we cannot guarantee that we will be able to obtain the certifications on a timely basis or at all. In addition, some incumbent local exchange companies might refuse to provide certain services and facilities to us on favorable terms unless we obtain state certifications. If we obtain state telecommunications certification, under some state statutes, changes in the ownership of our outstanding voting securities also may trigger additional state public utility commission approval. For example, in certain jurisdictions an investor who acquires as little as ten percent or more of our voting securities may have to obtain prior approval of the acquisition of such securities because such ownership might be deemed to constitute an indirect controlling interest in a competitive local exchange carrier. Certain jurisdictions also require prior approval for the issuance by a certified carrier of stock or the issuance of certain types of debt.

     To the extent we obtain such authorizations and commence operations as a competitive local exchange carrier, the telecommunications services provided by such operations will be subject to regulation by federal, state and local governmental agencies. The FCC exercises jurisdiction over competitive carriers, and their facilities and services, to the extent they are providing interstate or international communications. The various state utility commissions retain jurisdiction over telecommunications carriers, and their facilities and services, to the extent they are used to provide communications that originate and terminate within the same state. The degree of regulation varies from state to state. In addition, the FCC has established different levels of regulation for dominant and non-dominant carriers. Domestically, only the incumbent local exchange carriers are classified as dominant carriers and all other providers are classified as non-dominant carriers. As a competitive local exchange carrier, we would be classified as a non-dominant carrier and would therefore not be as heavily regulated as the incumbent local exchange carriers. For example, under current regulations, we would not be subject to price cap or rate of return regulation by the FCC.

     The FCC and the state regulatory agencies impose and enforce regulatory requirements applicable to telecommunications carriers' operations. The FCC and the state regulatory agencies may address regulatory non-compliance with a variety of enforcement mechanisms, including monetary forfeitures, refund orders, injunctive relief, license conditions and/or license revocation. Domestic or international regulators or third parties could raise material issues with regard to our compliance or non-compliance with applicable laws and regulations.

     Although the Telecommunications Act of 1996 eliminates legal barriers to entry into the local telephone service market, no assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry would not have a material adverse effect on our ability to offer such services. In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state commissions have adopted many new rules to implement those new laws and to encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for our competitors and us. Certain of these and other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings nor their impact upon the telecommunications industry or us can be predicted at this time. Indeed, future federal or state regulations and legislation may be less favorable to us than current regulations and legislation and therefore harm our business.

     The law governing the liability of on-line service providers and Internet access providers for participating in the hosting or transmission of objectionable materials or information currently remains

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

unsettled. Under the Telecommunications Act of 1996, courts can impose civil and criminal penalties for the use of interactive computer services for the transmission of certain indecent or obscene communications. The United States Supreme Court in 1997 held this provision unconstitutional as it relates to indecent, but not obscene, communications. Also, some states have adopted or may adopt in the future similar requirements. The constitutionality of such state requirements remains unsettled at this time. In addition, several private parties have filed lawsuits seeking to hold Internet access or service providers accountable for information that they transmit, such as libelous material and copyrighted material. While some providers have prevailed by utilizing, among other things, a defense in the Telecommunications Act of 1996, we cannot predict the outcome of any such litigation or the potential for the imposition of liability on Internet access providers for information that they host, distribute or transport. These suits and other laws and regulations could materially change the way we and other Internet access and service providers must conduct our businesses and could impact our determination to expand or continue this business. To the extent that we become parties to future litigation, such litigation could harm our business.

     In certain instances, we may be required to obtain various permits and authorizations from municipalities, to the extent we deploy our own facilities. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could result in additional costs or delays in the deployment of our facilities, either of which could harm our business.

PROPERTIES

     Our headquarters are located in two separate facilities in Huntington Beach, California, consisting of an aggregate of approximately 25,000 square feet of office space. We occupy these facilities under separate lease agreements that expire in 2000 and 2004, each with an option to extend the term by 60 months. The aggregate rent on these facilities is $35,000 per month. We also lease approximately 18,350 square feet of office space in Boston, Massachusetts for our East Coast regional sales office under a lease which expires in 2004. In addition, we lease space in the central offices of a number of local and regional telephone carriers for co-location purposes. Under current regulations, these leases will continue until terminated by us, but there can be no assurance that such regulations will not change in the future, which could limit or eliminate our access to such space or make such leases more burdensome on us.

     On the later of December 1, 2000 or the date on which our tenant improvements are completed, we will relocate our headquarters to a new facility in Irvine, California, consisting of an aggregate of 103,900 square feet of office space. We will occupy this new facility under a lease agreement that expires on the later of February 28, 2011 or the tenth anniversary of the date on which our tenant improvements are completed. The rent on this facility will be $202,605 per month for the first twenty months of the term and shall increase by approximately $10,000 per month at the beginning of each subsequent twenty-month period through the conclusion of the lease term. Pending completion of our tenant improvements, we are occupying approximately 25,000 square feet of temporary space in the new facility under a lease terminating upon the commencement of our new lease. We have an option to extend the term of this lease. The monthly rent on this facility is approximately $43,000 per month.

     While we believe that these facilities are sufficient for our current space needs, we anticipate that we will need additional space in the future as our business expands. We believe that such space can be located on satisfactory terms, however, we can offer no assurance that this will be the case.

EMPLOYEES

     As of March 31, 2000, we had 421 employees (excluding temporary personnel and consultants), employed in sales, marketing, customer care, technical support, provisioning and general and administrative functions. None of our employees are represented by a labor union, and we consider our relations with our employees to be good.

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

LEGAL

     A lawsuit for trademark infringement was filed against us in the United States District Court for the Northern District of Texas, Dallas Division, on April 8, 1999 by Flashnet Communications, Inc. Plaintiff's claims are based chiefly on the allegation that our mark "Flashcom" is confusingly similar to plaintiff's mark "Flashnet." While the ultimate outcome of such litigation is uncertain, we believe we have meritorious defenses to the claims and intend to conduct a vigorous defense of the lawsuit. An unfavorable outcome in these matters could have a material adverse effect on our financial condition and could result in our being forced to discontinue the use of the mark "Flashcom." Even if the ultimate outcomes are resolved in our favor, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either of which could harm our business.

     In addition, we may be subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of telecommunications laws and regulations including the Telecommunications Act of 1996 and the interpretation of competitive carrier interconnection agreements. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies. We therefore may participate in proceedings before these regulatory agencies or judicial bodies that affect and allow us to advance our business plans.

     From time to time, we may be named in claims arising in the ordinary course of business. Currently, no other legal proceedings or claims are pending against or involve us that, in the opinion of management, could reasonably be expected to harm our business.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as of March 31, 2000 with respect to each person who is an executive officer or director of Flashcom.

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Richard Rasmus.............................  40    President, Chief Executive Officer and
                                                   Director
Wayne Boylston.............................  42    Chief Financial Officer
Michael Jones..............................  35    Chief Technology Officer
Christopher Rose...........................  32    Vice President, Business Development
Steven Pacelli.............................  28    Vice President, Secretary and General
                                                   Counsel
Vane Clayton...............................  41    Vice President, Marketing
Chris Newton...............................  37    Vice President, Sales
Scott Prouty...............................  39    Vice President and General Manager--
                                                   East Coast
Steve Fowler...............................  47    Vice President, Customer Care
Scott Campbell.............................  37    Vice President, Carrier Relations
Todd Brooks(1)(2)..........................  39    Director
David Helfrich(1)(2).......................  43    Director
William Matthes(1).........................  40    Director

-------------------------
(1) Member of the audit committee

(2) Member of the compensation committee

     RICHARD RASMUS has served as our President and a director since November 1999. Mr. Rasmus also served as our Chief Operating Officer from November 1999 until February 2000 and has served as our Chief Executive Officer since February 2000. Prior to joining us, from May 1995 to November 1999, Mr. Rasmus served in various management positions at Comcast Corporation, a cable communications systems operator, most recently as Vice President of Online Communications for Comcast's @Home cable modem division. From March 1989 to May 1995, Mr. Rasmus served in various management positions with Cablevision Systems Corporation, a cable television system operator, most recently as General Manager responsible for overseeing a cable modem customer base in excess of 120,000.

     WAYNE BOYLSTON has served as our Chief Financial Officer since April 2000. From July 1998 until March 2000, Mr. Boylston served as Chief Financial Officer, Executive Vice President, Treasurer and Assistant Secretary of iXL Enterprises, Inc., an Internet consulting service provider. From February 1998 until July 1998, Mr. Boylston served as a consultant to Healthdyne Technologies, Inc., a medical device manufacturer, following its merger with Respironics, Inc. From 1995 until February 1998, Mr. Boylston served as Vice President -- Finance, Chief Financial Officer and Treasurer of Healthdyne Technologies, Inc. Mr. Boylston is a Certified Public Accountant.

     MICHAEL JONES has served as our Chief Technology Officer since January 1999. He has over 15 years experience in designing and implementing voice and data communication networks. From March 1998 to December 1998, Mr. Jones served as Manager of DSL Engineering with Epoch Networks, a national Internet Service Provider. From January 1994 until December 1997, Mr. Jones founded, operated and ultimately sold Summit Technology, a wide-area networking value-added reseller.

     CHRISTOPHER ROSE has served as our Vice President, Business Development since October 1999. From October 1999 until April 2000 Mr. Rose also served as our interim Chief Financial Officer. Prior to joining us, from September 1998 to October 1999, Mr. Rose served as a Director with PricewaterhouseCoopers LLP, in the Financial Advisory Services group where he consulted for Internet and telecommunications companies in business development, mergers and acquisitions, crisis management and capital raising activities. From September 1996 to August 1998, Mr. Rose served as Manager of Corporate Development for Telstra Corporation, Australia's principal telecommunications company. From April 1995 to August 1996, Mr. Rose served as Manager of Business Development with MCI Telecommunications, a global telecommunications company. From September 1989 to April 1995, Mr. Rose served as Manager of Corporate Recovery Services with Arthur Andersen LLP. Mr. Rose is also a Certified Public Accountant.

     STEVEN PACELLI has served as our Vice President, Secretary and General Counsel since January 2000. Prior to joining us, from October 1997 until January 2000, Mr. Pacelli was a practicing attorney with Stradling Yocca Carlson and Rauth, our outside legal counsel, where he specialized in public and private finance, mergers and acquisitions and general corporate matters for technology companies.

     VANE CLAYTON has served as our Vice President, Marketing since February 2000. From August 1995 to September 1999, Mr. Clayton founded, and served as President and Chief Executive Officer of SOS Wireless Communications, a national provider of emergency wireless phone service. From August 1993 to July 1995, Mr. Clayton served as President and Chief Executive Officer of C-Cellular Research, a national wireless service provider. From June 1992 to August 1993, Mr. Clayton served as the Western Sales Manager for Elo Touch Systems, a manufacturer of point-of-sale software and touchscreen hardware and a subsidiary of Raychem Corporation.

     CHRIS NEWTON has served as our Vice President, Sales since January 2000. From August 1997 to January 2000, Mr. Newton served as Vice President of Worldwide Sales/Mobile Systems for ADC Telecommunications, a global supplier of network and telecommunications equipment. From June 1992 to August 1997, Mr. Newton served in various sales management positions at Comcast Cellular, an East Coast cable and telecommunications provider, including Direct Sales Manager, Indirect Sales Manager, Director of Sales for New Jersey and Director of all Business Market Sales.

     SCOTT PROUTY has served as our Vice President and General Manager -- East Coast since December 1999. From February 1999 to December 1999, Mr. Prouty served as our Vice President, Sales -- East Coast. From October 1998 to February 1999, Mr. Prouty served as a National Account Manager for Digital Island, an Internet application service provider, where he was responsible for managing sales of value-added global web-hosting services to national and multi-national corporations headquartered in Massachusetts. From December 1989 to September 1998, Mr. Prouty served in various sales positions, including Senior Global Account Manager from July 1997 to September 1998 and Senior National Investment Account Manager from February 1995 to July 1997 with MCI Telecommunications, a global telecommunications company.

     STEVE FOWLER has served as our Vice President, Customer Care since January 2000. From January 1999 to January 2000, Mr. Fowler served in various consulting roles with several networking and telecommunications companies, most recently with US Tel and I-Connect. From January 1995 to January 1999, Mr. Fowler served as Vice President of Customer Care for L.A. Cellular (now AT&T Wireless), a wireless services provider.

     SCOTT CAMPBELL has served as our Vice President, Carrier Relations since January 2000. Mr. Campbell also served as our Vice President, Sales Operations from May 1998 until January 2000. From July 1996 to May 1998, Mr. Campbell was a National Account Manager for LCI International (now Qwest Communications) responsible for designing specialized telecommunications application solutions to various clientele. From January 1993 to June 1996, Mr. Campbell was President of Scooter Oil, an operator of service stations.

     TODD BROOKS has served as a director since June 1999. Mr. Brooks joined Mayfield Fund, a venture capital firm, in February 1999, and has been a general partner of Mayfield Fund since June 1999, where he specializes in investing in companies in the telecommunications equipment and services sectors. From April 1995 to January 1999, Mr. Brooks served as a Managing Principal for JAFCO America Ventures, the U.S. subsidiary of JAFCO Co. LTD, an international venture capital investment firm. From August 1993 to April 1995, Mr. Brooks served as an equity research analyst for telecommunications investments for Franklin-Templeton Group, an investment corporation. Mr. Brooks currently serves as a director of Avanex, Jato Communications, Qtera and MVX.com.

     DAVID HELFRICH has served as a director since March 1999. He is currently a general partner of ComVentures, a venture capital firm specializing in telecommunications ventures, which he joined in 1997. Prior to joining ComVentures, from 1995 to 1997, Mr. Helfrich served as Vice President of Sales and Marketing of Copper Mountain Networks, a high-speed Internetworking company. From 1993 to 1995, Mr. Helfrich served as Vice President of Sales and Marketing of Centrum Communications, a data networking company, and then as Vice President of Marketing for 3Com, a network and information technology company, upon 3Com's acquisition of Centrum. Mr. Helfrich currently serves as a director of CALY Networks, CoSine Communications, Entera Inc., HydraWEB, Oresis Communications, P-Cube and TollBridge Technologies.

     WILLIAM MATTHES has served as a director since March 2000. Mr. Matthes joined Behrman Capital, a high technology venture capital firm, in April 1996, and has been a managing partner since January 1999. From June 1994 to April 1996, Mr. Matthes served as Senior Vice President of Holsted Marketing, Inc., a direct marketing company. Mr. Matthes currently serves as a director of The Management Network Group Inc., iStar Financial and Condor Systems, Inc., and Groundswell Inc.

BOARD COMPOSITION

     We have a classified Board of Directors. Each director holds office until the annual meeting for the year in which his term expires or until his successor is duly elected and qualified. Mr. Helfrich's and Mr. Rasmus' terms expire at the 2001 annual meeting. Mr. Brooks' term expires at the 2002 annual meeting. Mr. Matthes' term expires at the 2003 annual meeting. Our bylaws presently provide that the number of directors shall be fixed from time to time by the Board of Directors within a range of five and nine, initially set at seven.

     Our Board of Directors currently has two committees, a compensation committee and an audit committee. The compensation committee consists of Mr. Brooks and Mr. Helfrich. The compensation committee reviews and recommends the salaries and bonuses of our officers, establishes compensation and incentive plans and determines other fringe benefits.

     The audit committee consists of Mr. Brooks, Mr. Helfrich and Mr. Matthes. The audit committee recommends engagement of our independent public accountants and is primarily responsible for approving the services performed by our independent accountants and for reviewing and evaluating our accounting principles and our system of internal controls.

DIRECTOR COMPENSATION

     As of March 31, 2000, our directors do not currently receive compensation for services provided as directors or for participation on any committee of the Board of Directors. In the future we may provide compensation to our directors in the form of cash, or grants of stock options or rights to purchase common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Our Board of Directors established the compensation committee in October 1999. Prior to establishing the compensation committee, our Board of Directors as a whole performed the functions delegated to the compensation committee. No executive officer serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by Brad Sachs, who served as our Chief Executive Officer during 1999, and the two other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered in all capacities to us during such year. These people are referred to as our named executive officers in other parts of this prospectus. We have also included the compensation earned by Richard Rasmus, our current Chief Executive Officer. Although Mr. Rasmus was not a named executive officer for 1999, he is expected to be so named in future years.

                                                                        LONG TERM
                                                                   COMPENSATION AWARDS
                                                 ANNUAL         -------------------------
                                              COMPENSATION      RESTRICTED    SECURITIES
                                           ------------------     STOCK       UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL POSITION          SALARY     BONUS    AWARDS($)    OPTIONS (#)    COMPENSATION
       ---------------------------         --------   -------   ----------   ------------   ------------
Brad Sachs...............................  $171,000   $    --       $--              --      $       --
  Chief Executive Officer(1)
Richard Rasmus...........................    15,000        --        0(3)            --              --
  President and Chief Executive
  Officer(2)
Paul Adams...............................   111,000        --       --               --       375,000(5)
  Vice President(4)
Michael Jones............................    88,000    35,000       --          750,000              --
  Chief Technology Officer

-------------------------
(1) Mr. Sachs served as our Chief Executive Officer from May 1998 to February 2000.

(2) Mr. Rasmus joined us in November 1999 as our President and Chief Operating Officer at a base salary of $200,000. In February 2000, Mr. Rasmus replaced Mr. Sachs as our Chief Executive Officer.

(3) Mr. Rasmus was granted a right to purchase 2,641,443 shares of restricted stock at a price of $1.00 per share upon the commencement of his employment in November 1999, which was equal to the fair market value of such shares on that date. Such shares are subject to a repurchase option which lapses with respect to 25% of the shares on November 30, 2001 and in equal monthly installments over the succeeding 36 months. The value of such shares, based on the difference between an assumed initial public offering price of
    $       and the purchase price of such shares, is $          .

(4) Mr. Adams' employment with us terminated in October 1999.

(5) Represents the difference between the fair market value of the 210,936 shares of our common stock issued to Mr. Adams upon the termination of his employment and the price paid by Mr. Adams for such shares.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options during 1999 to each of the executive officers named in the table above. We granted the options listed below at an exercise price equal to the fair market value of our common stock, as determined by our Board of Directors on the date of grant or purchase. Options vest 25% upon the first and each subsequent anniversary of the date of grant.

                                                 PERCENTAGE                             POTENTIAL REALIZABLE
                                                  OF TOTAL                                    VALUE AT
                                   NUMBER OF      OPTIONS/                              ASSUMED ANNUAL RATES
                                   SECURITIES    RESTRICTED                                OF STOCK PRICE
                                   UNDERLYING      STOCK       EXERCISE/                    APPRECIATION
                                    OPTIONS/     GRANTED TO    PURCHASE                  FOR OPTION TERM(2)
                                   RESTRICTED   EMPLOYEES IN   PRICE PER   EXPIRATION   ---------------------
              NAME                   STOCK        1999(1)        SHARE        DATE         5%          10%
              ----                 ----------   ------------   ---------   ----------   ---------   ---------
Brad Sachs.......................         --          --            --            --    $     --    $     --
Richard Rasmus...................         --          --            --            --          --          --
Paul Adams.......................         --          --            --            --          --          --
Michael Jones....................    750,000         8.5%       $0.222      06/05/09

-------------------------
(1) Based on an aggregate of 8,787,000 shares underlying the options granted or restricted stock purchased by our employees during fiscal 1999.

(2) Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by an assumed initial
    public offering price of $     per share, (b) compounding the aggregate
    stock value derived from the foregoing calculation at an annual rate of 5% or 10% over a 10 year term and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projections of future common stock prices.

OPTIONS EXERCISED AND FISCAL YEAR-END VALUES

     The following table sets forth the number and value of unexercised options held by the individuals named in the executive compensation table above as of December 31, 1999. The value of unexercised in-the-money options as of December 31, 1999 represents an amount equal to the difference between an assumed initial
public offering price of $     per share and the option exercise price,
multiplied by the number of unexercised in-the-money options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES
                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                                                 DECEMBER 31, 1999              AT DECEMBER 31, 1999
                                            ----------------------------    ----------------------------
                   NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                     -----------    -------------    -----------    -------------
Brad Sachs................................         --              --       $       --      $       --
Richard Rasmus............................         --              --               --              --
Paul Adams................................         --              --               --              --
Michael Jones.............................    337,500         412,500

1999 STOCK OPTION PLAN

     In June 1999, we adopted the 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan. We amended and restated the 1999 Plan in April 2000. The purpose of the 1999 Plan is to attract qualified employees and provide participants with incentives which will encourage them to support the execution of our business strategies and the achievement of our goals, and to better align the interests of such participants with those of our stockholders. The 1999 Plan provides for the grant of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors, consultants and other service providers.

     A total of 15,000,000 shares of our common stock have been authorized for issuance under the 1999 Plan. As of April 15, 2000, options to purchase 4,531,000 shares were issued and outstanding, 6,442,572 shares of restricted stock had been sold, and 4,026,428 shares remained available for the grant of additional options or stock purchase rights. In addition, the 1999 Plan provides that the number of shares authorized for issuance under the Plan shall be increased as of the last day of each fiscal year during the term of the 1999 Plan, by a number of shares equal to two percent of the shares of common stock outstanding as of such date.

     The 1999 Plan is administered by our Board of Directors. Immediately following this offering, the 1999 Plan will be administered by our compensation committee. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning
Section 162(m) of the Internal Revenue Code. The administrator has sole discretion and authority, consistent with the provisions of the 1999 Plan, to determine which eligible participants will receive options, the terms of options granted, the number of shares which will be subject to options and the form of consideration payable upon exercise.

     The exercise price of incentive stock options must not be less than the fair market value of a share of common stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding common stock). The administrator has the authority to determine the time or times at which options granted under the 1999 Plan become exercisable, provided that options expire no later than ten years from the date of grant (five years with respect to optionees who own at least 10% of the outstanding common stock). Options are nontransferable, other than by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by us or within three months after termination of employment (one year for termination resulting from death or disability).

     In the case of stock purchase rights, the restricted stock purchase agreement entered into in connection with the exercise of the stock purchase rights generally grants us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase pursuant to restricted stock purchase agreements generally is the original price paid by the purchaser and may be paid by cancellation of any indebtedness owed by the purchaser to us. The repurchase option lapses at a rate that the administrator determines.

     In the event a "change in control" of Flashcom occurs, all outstanding options immediately will become exercisable in full, and our right to repurchase shares of restricted stock will expire, immediately prior to the change in control. However, if the company acquiring us assumes outstanding options or is assigned our repurchase rights or replaces the outstanding options with a cash incentive program to preserve the spread between the exercise price and the consideration received by stockholders in the change in control, vesting of options will not accelerate and our repurchase right with respect to restricted stock will not expire.

     Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. We have the authority to amend, suspend or terminate the 1999 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1999 Plan without the optionee's written consent.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. Prior to the closing of this offering, we expect to have in place liability insurance for our officers and directors.

     In addition, our certificate of incorporation provides that, pursuant to Delaware law, directors shall not be liable for monetary damages for breach of the directors' fiduciary duty to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     We have entered into indemnification agreements with each of our officers and directors containing provisions that require us, among other things, to indemnify our officers and directors against liabilities that may arise because their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to cover them under any of our liability insurance policies applicable to our directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

EMPLOYMENT AGREEMENTS

     On November 17, 1999, we entered into an employment agreement with Richard Rasmus pursuant to which we employ Mr. Rasmus as our President and Chief Executive Officer. In connection with his employment, Mr. Rasmus receives an annual base salary of $200,000. In early 2000, he became eligible for an interest-free loan of $75,000 which will be forgiven in certain circumstances set forth in the employment agreement. Mr. Rasmus is eligible to receive a bonus of $100,000 during the first year of his employment, payable in four quarterly installment beginning on March 31, 2000. Mr. Rasmus is eligible to receive a loan of up to $250,000 in connection with his purchase of a home in Southern California, at the minimum applicable federal interest rate and secured by a second lien on the home purchased. This loan must be repaid upon the occurrence of several events as set forth in his employment agreement. We also agreed to reimburse Mr. Rasmus for up to $150,000 in costs associated with his relocation to Southern California.

     Pursuant to his employment agreement, Mr. Rasmus purchased 2,641,443 shares of our common stock at $1.00 per share, in exchange for a promissory note bearing interest at the rate of 5.18% per annum, due in November 2004. These shares are subject to our repurchase right upon the termination of Mr. Rasmus's employment, which right lapses as to 25% of the shares after one year and as to one-thirty-sixth of the shares each month thereafter, as more particularly set forth in our standard form of restricted stock purchase agreement. Upon his termination or resignation, Mr. Rasmus is entitled to certain severance benefits as detailed in the employment agreement.

     On February 25, 2000, we entered into an employment agreement with Wayne Boylston pursuant to which we employ Mr. Boylston as our Chief Financial Officer. In connection with his employment, Mr. Boylston receives an annual base salary of $200,000. In May 2000, he became eligible for an interest-free loan of $75,000 which will be forgiven in certain circumstances set forth in the employment agreement. Mr. Boylston is eligible to receive a bonus of $100,000 during the first year of his employment, payable in four quarterly installments beginning on June 30, 2000. Mr. Boylston is also eligible to receive a loan of up to $250,000 in connection with his purchase of a home in Southern California, at the minimum applicable federal interest rate and secured by a second lien on the home purchased. We have agreed to reimburse Mr. Boylston for up to $150,000 in costs associated with his relocation to Southern California. We have agreed to reimburse Mr. Boylston for up to $3,000 per month for rent or debt service on a home purchase in Southern California, until the end of his first year of employment by us.

     Pursuant to his employment agreement, we granted Mr. Boylston the right to purchase up to 1,476,129 shares of our common stock, at $4.00 per share in exchange for a promissory note bearing interest at the rate of 6.21% per annum, due in February 2004. These shares are subject to our repurchase right upon the termination of Mr. Boylston's employment, which right lapses as to 25% of the shares after one year and as to one-thirty-sixth of the shares each month thereafter, as more particularly set forth in our standard form of restricted stock purchase agreement. Upon his termination or resignation, Mr. Boylston is entitled to certain severance benefits as detailed in the employment agreement.

EMPLOYEE STOCK PURCHASE PLAN

     In April 2000, our Board of Directors adopted our Employee Stock Purchase Plan, to be effective upon completion of this offering. A total of 1,500,000 shares of common stock have been reserved for issuance under our Employee Stock Purchase Plan. Our Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the Board of Directors or by a committee appointed by the board. Employees are eligible to participate if they are customarily employed for at least 20 hours per week and have been employed for more than 90 days. Employees who own more than 5% of our outstanding stock may not participate. Our Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions which may not exceed the lesser of 20% of any employee's
compensation, or $          .

     Our Employee Stock Purchase Plan will be implemented by six month offering periods with purchases occurring each January 1 and July 1, provided that the first offering period will commence on the date of this prospectus.

     The purchase price of the common stock under our Employee Stock Purchase plan will be equal to 85% of the fair market value per share of common stock on either the start date of the offering period or on the purchase date, whichever is less. Employees may end their participation in an offering period at any time during that period, and participation ends automatically on termination of employment with us. In the event of a proposed dissolution or liquidation of our company, the offering period in progress will terminate immediately prior to the consummation of the proposed action, unless otherwise provided by our Board of Directors. If there is a proposed sale of all or substantially all of our assets or the merger of our company with or into another company, then the offering period in progress will be shortened and a new exercise date that is before the sale or merger will be set. Our Employee Stock Purchase Plan will terminate in April 2010, unless sooner terminated by the Board of Directors.

401(K) PLAN

     In January 2000, we adopted the Flashcom, Inc. 401(k) Plan covering our full-time employees. Our 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we can deduct any contributions that we make, at the time they are made. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to statutorily prescribed annual limits. The 401(k) Plan permits us, but does not require us, to make additional matching contributions on behalf of all participants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than the compensation agreements and other arrangements described under the heading "Management," above, and the transactions described below, since we were formed, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

     - in which the amount involved exceeded or will exceed $60,000; and

     - in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

     We believe that all related-party transactions described below were on terms no less favorable than could have been otherwise obtained from unaffiliated third parties. All future transactions between us and any director, officer or principal stockholder will be subject to approval by a majority of the disinterested members of our Board of Directors.

TRANSACTIONS WITH BRAD AND ANDRA SACHS

     At various times from our inception through March 1999, Brad and Andra Sachs, both individually and through certain other companies owned or controlled by one or both of them, loaned us an aggregate of $578,000. As of March 31, 2000, we owed an aggregate of approximately $403,000 on such loans.

     On June 1, 1999, we entered into a Lease Agreement with a limited partnership of which Brad Sachs and Andra Sachs are limited partners, for the lease of our facility at 5312 Bolsa Avenue in Huntington Beach, California. This lease provides for payment of rent of $35,000 per month and has a term extending through May 2004.

     In September 1999, Communications Ventures III L.P., Communications Ventures III CEO and Entrepreneurs Fund L.P., Mayfield IX and Mayfield Associates Fund IV entered into an agreement with Andra Sachs, pursuant to which they agreed to purchase up to $10,000,000 of Flashcom's common stock at a purchase price equal to 85% of the price per share in Flashcom's Series B financing. In connection with such transaction, we waived our right of first refusal on such shares. In February 2000, we agreed to assume $9,000,000 of the purchase obligations under such agreement and entered into a Stock Purchase Agreement with Andra Sachs, pursuant to which we repurchased 1,612,903 shares of common stock held by Ms. Sachs for a purchase price of $9,000,000.

     Between February 1999 and February 2000, we purchased certain uninterrupted power supply equipment from Power Design, Inc., a company that is wholly-owned by Brad and Andra Sachs, for $76,617.

     In May 2000, we entered into a Loan Agreement, a Secured Promissory Note and a Pledge Agreement with Brad Sachs whereby we loaned Mr. Sachs $3,000,000. The loan is secured by a pledge of all shares of our common stock owned by Mr. Sachs and must be repaid at any time following the later of 30 days after the date of the loan and the occurrence of certain specified liquidity events as set forth in the agreement.

     Brad and Andra Sachs each own more than 5% of our common stock, and each has served as one of our directors and as one of our executive officers.

FINANCING TRANSACTIONS

     In March 1999, in exchange for loans, we issued promissory notes in an aggregate principal amount of $1,000,000, each bearing interest at the rate of 7.75% per annum and due in June 1999. In May 1999, in exchange for loans, we issued convertible promissory notes in the aggregate principal amount of $2,000,000, bearing interest at the rate of 7.75% per annum and due in August 1999, along with warrants to purchase an aggregate of 899,550 shares of common stock. In May 1999, we also issued promissory notes in an aggregate principal amount of $1,000,000, each bearing interest at the rate of 4.9% per annum and due in June 1999. Each of these promissory notes was issued in exchange for cash equal to the principal amount thereof. In June 1999, we sold an aggregate of 5,771,679 shares of Series A Preferred Stock at a purchase price of $2.8302 per share, or $16,335,005 in the aggregate, of which $12,335,005 was paid in cash and $4,000,000 was paid by conversion of each of the promissory notes listed above, together with accrued interest, at a conversion price of $2.8302 per share. The table below sets forth the promissory notes, warrants and shares we issued to directors and 5% stockholders in these financings:

                                                            AMOUNT OF      COMMON     SERIES A
                                                            PROMISSORY     STOCK      PREFERRED
                        PURCHASER                             NOTES       WARRANTS      STOCK
                        ---------                           ----------    --------    ---------
Communications Ventures III L.P...........................  $1,190,475    267,723     1,682,553
Communications Ventures III CEO
  and Entrepreneurs Fund L.P..............................      59,523     13,386        84,127
Mayfield IX...............................................   1,900,003    427,287     2,685,323
Mayfield Associates Fund IV...............................      99,997     22,488       141,333

     In March 1999, we sold an aggregate of 4,500,000 shares of common stock at $0.222 per share for an aggregate amount of $1,000,000 in cash to the following entities: Communications Ventures III L.P. (3,214,287 shares), Communications Ventures III CEO and Entrepreneurs Fund L.P. (160,713 shares), Mayfield IX (1,068,750 shares) and Mayfield Associates Fund IV (56,250 shares).

     In November 1999, we entered into a Bridge Financing Agreement with certain entities, including Communications Ventures III L.P., Communications Ventures III CEO and Entrepreneurs Fund L.P., Mayfield IX, Mayfield Associates Fund IV, pursuant to which these entities loaned us an aggregate of $9,000,000 in three separate closings in exchange for convertible promissory notes in the aggregate principal amount of $9,000,000. These notes provided for interest at the rate of 7.0% per annum and were due January 31, 2000. In connection with this financing, we issued to these entities warrants to purchase an aggregate of 2,657,145 shares of common stock. The table below sets forth the promissory notes and warrants we issued to directors and 5% stockholders in this financing:

                                                              AMOUNT OF
                                                              PROMISSORY
                         PURCHASER                              NOTES       WARRANTS
                         ---------                            ----------    --------
Communications Ventures III L.P.............................  $2,857,143    326,531
Communications Ventures III CEO and Entrepreneurs Fund
  L.P.......................................................     142,857     16,327
Mayfield IX.................................................   2,850,000    325,715
Mayfield Associates Fund IV.................................     150,000     17,143

     In February 2000, we entered into a Series B Preferred Stock Purchase Agreement with certain investors, pursuant to which we sold 12,824,351 shares of our Series B Preferred Stock at $6.57 per share for an aggregate of $84,256,000 of which approximately $74,500,000 was paid in cash and approximately $9,800,000 was paid by conversion of each of the promissory notes listed above, together with accrued interest, at a conversion price of $6.57 per share. In connection with the sale of Series B Preferred Stock, we entered into an Amended and Restated Investor Rights Agreement and an Amended and Restated Right of First Refusal and Co-Sale Agreement with the purchasers of the Series B Preferred Stock. Such agreement provided the investors with certain registration, information and other rights, including rights of first refusal on certain issuances of securities by us and rights of first refusal and co-sale rights on sales of stock by certain of our stockholders. Only the registration rights survive the closing of this offering.

     We also issued to these investors conditional warrants to purchase common stock, at an exercise price equal to the price per share in this offering, which may become exercisable upon the closing of this offering based upon the price per share in this offering, as more particularly set forth in such warrants. If these warrants do not become exercisable, they will expire upon the closing of this offering. If these warrants become exercisable, they will be exercisable for two years following the closing of this offering. The table below sets forth the shares we issued to directors and 5% stockholders in this financing:

                                                                 SERIES B
                         PURCHASER                            PREFERRED STOCK
                         ---------                            ---------------
Behrman Capital II, L.P. ...................................     3,003,417
Strategic Entrepreneur Fund II, L.P. .......................        40,723
Communications Ventures III L.P. ...........................       850,256
Communications Ventures III CEO and Entrepreneurs Fund
  L.P. .....................................................        42,513
Mayfield IX.................................................       863,990
Mayfield Associates Fund IV.................................        45,473
Flash Trust.................................................       308,220

     Todd Brooks, one of our directors, is a general partner of Mayfield IX and Mayfield Associates Fund IV, David Helfrich, one of our directors, is a general partner of Communications Ventures III L.P. and Communications Ventures III CEO and Entrepreneurs Fund L.P. Each of Mayfield IX and Communications Ventures III L.P. is a holder of more than 5% of our common stock on an as-converted basis.

OTHER TRANSACTIONS

     In March 1999, we repurchased 4,500,000 shares of our common stock from Crosspoint Venture Partners 1997, a holder of more than 5% of our common stock, for cash consideration of $1,000,000.

     As payment of the purchase price for shares of restricted stock purchased by them under our 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the following officers delivered promissory notes to us in the following amounts:

Richard Rasmus...................................  $2,641,443
Wayne Boylston...................................   5,904,516
Vane Clayton.....................................   2,000,000
Chris Newton.....................................   1,000,000
Steve Fowler.....................................   1,000,000
Steven Pacelli...................................     600,000
Christopher Rose.................................     306,250

     The promissory notes bear interest at rates ranging from 5.18% to 6.21%, which represents the applicable federal interest rate, as determined by the United States Internal Revenue Service, on the date of issuance. The notes are due four years from the date of issuance.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our common stock as of April 15, 2000, and as adjusted to reflect the sale of common stock offered in this offering for:

     - each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock;

     - each of our directors;

     - each of our executive officers; and

     - all of our directors and executive officers as a group.

     Applicable percentage ownership in the following table is based on the number of shares of common stock outstanding as of April 15, 2000, as adjusted to reflect the automatic conversion of all outstanding shares of redeemable convertible preferred stock into 30,139,388 additional shares of common stock upon the closing of this offering.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 2000, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. The address for those individuals for which an address is not otherwise indicated is: c/o Flashcom, Inc., 5312 Bolsa Avenue, Huntington Beach, California 92649.

                                                                               PERCENT OF CLASS
                                                                             --------------------
                 NAME AND ADDRESS OF                         SHARES           BEFORE      AFTER
                  BENEFICIAL OWNERS                    BENEFICIALLY OWNED    OFFERING    OFFERING
                 -------------------                   ------------------    --------    --------
Brad Sachs...........................................      11,250,000         18.08%
Andra Sachs(1).......................................       9,458,544         15.20%
Todd Brooks(2)
  Mayfield Fund......................................      12,251,648         19.69%
David Helfrich(3)
  ComVentures........................................      10,748,190         17.28%
William Matthes(4)
  Behrman Capital....................................       3,044,140          4.89%
Richard Rasmus(5)....................................       2,641,443          4.25%
Wayne Boylston(6)....................................       1,476,129          2.37%
Christopher Rose(7)..................................         525,000             *
Michael Jones(8).....................................         375,000             *
Scott Campbell(9)....................................         337,500             *
Vane Clayton(10).....................................         500,000             *
Steve Fowler(11).....................................         500,000             *
Chris Newton(12).....................................         500,000             *
Steven Pacelli(13)...................................         300,000             *
All directors and officers as a group (14
  persons)(14).......................................      53,599,374         86.16%

-------------------------
  *  Less than one percent.

 (1) Ms. Sachs' address is 23 Ridgeline, Newport Beach, California 92660.

 (2) Consists of (i) 11,346,257 shares of common stock held of record by Mayfield IX and (ii) 597,170 shares of common stock held of record by Mayfield Associates Fund IV, (iii) 308,220 shares of common stock held of record by Flash Trust. Collectively, Mayfield Associates Fund IV, Mayfield

IX, and Flash Trust are the Mayfield Entities. Mr. Brooks is a partner of each of the Mayfield Entities and shares investment and voting power over these shares with the other partners of these entities, none of whom is otherwise affiliated with us. Mr. Brooks disclaims beneficial ownership of the shares listed above except to the extent of his pecuniary interest in those shares. The address for the Mayfield Entities is 2800 Sand Hill Road, Suite 250, Menlo Park, California 94025.

 (3) Consists of (i) 10,236,371 shares of common stock held of record by Communications Ventures III L.P. and (ii) 511,820 shares of common stock held of record by Communications Ventures III CEO and Entrepreneurs Fund L.P. Collectively, Communications Ventures III L.P and Communications Ventures III CEO and Entrepreneurs Fund L.P. are the ComVentures Entities. Mr. Helfrich is a partner of each of the ComVentures Entities and shares investment and voting power over these shares with the other partners of these entities, none of whom is otherwise affiliated with us. Mr. Helfrich disclaims beneficial ownership of the shares listed above except to the extent of his pecuniary interest in those shares. The address for the ComVentures Entities is 505 Hamilton Avenue, Suite 305, Palo Alto, California 94301.

 (4) Consists of (i) 40,723 shares of common stock held of record by the Strategic Entrepreneur Fund II L.P. and (ii) 3,003,417 shares of common stock held of record by Behrman Capital II L.P. Collectively, Strategic Entrepreneur Fund II L.P and Behrman Capital II L.P. are referred to as the Behrman Entities. Mr. Matthes is a partner of each of the Behrman Entities and shares investment and voting power over these shares with the other partners of these entities, none of whom is otherwise affiliated with us. Mr. Matthes disclaims beneficial ownership of the shares listed above except to the extent of his pecuniary interest in those shares. The address for the Behrman Entities is c/o Behrman Capital, 126 East 56th Street, New York, New York 10022.

 (5) Shares purchased pursuant to a Restricted Stock Purchase Agreement. Shares are subject to our repurchase right, which right lapses with respect to 25% of the shares on November 30, 2000 and monthly thereafter in equal installments until all repurchase rights have lapsed.

 (6) Shares purchased pursuant to a Restricted Stock Purchase Agreement. Shares are subject to our repurchase right, which right lapses with respect to 25% of the shares on April 3, 2001 and monthly thereafter in equal installments until all repurchase rights have lapsed.

 (7) Shares purchased pursuant to a Restricted Stock Purchase Agreement. Shares are subject to our repurchase right, which right lapses with respect to 25% of the shares on October 31, 2000 and monthly thereafter in equal installments until all repurchase rights have lapsed.

 (8) Consists of 375,000 shares issuable pursuant to options exercisable within 60 days.

 (9) Consists of 337,500 shares issuable pursuant to options exercisable within 60 days.

(10) Shares purchased pursuant to a Restricted Stock Purchase Agreement. Shares are subject to our repurchase right, which right lapses with respect to 25% of the shares on March 1, 2001 and monthly thereafter in equal installments until all repurchase rights have lapsed.

(11) Shares purchased pursuant to a Restricted Stock Purchase Agreement. Shares are subject to our repurchase right, which right lapses with respect to 25% of the shares on January 17, 2001 and monthly thereafter in equal installments until all repurchase rights have lapsed.

(12) Shares purchased pursuant to a Restricted Stock Purchase Agreement. Shares are subject to our repurchase right, which right lapses with respect to 25% of the shares on February 11, 2001 and monthly thereafter in equal installments until all repurchase rights have lapsed.

(13) Shares purchased pursuant to a Restricted Stock Purchase Agreement. Shares are subject to our repurchase right, which right lapses with respect to 25% of the shares on January 17, 2001 and monthly thereafter in equal installments until all repurchase rights have lapsed.

(14) Includes 712,500 shares issuable pursuant to options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, we will file an amended and restated certificate of incorporation, which will provide that our authorized capital stock will consist of 400,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.

COMMON STOCK

     As of March 31, 2000, there were 32,070,605 shares of common stock outstanding held by 15 stockholders of record. An additional 30,139,388 shares of our common stock will be issued upon the automatic conversion of our redeemable convertible preferred stock upon the closing of this offering. There
will be        shares of common stock outstanding after giving effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into common stock and the sale of the shares of common stock we are offering hereby. All outstanding shares of common stock are, and the common stock to be issued in this offering will be, fully paid and nonassessable.

     The following summarizes the rights of holders of our common stock:

     - each holder of common stock is entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors;

     - subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors;

     - upon our liquidation, dissolution or winding up, after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock, the holders of shares of common stock will be entitled to receive on a pro rata basis all of our assets remaining for distribution;

     - there are no redemption or sinking fund provisions applicable to our common stock; and

     - there are no preemptive or conversion rights applicable to our common stock.

PREFERRED STOCK

     Immediately after the closing of this offering, there will be no shares of preferred stock outstanding because each issued and outstanding share of Series A Preferred Stock will be converted into three shares of our common stock and each share of Series B Preferred Stock will be converted into one share of our common stock. However, our certificate of incorporation authorizes our Board of Directors, without further action by the stockholders, to create and issue one or more series of preferred stock and to fix the rights, preferences and privileges thereof. Among other rights, the Board of Directors may determine, without further vote or action by our stockholders:

     - the number of shares constituting the series and the distinctive designation of the series;

     - the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

     - whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

     - whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

     - whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

     - whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

     - the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

     Although we presently have no plans to issue any shares of preferred stock, any future issuance of shares of preferred stock, or the issuance of rights to purchase preferred shares, may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.

WARRANTS

     In May 1999, we entered into a $2,000,000 bridge loan agreement with certain investors who subsequently purchased Series A Preferred Stock. In connection with this agreement we issued warrants to these investors to purchase an aggregate of 899,550 shares of common stock at an exercise price of $0.222 per share. These warrants expire in May 2009 and are immediately exercisable.

     In August 1999, we entered into a master lease agreement with a financial institution to provide up to $7,000,000 of equipment financing. In January 2000, we increased the facility by $1,000,000 to a total of $8,000,000. In connection with this agreement, we issued warrants to purchase an aggregate of 381,621 shares of common stock at a weighted average exercise price of $1.295 per share. The warrants are exercisable for a period of ten years from the date of grant or five years from the effective date of this offering, whichever is earlier. The warrant contains a "net exercise" provision which allows the holder to exercise the warrants without payment of cash.

     In November 1999, we entered into a bridge loan agreement with certain holders of our Series A Preferred Stock to borrow up to $9,000,000 in three separate closings. In November 1999 and December 1999, we issued promissory notes in the aggregate amount of $9,000,000, which notes were converted into Series B Preferred Stock, and issued warrants to purchase an aggregate of up to 2,657,145 shares of common stock at a weighted average exercise price of $0.677 per share. These warrants expire in November 2009 and are immediately exercisable.

     In January 2000, we issued a warrant to purchase a maximum of 47,700 shares of our common stock at a purchase price equal to $3.7567 per share to one of our investors in connection with an equipment loan financing. The warrant is exercisable at any time beginning on January 7, 2000 until the earlier of January 7, 2010 or five years from the effective date of this offering.

     In February 2000, we entered into a bridge loan agreement with one of our stockholders and issued a promissory note in the principal amount of $630,000, which note was converted into Series B Preferred Stock, and issued a warrant to the stockholder to purchase up to 126,000 shares of common stock at an exercise price of $2.44 per share. This warrant expires in February 2010 and is immediately exercisable.

     In connection with our Series B Preferred Stock financing, we issued to the investors conditional warrants to purchase shares of our common stock at an exercise price equal to the price per share in this offering, which become exercisable if the price per share in this offering is within the range of $9.85 to $13.14 per share. If not, these warrants expire upon the closing of this offering. If these warrants become exercisable, they will be exercisable until the earlier of (i) April 21, 2005, (ii) two years following the close of this offering; or (iii) a change in control transaction. In addition, we issued to Thomas Weisel Partners LLC, the placement agent for the Series B Preferred Stock financing, a warrant to purchase 169,827 shares of Series B Preferred Stock at an exercise price of $6.57 per share, exercisable at any time prior to February 2005. Upon the automatic conversion of the Series B Preferred Stock into common stock, this warrant will be automatically converted into a warrant to purchase 169,827 shares of common stock at the same exercise price.

REGISTRATION RIGHTS

     The holders of our Series A and Series B Preferred Stock, which will convert into an aggregate of 30,139,388 shares of common stock upon the closing of this offering, have the right to require us to register their shares with the Securities and Exchange Commission, or to include their shares in any registration statement we file, so that the shares may be publicly resold.

  Demand registration rights

     - At any time after the earlier of March 31, 2001 and 180 days after the closing of this offering the holders of at least 30% of the shares issuable upon conversion of the Series A and Series B Preferred Stock have the right to demand on three separate occasions that we file a registration statement on a form other than Form S-3 so that they can publicly sell their shares, as long as the aggregate market value of the shares to be sold pursuant to the registration statement equals or exceeds $5,000,000.

     - If we are eligible to file a registration statement on Form S-3, holders of at least (i) 20% of the shares issuable upon conversion of the Series A Preferred Stock or (ii) 20% of the shares issuable upon conversion of the Series B Preferred Stock and having registration rights have the right to demand on two separate occasions that we file a registration statement on Form S-3, as long as the aggregate market value of the shares to be sold under the registration statement exceeds $2,500,000. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the registration.

  Piggyback registration rights

     If we register any shares for public sale, stockholders with registration rights will have the right to include their shares in the registration. The underwriters of any underwritten public offering will have the right to limit the number of shares to be included in the registration; provided that the number of shares to be included by holders with registration rights in the registration shall not be reduced below 25% of the total number of shares to be included in the registration, in any registration other than the initial public offering. In addition, the underwriters of this offering have the right to exclude all shares held by holders with registration rights.

  Expenses of registration

     We will pay all expenses relating to any demand or piggyback registration. However, we will not pay for the expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares having registration rights, subject to very limited exceptions.

  Termination of registration rights

     The registration rights described above will terminate five years after this offering is completed. The registration rights will terminate earlier for a particular stockholder:

     - if a holder can resell all of its shares pursuant to Rule 144 of the Securities Act of 1933;

     - if we have completed this offering and are subject to the provisions of the Securities Exchange Act of 1934; and

     - the securities held by that holder total less than 1% of the outstanding shares of common stock of Flashcom.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

     We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

     - prior to such date, the Board of Directors of the company approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the company outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

     - any merger or consolidation involving the company and the interested stockholder;

     - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the company;

     - subject to exceptions, any transaction that results in the issuance or transfer by the company of any stock of the company to the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the company.

     In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the company and any entity or person affiliated with or controlling or controlled by the entity or person.

     Our bylaws provide that candidates for director may be nominated only by the Board of Directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. Our bylaws currently provide that the number of directors shall be within a range of five and nine, initially set at seven. The board currently consists of four members divided into three different classes, with three vacancies. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Between stockholder meetings, the board may appoint new directors to fill vacancies or newly created directorships.

     Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed within a range between five and nine by resolution of the Board of Directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control or our management, which could depress the market price of our common stock.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is U.S. Stock Transfer, 1745 Gardena Avenue, Suite 200, Glendale, California. Its phone number is (818) 502-1404.

                        SHARES ELIGIBLE FOR FUTURE SALES

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and adversely affect our ability to raise additional capital in the capital markets at a time and price favorable to us.

     Upon completion of this offering and assuming no exercise of outstanding
options or warrants after March 31, 2000, we will have                shares of
common stock outstanding (               shares if the underwriters'
over-allotment option is exercised in full). Of these shares, all of the shares of common stock sold in this offering, plus any shares sold as a result of the underwriters' exercise of the over-allotment option, will be freely tradable without restriction under the Securities Act.

     The remaining approximately 62,209,993 shares of outstanding common stock held by existing stockholders are "restricted securities" under the Securities Act or are subject to "lock-up" agreements. Of this amount, 50,780,429 shares will be eligible for resale pursuant to Rule 144 commencing 90 days after the date of this prospectus, and all of these shares will be subject to "lock-up" agreements as described below. "Restricted securities" as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144, Rule 144(k) or Rule 701 under the Securities Act.

LOCK-UP AGREEMENTS

     All of our officers, directors, warrant holders, option holders and stockholders have agreed, pursuant to "lock-up" agreements, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, swap or hedge the shares of common stock owned by them or any securities convertible into or exchangeable for shares of common stock, for 180 days following the date of this prospectus. The lock-up agreements permit exceptions to be made upon the prior written consent of Salomon Smith Barney. In addition, certain employees who are issued options prior to the date of this prospectus also will be required to enter into lock-up agreements. Upon the expiration of the lock-up agreements, approximately 50,780,429 shares of common stock held by such stockholders will be eligible for resale immediately pursuant to Rule 144.

RULE 144

     Under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including persons who may be deemed our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

     - one percent of the number of shares of common stock then outstanding
       (equal to approximately                shares upon completion of this
       offering); or

     - the average weekly trading volume of the common stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, and notice requirements and the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless subject to the contractual lock-up restrictions above or otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     Under Rule 701 as currently in effect, persons who purchase shares upon exercise of options granted prior to the effective date of this offering may sell such shares in reliance on Rule 144. Such sales need not comply with the holding period requirements of Rule 144. In the case of non-affiliates, these sales need not comply with the public information, volume limitations or notice provisions of Rule 144. Upon the expiration of the lock-up agreements,
approximately             shares of common stock issuable upon the exercise of
vested options will be eligible for resale immediately pursuant to Rule 701.

STOCK OPTIONS

     We intend to file, after the closing of this offering, a Form S-8 registration statement under the Securities Act to register all shares of common stock issuable under the 1999 Stock Option Plan and Employee Stock Purchase Plan. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to any lock-up agreements applicable thereto and Rule 144 limitations applicable to affiliates. See "Management -- 1999 Stock Option Plan," "Description of Capital Stock -- Registration Rights," and "Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement
dated                     , 2000, each underwriter named below has severally
agreed to purchase, and Flashcom has agreed to sell to the underwriter, the number of shares set forth opposite the name of that underwriter.

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Salomon Smith Barney Inc....................................
Thomas Weisel Partners LLC..................................
ING Barings LLC.............................................
          Total.............................................

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     The underwriters, for whom Salomon Smith Barney Inc., Thomas Weisel Partners LLC and ING Barings LLC are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to selected dealers
at the public offering price less a concession not in excess of $     per share.
The underwriters may allow, and those dealers may reallow, a concession not in
excess of $     per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised Flashcom that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

     We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to                additional shares
of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

     We and our executive officers, directors, warrant holders, option holders and stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., offer, sell, contract to sell, pledge, or otherwise dispose of, swap or hedge any shares of common stock of Flashcom or any securities convertible into or exchangeable for common stock. Thomas Weisel Partners LLC, one of the representatives, has agreed to a lock-up period of one year from the date of this prospectus with respect to warrants it holds to purchase shares of common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     At our request, Salomon Smith Barney Inc. reserved up to approximately five percent of the shares being offered as directed shares for sale at the initial public offering price to persons who are directors, officers or our employees, or who are otherwise associated with us and our affiliates or employees, and who have advised us of their desire to purchase these shares. The number of shares of common stock available for sale to the general public will be reduced to the extent of sales of directed shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters on the same basis as all other shares of common stock offered hereby. We have agreed to indemnify the underwriters against specified liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with the sales of the directed shares.

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in the common stock will develop and continue after this offering.

     We have applied to have our common stock included for quotation on the Nasdaq Stock Market's National Market under the symbol "FLCM."

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                   PAID BY FLASHCOM
                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per Share...................................................   $              $
Total.......................................................   $              $

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

     Any of these activities may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq Stock Market's National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

     Thomas Weisel Partners LLC, one of the representatives, was organized and registered as a broker/dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners served as the placement agent for our Series B Preferred Stock financing in February 2000. In connection with that financing, we paid Thomas Weisel Partners a placement fee and issued them a warrant to purchase 169,827 shares of our Series B Preferred Stock at a purchase price of $6.57 per share. Upon the closing of this offering, the warrant will automatically convert into a warrant to purchase the same number of shares of common stock. Thomas Weisel Partners also is entitled to a placement fee with respect to future financings done by us within six months of the closing of the Series B Preferred Stock financing and has a right of first refusal to act as our financial advisor in connection with certain future transactions. Except for the foregoing, Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

     We estimate that the total expenses of this offering, excluding
underwriting discounts and commissions, will be $          .

     We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for Flashcom by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California. Certain legal matters in connection with this offering will be passed upon for the representatives of the underwriters by Paul, Hastings, Janofsky & Walker LLP. Certain investment partnerships composed of certain current and former shareholders of Stradling Yocca Carlson & Rauth, as well as a current individual shareholder of Stradling Yocca Carlson & Rauth, beneficially own an aggregate of 76,696 shares of preferred stock that will automatically convert into an aggregate of 136,764 shares of our common stock upon the closing of this offering.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999 and for the period from May 18, 1998 (inception) through December 31, 1998 and the year ended December 31, 1999, as described in their report. We have included our financial statements in our prospectus in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                HOW TO GET ADDITIONAL INFORMATION ABOUT FLASHCOM

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Statements contained in this prospectus relating to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference. For further information with respect to Flashcom and the common stock, reference is made to the registration statement and the exhibits and schedules thereto.

     A copy of the registration statement may be inspected without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Securities and Exchange Commission. The registration statement is also available through the Securities and Exchange Commission's web site on the world wide web at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference rooms, our web site and the web site of the Securities and Exchange Commission referred to above. Information on our web site does not constitute a part of this prospectus.

                                 FLASHCOM, INC.

                              FINANCIAL STATEMENTS
                  FOR THE PERIOD FROM MAY 18, 1998 (INCEPTION)
                    TO DECEMBER 31, 1998 AND THE YEAR ENDED
                               DECEMBER 31, 1999
                      WITH REPORT OF INDEPENDENT AUDITORS

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Audited Financial Statements
  Balance Sheets............................................  F-3
  Statements of Operations..................................  F-4
  Statements of Stockholders' Equity (Deficit)..............  F-5
  Statements of Cash Flows..................................  F-6
  Notes to Financial Statements.............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Flashcom, Inc.

     We have audited the accompanying balance sheets of Flashcom, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from May 18, 1998 (Inception) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flashcom, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from May 18, 1998 (Inception) to December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Orange County, California
March 31, 2000, except for the last
three paragraphs in Note 11, as to which the date is April 25, 2000

                                 FLASHCOM, INC.

                                 BALANCE SHEETS

                                                                                              PRO FORMA
                                                                                            STOCKHOLDERS'
                                                                     DECEMBER 31,             EQUITY AT
                                                              --------------------------    DECEMBER 31,
                                                                 1998           1999            1999
                                                              ----------    ------------    -------------
                                                                                             (UNAUDITED)
                                                                                              (NOTE 11)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  875,000    $  2,419,000
  Accounts receivable, net of allowance for doubtful
    accounts of $24,000 and $537,000, respectively..........      62,000       1,916,000
  Prepaids and other........................................          --       1,627,000
  Due from stockholder......................................          --         433,000
                                                              ----------    ------------
      Total current assets..................................     937,000       6,395,000
Property and equipment, net.................................     419,000      14,834,000
Deferred financing costs, net...............................          --       3,346,000
Customer acquisition costs, net.............................          --       4,010,000
Other assets................................................          --          55,000
                                                              ----------    ------------
Total assets................................................  $1,356,000    $ 28,640,000
                                                              ==========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  787,000    $ 17,543,000
  Accrued expenses and other................................      10,000       3,197,000
  Current portion of capital lease obligations..............          --       1,678,000
  Notes payable.............................................          --       9,054,000
  Customer deposits.........................................          --       1,480,000
  Deferred revenue..........................................          --         883,000
  Advances from affiliated companies........................     225,000         403,000
                                                              ----------    ------------
      Total current liabilities.............................   1,022,000      34,238,000
Capital lease obligations, net of current portion...........          --       3,558,000
                                                              ----------    ------------
      Total liabilities.....................................   1,022,000      37,796,000
                                                              ----------    ------------
Commitments and contingencies
Redeemable convertible preferred stock, $.001 par value:
  Designated Series A shares -- 5,800,000;
  Issued and outstanding shares -- 5,772,000 at December 31,
    1999;
  Liquidation preference -- $16,335,000.....................          --      16,335,000    $         --
                                                              ----------    ------------    ------------
Stockholders' equity (deficit):
  Preferred stock, $.001 par value:
    Authorized shares -- 44,200,000; Issued and outstanding
    shares -- none..........................................          --              --              --
  Common stock, $.001 par value:
    Authorized shares -- 100,000,000
    Issued and outstanding shares -- 27,000,000 and
      30,377,000 at December 31, 1998 and 1999, respectively
      (47,692,000 pro forma)................................      27,000          30,000          47,000
  Additional paid-in capital................................     988,000      19,004,000      35,322,000
  Deferred stock compensation...............................          --      (8,110,000)     (8,110,000)
  Notes receivable from stockholders........................          --      (2,961,000)     (2,961,000)
  Accumulated deficit.......................................    (681,000)    (33,454,000)    (33,454,000)
                                                              ----------    ------------    ------------
      Total stockholders' equity (deficit)..................     334,000     (25,491,000)   $ (9,156,000)
                                                              ----------    ------------    ============
Total liabilities and stockholders' equity (deficit)........  $1,356,000    $ 28,640,000
                                                              ==========    ============

See accompanying notes.

                                 FLASHCOM, INC.

                            STATEMENTS OF OPERATIONS

                                                               MAY 18, 1998
                                                              (INCEPTION) TO     YEAR ENDED
                                                               DECEMBER 31,     DECEMBER 31,
                                                                   1998             1999
                                                              --------------    ------------
Revenue.....................................................   $   299,000      $  8,402,000
Operating expenses:
  Network and operations....................................       376,000        12,393,000
  Sales and marketing.......................................       217,000        17,392,000
  General and administrative................................       371,000         7,656,000
  Non-cash stock compensation...............................            --           916,000
                                                               -----------      ------------
     Total operating expenses...............................       964,000        38,357,000
Operating loss..............................................      (665,000)      (29,955,000)
Other income (expense):
  Interest expense, including amortization of deferred
     financing costs........................................            --        (2,767,000)
  Other.....................................................            --           (50,000)
                                                               -----------      ------------
Loss before provision for income tax........................      (665,000)      (32,772,000)
Provision for income taxes..................................         1,000             1,000
                                                               -----------      ------------
Net loss....................................................   $  (666,000)     $(32,773,000)
                                                               ===========      ============
Basic and diluted net loss per share........................   $     (0.03)     $      (1.21)
                                                               ===========      ============
Shares used in computing net loss per share, basic and
  diluted...................................................    22,821,000        27,018,000
                                                               ===========      ============
Basic and diluted pro forma net loss per share
  (unaudited)...............................................                    $      (0.89)
                                                                                ============
Shares used in computing pro forma net loss per share
  (unaudited)...............................................                      36,829,000
                                                                                ============

See accompanying notes.

                                 FLASHCOM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                      NOTES
                                   COMMON STOCK       ADDITIONAL      DEFERRED      RECEIVABLE                        TOTAL
                               --------------------     PAID-IN        STOCK           FROM       ACCUMULATED     STOCKHOLDERS'
                                 SHARES     AMOUNT      CAPITAL     COMPENSATION   STOCKHOLDERS     DEFICIT      EQUITY (DEFICIT)
                               ----------   -------   -----------   ------------   ------------   ------------   ----------------
Balance at May 18, 1998......          --   $    --   $        --   $        --    $         --   $         --     $         --
Issuance of common stock to
  founding stockholders......  22,500,000    22,000            --            --              --        (15,000)           7,000
Issuance of common stock.....   4,500,000     5,000       988,000            --              --             --          993,000
Net loss.....................          --        --            --            --              --       (666,000)        (666,000)
                               ----------   -------   -----------   -----------    ------------   ------------     ------------
Balance at December 31,
  1998.......................  27,000,000    27,000       988,000            --              --       (681,000)         334,000
Repurchase of common stock...  (4,500,000)   (5,000)     (995,000)           --              --             --       (1,000,000)
Issuance of common stock.....   4,500,000     5,000       995,000            --              --             --        1,000,000
Issuance of restricted common
  stock......................   3,166,000     3,000     2,945,000            --      (2,961,000)            --          (13,000)
Issuance of common stock
  warrants...................          --        --     5,998,000            --              --             --        5,998,000
Exercise of employee stock
  options....................     211,000        --       422,000            --              --             --          422,000
Deferred stock
  compensation...............          --        --     8,651,000    (8,651,000)             --             --               --
Amortization of deferred
  stock compensation.........          --        --            --       541,000              --             --          541,000
Net loss.....................          --        --            --            --              --    (32,773,000)     (32,773,000)
                               ----------   -------   -----------   -----------    ------------   ------------     ------------
Balance at December 31,
  1999.......................  30,377,000   $30,000   $19,004,000   $(8,110,000)   $ (2,961,000)  $(33,454,000)    $(25,491,000)
                               ==========   =======   ===========   ===========    ============   ============     ============

See accompanying notes.

                                 FLASHCOM, INC.

                            STATEMENTS OF CASH FLOWS

                                                               MAY 18, 1998
                                                              (INCEPTION) TO     YEAR ENDED
                                                               DECEMBER 31,     DECEMBER 31,
                                                                   1998             1999
                                                              --------------    ------------
OPERATING ACTIVITIES:
Net loss....................................................    $ (666,000)     $(32,773,000)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................        24,000         2,246,000
  Provision for doubtful accounts...........................        36,000           513,000
  Amortization of deferred financing costs..................            --         2,657,000
  Non-cash stock compensation expense.......................            --           916,000
  Changes in operating assets and liabilities:
     Accounts receivable....................................       (86,000)       (2,367,000)
     Prepaids and other assets..............................            --        (1,682,000)
     Customer acquisition costs.............................            --        (4,809,000)
     Accounts payable.......................................       787,000        16,756,000
     Accrued expenses and other.............................        10,000         3,241,000
     Customer deposits......................................            --         1,480,000
     Deferred revenue.......................................            --           883,000
                                                                ----------      ------------
Net cash provided by (used in) operating activities.........       105,000       (12,939,000)
INVESTING ACTIVITIES:
Capital expenditures........................................      (455,000)      (10,254,000)
Due from shareholder........................................            --          (433,000)
                                                                ----------      ------------
Net cash used in investing activities.......................      (455,000)      (10,687,000)
FINANCING ACTIVITIES:
Proceeds from the issuance of common stock..................     1,000,000         1,000,000
Repurchase of common stock..................................            --        (1,000,000)
Proceeds from the issuance of bridge loans..................            --        13,000,000
Proceeds from sales of redeemable convertible preferred
  stock.....................................................            --        12,335,000
Exercise of employee stock options..........................            --            47,000
Principal payments on capital lease obligations.............            --          (390,000)
Net advances from affiliated companies......................       225,000           178,000
                                                                ----------      ------------
Net cash provided by financing activities...................     1,225,000        25,170,000
                                                                ----------      ------------
Net increase in cash........................................       875,000         1,544,000
Cash and equivalents at beginning of period.................            --           875,000
                                                                ----------      ------------
Cash and equivalents at end of period.......................    $  875,000      $  2,419,000
                                                                ==========      ============

See accompanying notes.

                                 FLASHCOM, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

 1. DESCRIPTION OF BUSINESS

     Flashcom, Inc. (the "Company"), a Delaware corporation, is a leading provider of broadband communications services to small and medium-sized enterprises and residential customers nationwide. The Company currently uses digital subscriber line, or DSL, technology to offer high-speed Internet access and complementary services over standard copper telephone lines. DSL uses copper wires that are the same as those used for regular voice telephone service to transmit information between the central office of the local exchange carrier ("CO") and the customer's location. However, because DSL technology transmits information in a digital format using more of the available bandwidth of the copper wires and because DSL service connects the customer directly to the Internet backbone at the CO, thereby bypassing the public switched telephone network, it transforms the customer's telephone line into a high-speed, always-on digital connection capable of transmission speeds far in excess of those attainable using the same telephone line and a conventional analog modem.

     The Company's predecessor, a Nevada corporation, was originally incorporated on May 18, 1998. In March 1999, the Company was reincorporated as a Delaware corporation.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

BUSINESS RISKS AND CREDIT CONCENTRATION

     Flashcom operates within an industry that is subject to rapid technological change and intense competition. The introduction of new technologies could have a substantial impact on future operations of the Company.

     The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, technological, regulatory and other risks associated with an emerging business.

     The Company has service agreements with two national competitive local exchange carriers ("CLECs") to provide installation services and DSL lines to its customers. These two CLECs provided approximately 61% and 35%, respectively, of the Company's DSL lines for the year ended December 31, 1999. Under these agreements, which have original terms of one to two years, the Company is committed to purchasing specified amounts of services in exchange for favorable pricing arrangements. Management believes the Company's purchases of services will exceed the amounts necessary under the agreements to receive the favorable pricing. However, if the services purchased fall below the committed amounts, the Company may be subject to an additional liability. Management also believes these CLECs are able to fulfill their obligations to the Company under the agreements.

REVENUE RECOGNITION

     The Company derives the majority of its revenue from recurring monthly access fees for high-speed, or broadband, communications services. Revenue from broadband communication services are recognized as the services are provided. Payments received in advance of services provided are recorded as deferred

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) revenue until the services are provided. Revenue from hardware sales and installation services is recognized upon installation.

CUSTOMER ACQUISITION COSTS

     Customer acquisition costs consist of amounts paid to third-party vendors for customer equipment, installation costs and monthly customer fees incurred in connection with the establishment of the Company's service in excess of related fees charged to the customer, provided that such amounts are recoverable from future revenue under the customer's service contract. These costs are capitalized and amortized over the customer's contract service periods, which range from one to two years. Amortization expense for the year ended December 31, 1999 was $799,000.

ADVERTISING EXPENSE

     Advertising costs are expensed as incurred. Advertising expense for the period ended December 31, 1998 and the year ended December 31, 1999 was $139,000 and $14,131,000, respectively.

STOCK-BASED COMPENSATION

     The Company has elected to account for its stock-based compensation to employees using the intrinsic value method described in Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees.

NET LOSS PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic and diluted net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential shares of common stock if their effect is anti-dilutive. Potential common stock consists of shares of common stock issuable upon the exercise of stock options and warrants and shares issuable upon conversion of the Series A redeemable convertible preferred stock.

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The following table sets forth the computation of net loss per share:

                                                            PERIOD FROM
                                                            MAY 18, 1998
                                                           (INCEPTION) TO     YEAR ENDED
                                                            DECEMBER 31,     DECEMBER 31,
                                                                1998             1999
                                                           --------------    ------------
Numerator:
  Net loss...............................................    $  (666,000)    $(32,773,000)
                                                             ===========     ============
Denominator:
  Weighted average shares outstanding....................     22,821,000       27,331,000
  Less: non-vested common shares outstanding.............             --         (313,000)
                                                             -----------     ------------
Denominator for basic and diluted loss per common
  share..................................................     22,821,000       27,018,000
                                                             ===========
Assumed weighted-average common equivalent shares from
  conversion of Series A redeemable convertible preferred
  stock outstanding......................................                       9,811,000
                                                                             ------------
Denominator for pro forma basic and diluted loss per
  common share (unaudited)...............................                      36,829,000
                                                                             ============
Net loss per common share -- basic and diluted...........    $     (0.03)    $      (1.21)
                                                             ===========     ============
Pro forma net loss per share -- basic and diluted
  (unaudited)............................................                    $      (0.89)
                                                                             ============

     The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above, as their effect would be anti-dilutive.

                                                            DECEMBER 31
                                                      ------------------------
                                                         1998          1999
                                                      ----------    ----------
Series A redeemable convertible preferred stock.....          --    17,315,000
Common stock warrants...............................          --     3,891,000
Employee stock options..............................          --     7,110,000
Non-vested common shares............................          --     3,166,000
                                                      ----------    ----------
                                                              --    31,482,000
                                                      ==========    ==========

INCOME TAXES

     The Company accounts for its income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based upon temporary differences between bases used for financial reporting and income tax reporting purposes. Income taxes are provided based on the statutory tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets as there is no assurance that the Company will realize those assets through future operations.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments as of December 31, 1999 and 1998 approximate their respective fair values because of the short maturities of these instruments. Such financial instruments consist of cash and cash equivalents, amounts due from stockholder, notes payable and advances from affiliated companies.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Maintenance and repairs are charged to expense as incurred, and the cost of additions and betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from one to seven years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the related asset.

DEFERRED FINANCING COSTS

     Deferred financing costs represent the fair value assigned to common stock warrants issued in connection with an equipment financing agreement and convertible promissory notes (see Note 8) and are being amortized over the term of the related debt. The fair value of these warrants was estimated at the date of grant based on the Black-Scholes method. Amortization of these costs for the year ended December 31, 1999 was $2,657,000 and is included in interest expense.

     As of December 31, 1999, unamortized deferred financing costs related to the convertible promissory notes were approximately $3,200,000, which will be fully amortized in the quarter ended March 31, 2000.

LONG-LIVED ASSETS

     The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. For the period ended December 31, 1998 and the year ended December 31, 1999, the Company did not have any components of other comprehensive income.

INTERNALLY DEVELOPED SOFTWARE

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires companies to capitalize certain costs of computer software developed or obtained for internal use, provided that those costs are not research and development. The Company adopted the provisions of SOP 98-1 during the year ended December 31, 1999.

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 3. COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

PREPAIDS AND OTHER

     Prepaids and other consists of the following:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1998          1999
                                                      ----------    ----------
Prepaid computer maintenance........................  $       --    $  649,000
Prepaid advertising.................................          --       431,000
Other...............................................          --       547,000
                                                      ----------    ----------
                                                      $       --    $1,627,000
                                                      ==========    ==========

PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            DECEMBER 31
                                                      -----------------------
                                                        1998         1999
                                                      --------    -----------
Software and computer equipment.....................  $ 56,000    $ 2,637,000
Network equipment...................................   363,000      2,716,000
Office furniture and fixtures.......................    36,000      1,270,000
Leasehold improvements..............................        --        601,000
Equipment under lease to subscribers................        --        540,000
Information systems under development...............        --      8,553,000
                                                      --------    -----------
                                                       455,000     16,317,000
Less accumulated depreciation.......................   (36,000)    (1,483,000)
                                                      --------    -----------
                                                      $419,000    $14,834,000
                                                      ========    ===========

     Depreciation expense related to property and equipment, including equipment under capital leases, was $36,000 and $1,447,000 for the period ended December 31, 1998 and the year ended December 31, 1999, respectively.

ACCRUED EXPENSES AND OTHER

     Accrued expenses and other consists of the following:

                                                             DECEMBER 31
                                                        ---------------------
                                                         1998         1999
                                                        -------    ----------
Accrued payroll and related benefits..................  $    --    $  785,000
Deferred supplier rebates.............................       --     2,154,000
Accrued other.........................................   10,000       258,000
                                                        -------    ----------
                                                        $10,000    $3,197,000
                                                        =======    ==========

 4. BORROWINGS

NOTES PAYABLE

     In November 1999, the Company entered into convertible promissory note agreements with certain of the Company's stockholders that provided for borrowings of up to $9,000,000. These notes bear interest at a rate of 7% per annum and are payable upon demand at any time after January 31, 2000. The principal

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 4. BORROWINGS (CONTINUED)
and accrued interest outstanding under these agreements may be converted into Series B preferred stock at the issuance price.

CAPITAL LEASE OBLIGATIONS

     In August 1999, the Company entered into an equipment financing agreement in the amount of $7,000,000 for the acquisition of capital equipment. Under the agreement the Company may purchase qualifying computer equipment and software until August 2000. The outstanding balance bears interest at an effective rate of 12.1% per annum. The amount outstanding is secured by the underlying assets. At December 31, 1999 the remaining amount available was $1,562,000.

 5. INCOME TAXES

     Income tax benefit computed at the statutory federal income tax rate (34%) and income tax expense provided in the financial statements differ for the period ended December 31, 1998 and the year ended December 31, 1999 as follows:

                                                           DECEMBER 31
                                                    -------------------------
                                                      1998           1999
                                                    ---------    ------------
Benefit computed at the statutory rate............  $(226,000)   $(11,142,000)
State income tax, net of federal benefit..........    (39,000)     (1,877,000)
Permanent difference..............................         --         198,000
Losses without benefit............................    264,000      12,820,000
                                                    ---------    ------------
Income tax expense................................  $   1,000    $      1,000
                                                    =========    ============

     Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                           DECEMBER 31
                                                    -------------------------
                                                      1998           1999
                                                    ---------    ------------
Deferred tax assets (liabilities):
  Net operating loss carryforward.................  $ 275,000    $ 12,479,000
  Allowance for doubtful accounts.................      9,000         214,000
  Accrued vacation................................         --          55,000
  Amortization of deferred compensation...........         --         157,000
  Other accruals..................................         --         175,000
  Depreciation....................................    (19,000)          6,000
                                                    ---------    ------------
     Total deferred tax assets....................    265,000      13,086,000
Valuation allowance...............................   (265,000)    (13,086,000)
                                                    ---------    ------------
     Total net deferred tax assets................  $      --    $         --
                                                    =========    ============

     At December 31, 1999, the Company had approximately $31 million in net operating loss carryforwards for federal and state income tax purposes, which begin to expire in 2006. The Company has provided a full valuation allowance against its deferred tax assets due to uncertainties surrounding their realization.

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 5. INCOME TAXES (CONTINUED)
     Utilization of these net operating losses may be subject to an annual limitation due to ownership change constraints set forth in the Internal Revenue Code of 1986 and similar state tax provisions.

6. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company has entered into various capital and operating leases primarily for property and equipment and office space. The future minimum annual lease payments under these agreements as of December 31, 1999 are as follows:

                                                       CAPITAL      OPERATING
                                                       LEASES         LEASES
                                                     -----------    ----------
2000...............................................  $ 2,203,000    $  712,000
2001...............................................    2,203,000       599,000
2002...............................................    1,778,000       582,000
2003...............................................           --       551,000
2004...............................................           --       303,000
Thereafter.........................................           --       129,000
                                                     -----------    ----------
  Total minimum lease payments.....................    6,184,000    $2,876,000
                                                                    ==========
Less: amounts representing interest................     (948,000)
                                                     -----------
Present value of capital lease obligations.........    5,236,000
Less: current portion..............................   (1,678,000)
                                                     -----------
Long-term portion of capital lease obligations.....  $ 3,558,000
                                                     ===========

     Rent expense under operating leases for the period ended December 31, 1998 and for the year ended December 31, 1999 was $72,000 and $434,000, respectively.

LITIGATION

     The Company is party to various legal actions arising in the ordinary course of its business. The Company believes that the resolution of these legal actions will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

 7. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In June 1999, the Company raised proceeds of $16,335,000, including conversion of $4,000,000 of bridge loans, through the issuance of 5,771,679 shares of Series A redeemable convertible preferred stock ("Preferred Stock", "Preferred") at $2.83 per share.

DIVIDENDS

     Dividends on the Preferred Stock are payable when and if declared by the Board of Directors and are non-cumulative. In the event the Company declares a dividend, the Preferred Stock holders are entitled to receive, prior to any payment of dividends to holders of Common, annual dividends in the amount of 8% ($.226 per share) of the original purchase price of the Preferred. Thereafter, holders of Preferred and Common participate ratably in additional dividends on a common stock ("Common") equivalent basis.

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 7. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
VOTING

     The holder of each share of Preferred is entitled to the number of votes equal to the number of shares of common stock into which the holders' shares would be converted.

LIQUIDATION

     The Preferred Stock provides the holder with a liquidation preference of $2.83 per share, plus all declared but unpaid dividends. Any remaining assets are to be distributed ratably to the holders of Preferred and Common on an equal basis until the holders of the Preferred have received 1.5 times ($4.25 per share) the original purchase price of the Preferred. Thereafter, the remaining assets, if any, are to be distributed to the holders of Common. Holders of the Preferred Stock are entitled to redeem their shares at the liquidation value described above if there is a merger, acquisition or sale of substantially all of the assets of the Company in which the stockholders of the Company do not own a majority of the outstanding shares of the surviving entity.

CONVERSION

     Each holder may convert the Preferred Stock on a one-for-three basis into 17,315,000 common shares. The conversion rights of the holders are protected from dilution, under certain circumstances. Each share of Preferred shall automatically convert into shares of common stock upon (i) the date when at least 51% of the shares then outstanding agree to such conversion, or (ii) the closing of a firm commitment to underwrite a public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sale of the Company's common stock at a price per share of not less than $8.49 and resulting in proceeds to the Company of not less than $20,000,000.

     In the event the Preferred Stock is not converted or redeemed by June 8, 2004, the Preferred holders may require the Company to redeem such shares at their original purchase price of $16,335,000 ($2.83 per share) plus any declared, unpaid dividends.

 8. STOCKHOLDERS' EQUITY (DEFICIT)

COMMON STOCK

STOCK SPLIT AND AMENDMENT TO ARTICLES OF INCORPORATION

     In November 1999, the Board of Directors approved a 3-for-1 split, effective November 30, 1999, of the Company's common stock. All share and per share amounts in the accompanying financial statements have been retroactively restated to reflect the stock split.

     In December 1999, the Board of Directors amended the Articles of Incorporation to increase the number of common shares authorized to 100,000,000 and the number of preferred shares authorized to 50,000,000.

     At December 31, 1999, the Company has reserved the following shares of its Common Stock for issuance upon conversion of the issued and outstanding shares of Series A redeemable convertible

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED) preferred stock, exercise of warrants and exercise of stock options under the 1999 Incentive Stock Option, Non-Qualified Stock Option Restricted and Stock Purchase Plan:

Reserved for redeemable convertible preferred stock.........  17,315,000
Reserved for common stock warrants..........................   3,891,000
Reserved for stock options outstanding......................   7,110,000
                                                              ----------
                                                              28,316,000
                                                              ==========

NOTES RECEIVABLE FROM STOCKHOLDERS

     In 1999, the Board of Directors approved issuance of 3,166,000 shares of restricted common stock in connection with the employment of two key executives. These share issuances are subject to repurchase by the Company in decreasing amounts through October and November 2003, respectively, or upon the occurrence of certain events. The notes are full recourse against the maker and are secured by the underlying stock.

ISSUANCE OF WARRANTS

     The following issuance of warrants are exercisable immediately upon grant and expire through the later of ten years after the date of grant or five years after the closing of an initial public offering.

     In May 1999, the Company issued convertible promissory notes in the amount of $2,000,000. The Company issued these noteholders warrants to purchase 900,000 shares of common stock at $0.222 per share.

     The Company issued a warrant in connection with the equipment financing agreement to a financial institution to purchase 333,921 shares of common stock at a price of $0.943 per share.

     In connection with the November 1999 and December 1999 convertible promissory notes, the Company issued these noteholders warrants to purchase 2,657,000 shares of common stock at a weighted average exercise price of $0.677 per share.

STOCK OPTION PLAN

     In June 1999, the Company adopted the Flashcom, Inc. 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "Plan") which provides for the issuance of 10,500,000 shares (as amended) of common stock. In February 2000, the Company's Board of Directors voted to increase the number of shares of common stock available for grant under the Plan to 12,500,000. Options to acquire shares of the Company's common stock may be issued under the Plan for a period of ten years following the Plan's adoption. Employees, officers, directors and consultants are eligible to receive options under the Plan. The Plan is administered by the Board of Directors or a committee appointed for such purposes which has sole discretion and authority to determine which eligible employees will receive options, when the options will be granted and the terms and conditions of the options granted. Options generally vest ratably over a four-year period commencing on the first anniversary date of the grant.

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
     Stock option activity for the year ended December 31, 1999 is as follows:

                                             NUMBER OF       PRICE PER     WEIGHTED-AVERAGE
                                              OPTIONS         OPTION        EXERCISE PRICE
                                             ----------    -------------   ----------------
Balance at December 31, 1998...............          --    $          --        $  --
  Granted..................................   8,787,000    $0.22 - $1.00        $0.54
  Exercised................................    (211,000)   $0.22                $0.22
  Forfeited................................  (1,466,000)   $0.22 - $1.00        $0.28
                                             ----------                         -----
Balance at December 31, 1999...............   7,110,000                         $0.61
                                             ==========                         =====

     The following table summarizes additional information about stock options outstanding at December 31, 1999:

                                                              OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                                            ------------------------   ----------------------------
                                                             WEIGHTED-                                 WEIGHTED-
                                                              AVERAGE      WEIGHTED-                    AVERAGE
                                                             REMAINING      AVERAGE                  EXERCISE PRICE
                                                OPTIONS     CONTRACTUAL    EXERCISE      OPTIONS     OF EXERCISABLE
   DATE OF OPTION GRANT      EXERCISE PRICE   OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE      OPTIONS
   --------------------      --------------   -----------   ------------   ---------   -----------   --------------
6/4/99.....................      $0.22         2,068,000        9.42         $0.22       413,000         $0.22
10/26/99...................      $0.44         1,303,000        9.55         $0.44            --            --
11/29/99...................      $0.58           555,000        9.86         $0.58            --            --
11/30/99...................      $1.00         3,184,000        9.92         $1.00            --            --
                                               ---------        ----         -----       -------         -----
                             $0.22 - $1.00     7,110,000        9.70         $0.61       413,000         $0.22
                                               =========        ====         =====       =======         =====

     The Company recorded approximately $8,651,000 of deferred compensation representing the difference between the exercise price and the estimated fair value of the Company's common stock on the date of grant for financial statement presentation purposes. The amount has been presented as a reduction to stockholders' equity and is being amortized over the vesting period of the respective options. The Company amortized $541,000 of deferred compensation for the year ended December 31, 1999.

     The deferred compensation balance for option grants through December 31, 1999 will be amortized as follows: $2,163,000 per year up to and including the year ended December 31, 2002 and $1,621,000 during the year December 31, 2003.

     Pro forma information regarding net income or loss is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method pursuant to SFAS 123, rather that the intrinsic value method pursuant to APB No. 25. The fair value of these options was estimated at the date of grant based on the minimum-value method, which does not consider stock price volatility.

     The following assumptions were used in valuing the stock option grants:

                                                               DECEMBER 31
                                                              --------------
                                                              1998      1999
                                                              ----      ----
Expected volatility.........................................    0%        0%
Risk-free interest rate.....................................  6.0%      5.5%
Expected life (in years)....................................   3.5       3.5
Expected rate of dividends..................................    0%        0%

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

 8. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
     Had the Company determined compensation expense based on the fair value of the option at the date of grant for the employee stock options under SFAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                           DECEMBER 31
                                                    -------------------------
                                                      1998           1999
                                                    ---------    ------------
Net loss:
  As reported.....................................  $(666,000)   $(32,773,000)
  Pro forma.......................................   (666,000)    (33,462,000)
Basic and diluted net loss per share:
  As reported.....................................  $   (0.03)   $      (1.21)
  Pro forma.......................................  $   (0.03)   $      (1.24)

 9. RELATED PARTY TRANSACTIONS

     Advances from affiliated companies consist of loans made to the Company from three separate companies in which the Company's former Chairman and Chief Executive Officer is the majority stockholder. The amounts are non-interest bearing and payable on demand. Amounts due from stockholder is also non-interest bearing and payable on demand.

     The Company leases its current office space in California from a limited partnership in which the former Chairman and Chief Executive Officer is a partner. Prior to May 1999, the Company leased its former office space in California from a limited partnership of which the former Chairman and Chief Executive Officer is a limited partner. Included in rent expense presented in
Note 6 are amounts paid by the Company under these lease agreements, which approximated $72,000 and $326,000 for the period ended December 31, 1998 and for the year ended December 31, 1999, respectively.

10. SUPPLEMENTAL CASH FLOW INFORMATION

     The Company paid no cash for interest for the period ended December 31, 1998. Cash paid for interest during the year ended December 31, 1999 was $117,000.

     The Company paid no cash for income taxes for the period ended December 31, 1998 and the year ended December 31, 1999.

     Non-cash investing and financing activities are as follows:

     In May 1999, the Company issued warrants to purchase its common stock at $0.222 per share. The non-cash value assigned to the warrants was $250,000.

     In August 1999, the Company issued warrants to purchase its common stock at $0.943 per share. The non-cash value assigned to these warrants was $122,000.

     In November 1999, the Company issued warrants to purchase its common stock at $0.583 per share. The non-cash value assigned to these warrants was $4,222,000.

     In December 1999, the Company issued warrants to purchase its common stock at $1.00 per share. The non-cash value assigned to these warrants was $1,404,000.

     During 1999, the Company incurred capital lease obligations in the amount of $5,438,000 for the purchase of property and equipment under the equipment financing agreement.

                                 FLASHCOM, INC.

                               DECEMBER 31, 1999

11. SUBSEQUENT EVENTS

SERIES B PREFERRED STOCK OFFERING

     In February and March 2000, the Company issued 12,824,351 shares of redeemable convertible Series B preferred stock for $6.57 per share for total gross cash proceeds of $84,255,987 and the conversion of $9,000,000 of convertible promissory notes together with accrued interest. The holders of the Series B preferred stock are entitled to receive annual dividends of $0.526 when and if declared by the Board of Directors and $6.57 per share upon liquidation. Each share of Series B preferred stock automatically converts into one share of common stock upon the closing of a firm commitment underwritten initial public offering ("IPO").

     In connection with the Series B offering, the Company issued these investors contingent warrants to purchase shares of common stock if the IPO price is within the range of $9.85 to $13.14. The number of shares issuable upon exercise of such warrants would be between 1,603,044 and 2,138,477 depending on the IPO price. These warrants expire on the earlier of (i) five years from the date of grant (ii) two years following the closing of an IPO, or (iii) immediately preceding a change of control.

     In February 2000, the Company used $9,000,000 of the proceeds from the sale of the Series B convertible preferred stock to purchase 1,612,903 shares of common stock from a co-founder at a price of $5.58 per share.

LEASE AGREEMENT

     In February 2000, the Company entered into a ten year lease agreement for new corporate office facilities. Monthly lease payments under this agreement range from $203,000 to $255,000 over the term of the lease. The total obligations under this agreement are $27,430,000.

INITIAL PUBLIC OFFERING

     In April 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission in connection with a planned IPO. Upon the closing on the proposed IPO, the Company will file an amended and restated certificate of incorporation, which will provide that the authorized capital stock will consist of 400,000,000 shares of common stock, $.0001 par value per share, and 20,000,000 shares of preferred stock, $.0001 par value per share. The Company also adopted an Employee Stock Purchase Plan covering 1,000,000 shares of the Company's common stock effective upon the closing of the planned IPO and increased the number of shares available for grant under the Company's 1999 Plan (see Note 8) to 15,000,000.

     Upon the closing of the planned IPO, all of the then outstanding shares of the Company's redeemable convertible preferred stock will be converted into shares of common stock. The conversion of the redeemable convertible preferred stock has been reflected in the accompanying unaudited pro forma balance sheet information as if this conversion had occurred on December 31, 1999.

     Unaudited pro forma net loss per share for the year ended December 31, 1999 is computed by dividing the net loss for the period by the weighted-average number of shares of common stock outstanding, plus the pro forma effect of assumed conversion of redeemable convertible preferred stock outstanding as of December 31, 1999 into shares of common stock effective at the time of the Company's IPO as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              SHARES

                                 FLASHCOM, INC.

                                  COMMON STOCK

                                [FLASHCOM LOGO]

                                  ------------

                                   PROSPECTUS

                                          , 2000

                                  ------------

                              SALOMON SMITH BARNEY

                           THOMAS WEISEL PARTNERS LLC

                                  ING BARINGS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder, all of which will be paid by Flashcom. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee, the Nasdaq National Market application fee and the NASD filing fee.

Securities and Exchange Commission registration fee.........  $33,000
NASD filing fee.............................................   13,000
Nasdaq application fee......................................        *
                                                              -------
Printing expenses...........................................        *
                                                              -------
Legal fees and expenses.....................................        *
                                                              -------
Accounting fees and expenses................................        *
                                                              -------
Blue sky fees and expenses..................................        *
                                                              -------
Miscellaneous...............................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

-------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) As permitted by Delaware law, our certificate of incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent otherwise required by Delaware law.

     (b) Our certificate of incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by Delaware law. Our bylaws provide for a similar indemnity to our directors and officers to the fullest extent authorized by Delaware law.

     (c) We maintain liability insurance upon our officers and directors.

     (d) Our certificate of incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with certain of our directors and officers, which provide for the indemnification of our directors or officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by us from May 18, 1998 through the date hereof involving sales of our securities that were not registered under the Securities Act. All share amounts are adjusted to reflect a 400-for-1 stock split that occurred in January 1999 and a 3-for-1 stock split that occurred in December 1999.

     In May 1998, we sold 22,500,000 shares of our common stock to Brad and Andra Sachs, in exchange for services rendered to us in connection with our incorporation and the set-up of our operations.

     In December 1998, we sold 4,500,000 shares of our common stock for a purchase price of $0.222 per share to Crosspoint Venture Partners 1997, an institutional investor, as part of a private financing arrangement.

     In March 1999, we sold an aggregate of 4,500,000 shares of common stock at $0.222 per share for an aggregate amount of $1,000,000 in cash to the following entities: Communications Ventures III L.P. (3,214,287 shares), Communications Ventures III CEO and Entrepreneurs Fund L.P. (160,713 shares), Mayfield IX (1,068,750 shares) and Mayfield Associates Fund IV (56,250 shares).

     In May 1999 we issued warrants to purchase up to 899,550 shares of our common stock to certain lenders who subsequently purchased our Series A Preferred Stock at an exercise price of $0.222. These warrants are exercisable at any time beginning in May 1999 and expire in May 2009.

     In June 1999, we granted options to purchase 1,085,000 shares of our common stock at an exercise price of $0.222 per share to 84 employees pursuant to our 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan.

     In June 1999, we entered into a Series A Preferred Stock Purchase Agreement pursuant to which we sold 5,771,679 shares of our Series A Preferred Stock at $2.83 per share to eight accredited investors for aggregate consideration of approximately $16,335,000.

     From July 1999 through April 2000 we sold restricted stock to certain of our officers and directors at prices from $0.222 to $4.00 per share. The sales were made pursuant to restricted stock purchase agreements and the purchase prices were paid with promissory notes.

                                                 NUMBER OF      PER SHARE        AGGREGATE
                     NAME                         SHARES      CONSIDERATION    CONSIDERATION
                     ----                        ---------    -------------    -------------
Paul Adams.....................................  1,125,000       $0.222         $  249,750
Christopher Rose...............................    525,000       $0.583         $  306,075
Vane Clayton...................................    500,000       $ 4.00         $2,000,000
Steve Fowler...................................    500,000       $ 2.00         $1,000,000
Chris Newton...................................    500,000       $ 2.00         $1,000,000
Steven Pacelli.................................    300,000       $ 2.00         $  600,000
Wayne Boylston.................................  1,476,129       $ 4.00         $5,904,516
Richard Rasmus.................................  2,641,443       $ 1.00         $2,641,443

     In August 1999, in connection with an equipment financing, we issued a warrant to purchase up to 333,921 shares of our common stock at a purchase price equal to $0.943 per share to Comdisco Ventures, L.P. The warrant is exercisable at any time beginning on August 18, 1999 until August 18, 2009 or five years from the effective date of this offering. The warrant contains provisions that protect the holder against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of certain events, such as a stock dividend, stock split or combination, or recapitalization. The exercise price is payable either (i) in cash or (ii) by a "cashless exercise" in which that number of shares of stock underlying the warrant having a fair market value at the time or exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

     In August 1999, we granted options to purchase 2,507,557 shares of our common stock at an exercise price of $0.443 per share to 93 employees pursuant to our 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan.

     In September 1999, we granted options to purchase 280,500 shares of our common stock at an exercise price of $0.443 per share to 112 employees pursuant to our 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan.

     In October 1999, we granted options to purchase 114,000 shares of our common stock at an exercise price of $0.583 per share to 31 employees pursuant to our 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan.

     In November 1999, we granted options to purchase 508,500 shares of our common stock at an exercise price of $1.00 per share to 80 employees pursuant to our 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan.

     In November-December 1999, in connection with a bridge financing agreement, we issued convertible promissory notes to five accredited institutional investors for aggregate consideration of $9,000,000. The convertible promissory notes were convertible into the preferred stock we issued in the next subsequent equity financing following the date of such bridge financing agreement.

     In November-December 1999, in connection with the bridge financing agreement noted above, we issued warrants to purchase an aggregate of 2,657,145 shares of our common stock to five accredited institutional investors at exercise prices ranging from $0.583 to $1.00 per share. Each warrant is exercisable at any time beginning on November 9, 1999, December 1, 1999 or December 20, 1999 until the earlier of

     - November 9, 2009, December 1, 2009 or December 20, 2009, respectively, or

     - the occurrence of a change in control transaction.

     The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and the number of shares issuable thereunder or upon the occurrence of certain events, such as a stock dividend, reverse stock split, or recapitalization. The exercise price is payable either (i) in cash or (ii) by a "cashless exercise" in which that number of shares of stock underlying the warrant having a fair market value at the time or exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

     Effective in January 2000 connection with an equipment financing, we issued a warrant to purchase a maximum of 47,700 shares of our common stock at a purchase price equal to $3.755 per share to Comdisco, Inc. The warrant is exercisable at any time beginning on January 7, 2000 until January 7, 2010 or five years from the effective date of our initial public offering. The warrant contains provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder or upon the occurrence of certain events, such as a stock dividend, reverse stock split, or recapitalization. The exercise price is payable either (i) in cash or (ii) by a "cashless exercise" in which that number of shares of stock underlying the warrant having a fair market value at the time or exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

     In January 2000, we granted options to purchase 80,500 shares of our common stock at an exercise price of $2.00 per share to 44 employees pursuant to our 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan.

     In February 2000, in connection with a bridge financing agreement, we issued a convertible promissory note and warrant to Middlefield Ventures, Inc. The promissory note was convertible into the Series B Preferred Stock with an aggregate value of $630,000, plus interest accrued from the date of issue of the note. The warrant granted Middlefield the right to purchase up to 126,000 shares of our common stock at an exercise price of $2.44 per share and was exercisable at any time beginning on February 15, 2000 until February 15, 2010. The warrant contains provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder or upon the occurrence of certain events, such as a stock dividend, reverse stock split, or recapitalization. The exercise price is payable either (i) in cash or (ii) by a "cashless exercise" in which that number of shares of stock underlying the warrant having a fair market value at the time or exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

     In February 2000, we granted options to purchase 213,000 shares of our common stock at an exercise price of $4.00 per share to 32 employees pursuant to our 1999 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan.

     In February 2000, we entered into a Series B Preferred Stock Purchase Agreement pursuant to which we sold 12,824,351 shares of Series B Preferred Stock at $6.57 per share to 33 accredited investors.

     In February 2000, in connection with the offer and sale of Series B Preferred Stock, we issued warrants to 33 accredited investors who purchased our Series B Preferred Stock, to purchase up to a number of shares of our common stock as obtained by dividing $21,063,997 by the per share price of our common stock in our initial public offering, provided that the warrant is exercisable only if the initial public offering price is between $9.85 and $13.14 per share. The warrants are exercisable at any time beginning when the initial public offering price requirements are met and expire upon the earlier of five years from the date of each warrant, two years following the close of this offering, or immediately upon a change in control transaction. The warrants contain provisions that protect against dilution by adjustment of the exercise price and the number of shares issuable thereunder or upon the occurrence of certain events, such as a stock dividend, reverse stock split, or recapitalization. The exercise price is payable either (i) in cash or (ii) by a "cashless exercise" in which that number of shares of stock underlying the warrant having a fair market value at the time or exercise equal to the aggregate exercise price are cancelled as payment of the exercise price.

     The sales of the securities listed above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or, with respect to issuances to employees, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us. We used the proceeds of the stock sales for working capital and other general corporate purposes.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement*
  3.1     Amended and Restated Certificate of Incorporation of
          Flashcom, as currently in effect
  3.2     Amended and Restated Certificate of Incorporation of
          Flashcom, to be effective upon the closing of this offering
  3.3     Amended Bylaws of Flashcom, as currently in effect
  3.4     Amended and Restated Bylaws of Flashcom, to be effective
          upon the closing of this offering
  5.1     Opinion of Stradling Yocca Carlson & Rauth, a Professional
          Corporation*
 10.1     1999 Incentive Stock Option, Nonqualified Stock Option and
          Restricted Stock Purchase Plan, as amended and restated
 10.2     Form of Stock Option Agreement pertaining to the 1999 Stock
          Option Plan
 10.3     Form of Restricted Stock Purchase Agreement pertaining to
          the 1999 Stock Option Plan
 10.4     Employee Stock Purchase Plan
 10.5     Wayne Boylston Employment Letter
 10.6     Richard Rasmus Employment Letter
 10.7     Lease Agreement dated June 1, 1999 by and between Max Singer
          Limited Partnership and Flashcom, Inc., as amended
 10.8     Agreement of Lease dated February 18, 2000, by and between
          Jamboree LLC and Flashcom, Inc.*
 10.9     Services Agreement dated April 1, 1999 by and between Covad
          Communications Group, Inc. and Flashcom, Inc.*
 10.10    Provisioning Agreement dated November 11, 1999 by and
          between Rhythms Links Inc. and Flashcom, Inc.*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 10.11    xDSL Services Agreement dated March 9, 1999 by and between
          NorthPoint Communications, Inc. and Flashcom, Inc.*
 10.12    Form of Indemnification Agreement for Officers and Directors
          of Flashcom, Inc.
 10.13    Separation Agreement dated October 20, 1999 by and between
          Flashcom, Inc. and Paul Adams
 10.14    Separation Agreement dated December 23, 1999 by and between
          Flashcom, Inc. and Lawrence R. Webb
 10.15    Stock Purchase Agreement dated February 8, 2000 by and
          between Flashcom, Inc. and Andra Sachs
 10.16    Series B Preferred Stock Purchase Agreement dated February
          16, 2000 by and among Flashcom and the Investors noted
          therein.
 10.17    Amended and Restated Investors Rights Agreement dated
          February 18, 2000, by and among Flashcom, the Series A
          Holders, the Series B Holders and the Founders noted
          therein.
 10.18    Loan and Pledge Agreement dated May 10, 2000 by and between
          Flashcom and Brad Sachs.*
 23.1     Consent of Stradling Yocca Carlson & Rauth, a Professional
          Corporation (to be contained in the opinion to be filed as
          Exhibit 5.1 hereto)*
 23.2     Consent of Ernst & Young LLP, independent auditors
 24.1     Power of Attorney (contained on the signature page of this
          Registration Statement)
 27.1     Financial Data Schedule*

-------------------------
  * To be filed by amendment.

(b) Financial Statement Schedule

     Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Beach, State of California, on the 12th day of May, 2000.

                                          FLASHCOM, INC.

                                          By: /s/    RICHARD RASMUS
                                            ------------------------------------
                                                       Richard Rasmus
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Flashcom, Inc., Inc. do hereby constitute and appoint Richard Rasmus and Steven R. Pacelli, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Flashcom, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----

/s/ RICHARD RASMUS                              President, Chief Executive Officer and   May 12, 2000
---------------------------------------------   Director (principal executive officer)
Richard Rasmus

/s/ M. WAYNE BOYLSTON                             Chief Financial Officer (principal     May 12, 2000
---------------------------------------------     financial and accounting officer)
M. Wayne Boylston

/s/ TODD BROOKS                                                Director                  May 12, 2000
---------------------------------------------
Todd Brooks

/s/ DAVID HELFRICH                                             Director                  May 12, 2000
---------------------------------------------
David Helfrich

                                                               Director                  May   , 2000
---------------------------------------------
William Matthes

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement*
  3.1     Amended and Restated Certificate of Incorporation of
          Flashcom, as currently in effect
  3.2     Amended and Restated Certificate of Incorporation of
          Flashcom, to be effective upon the closing of this offering
  3.3     Amended Bylaws of Flashcom, as currently in effect
  3.4     Amended and Restated Bylaws of Flashcom, to be effective
          upon the closing of this offering
  5.1     Opinion of Stradling Yocca Carlson & Rauth, a Professional
          Corporation*
 10.1     1999 Incentive Stock Option, Nonqualified Stock Option and
          Restricted Stock Purchase Plan, as amended and restated
 10.2     Form of Stock Option Agreement pertaining to the 1999 Stock
          Option Plan
 10.3     Form of Restricted Stock Purchase Agreement pertaining to
          the 1999 Stock Option Plan
 10.4     Employee Stock Purchase Plan
 10.5     Wayne Boylston Employment Letter
 10.6     Richard Rasmus Employment Letter
 10.7     Lease Agreement dated June 1, 1999 by and between Max Singer
          Limited Partnership and Flashcom, Inc., as amended
 10.8     Agreement of Lease dated February 18, 2000, by and between
          Jamboree LLC and Flashcom, Inc.*
 10.9     Services Agreement dated April 1, 1999 by and between Covad
          Communications Group, Inc. and Flashcom, Inc.*
 10.10    Provisioning Agreement dated November 11, 1999 by and
          between Rhythms Links Inc. and Flashcom, Inc.*
 10.11    xDSL Services Agreement dated March 9, 1999 by and between
          NorthPoint Communications, Inc. and Flashcom, Inc.*
 10.12    Form of Indemnification Agreement for Officers and Directors
          of Flashcom, Inc.
 10.13    Separation Agreement dated October 20, 1999 by and between
          Flashcom, Inc. and Paul Adams
 10.14    Separation Agreement dated December 23, 1999 by and between
          Flashcom, Inc. and Lawrence R. Webb
 10.15    Stock Purchase Agreement dated February 8, 2000 by and
          between Flashcom, Inc. and Andra Sachs
 10.16    Series B Preferred Stock Purchase Agreement dated February
          16, 2000 by and among Flashcom and the Investors noted
          therein.
 10.17    Amended and Restated Investors Rights Agreement dated
          February 18, 2000, by and among Flashcom, the Series A
          Holders, the Series B Holders and the Founders noted
          therein.
 10.18    Loan and Pledge Agreement dated May 10, 2000 by and between
          Flashcom and Brad Sachs.*
 23.1     Consent of Stradling Yocca Carlson & Rauth, a Professional
          Corporation (to be contained in the opinion to be filed as
          Exhibit 5.1 hereto)*
 23.2     Consent of Ernst & Young LLP, independent auditors
 24.1     Power of Attorney (contained on the signature page of this
          Registration Statement)
 27.1     Financial Data Schedule*

-------------------------
  * To be filed by amendment.